UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Ameren Corporation

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT OF AMEREN CORPORATION

Time and Date:	9:00 A.M. CDT
Thursday
April 24, 2014

Place:	Saint Louis Art Museum
Forest Park
One Fine Arts Drive
St. Louis, Missouri

IMPORTANT

If you plan to attend the annual meeting of shareholders, please advise the Company in your proxy vote (by telephone or the Internet or, if you receive printed proxy materials, by checking the appropriate box on the proxy card) and bring the Admission Ticket on the reverse side of your proxy instruction card. Persons without tickets will be admitted to the meeting upon verification of their shareholdings in the Company. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on February 26, 2014, the record date for voting. Please note that cameras and other recording devices will not be allowed in the meeting.

Important Notice Relating to the Voting of Your Shares: Under New York Stock Exchange rules, brokers are not permitted to exercise discretionary voting authority with respect to shares for which voting instructions have not been received, as such voting authority pertains to the election of directors, shareholder proposals and to matters relating to executive compensation. Your vote is important, regardless of the number of shares you own. We urge you to please vote by proxy (via telephone, the Internet or, if you receive printed proxy materials, by mailing a proxy card) as soon as possible even if you own only a few shares. This will help ensure the presence of a quorum at the meeting. Promptly voting by proxy will also help save the Company the expenses of additional solicitations. If you attend the meeting and want to change your proxy vote, you can do so by voting in person at the meeting.

AMEREN CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

AMEREN CORPORATION

We will hold the Annual Meeting of Shareholders of Ameren Corporation at the Saint Louis Art Museum, Forest Park, One Fine Arts Drive, St. Louis, Missouri, on Thursday, April 24, 2014, at 9:00 A.M. CDT, for the purposes of:

(1)    electing 12 directors of the Company for terms ending at the annual meeting of shareholders to be held in 2015;

(2)    providing a non-binding advisory vote to approve the compensation of our executives disclosed in the attached proxy statement;

(3)    approving the Ameren Corporation 2014 Omnibus Incentive Compensation Plan;

(4)    ratifying the appointment of independent registered public accounting firm for the fiscal year ending December 31, 2014;

(5)    considering a shareholder proposal regarding having an independent board chairman, if presented at the meeting by the proponent;

(6)    considering a shareholder proposal regarding a report on lobbying, if presented at the meeting by the proponent;

(7)    considering a shareholder proposal regarding a report on greenhouse gas emissions, if presented at the meeting by the proponent; and

(8)    acting on other proper business presented to the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

If you owned shares of the Company’s Common Stock at the close of business on February 26, 2014, you are entitled to vote at the meeting and at any adjournment thereof. All shareholders are requested to be present at the meeting in person or by proxy so that a quorum may be assured.

On or about March 11, 2014, we will mail to certain of our shareholders a Notice of Internet Availability of Proxy Materials, which will indicate how to access our proxy materials on the Internet. By furnishing the Notice of Internet Availability of Proxy Materials, we are lowering the costs and reducing the environmental impact of our annual meeting.

Your prompt vote by proxy will reduce expenses. Please promptly submit your proxy by telephone, Internet or mail by following the instructions found on your Notice of Internet Availability of Proxy Materials or proxy card. If you attend the meeting, you may revoke your proxy by voting in person.

By order of the Board of Directors.

By:	/s/ Gregory L. Nelson
GREGORY L. NELSON
Secretary

St. Louis, Missouri

March 11, 2014

i

Policy Regarding Nominations of Directors	Appendix A

Ameren Corporation 2014 Omnibus Incentive Compensation Plan	Appendix B

ii

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”). You should read the entire proxy statement and the 2013 Form 10-K carefully before voting.

Fiscal 2013 Company Highlights

During 2013, the Company achieved the following successes:

•

Ameren Corporation divested its Ameren Energy Resources (“AER”) merchant generation business. This transaction removed $825 million of debt from Ameren’s consolidated balance sheet and provided significant tax benefits, which are expected to be substantially realized in 2016. In addition, an Ameren affiliate agreed in 2013 to sell three merchant gas-fired energy centers. This sale was completed on January 31, 2014, completing Ameren’s exit from its merchant generation business. Exiting the merchant generation business is expected to reduce Ameren’s business risk, improve the predictability of future earnings and cash flows and strengthen Ameren’s credit profile.

•

Ameren Transmission Company of Illinois (“ATXI”) obtained a Certificate of Public Convenience and Necessity (“CPCN”) from the Illinois Commerce Commission (“ICC”) for certain segments and substations of the approximately $1.1 billion Illinois Rivers electric transmission project in August 2013. On February 20, 2014, ATXI received a CPCN for the remaining routes and substations from the ICC to build the Illinois Rivers project. The project is expected to improve reliability and market efficiency for the benefit of customers, and ATXI expects to earn fair returns on its investment as a result of the Federal Energy Regulatory Commission’s constructive ratemaking framework.

•

Illinois enacted two laws that are expected to improve the ability of Ameren Illinois Company’s (d/b/a Ameren Illinois) energy delivery businesses to earn fair returns on their investments. The first of these laws positively amended the Illinois Energy Infrastructure Modernization Act, which provides a formulaic ratemaking framework enabling Illinois electric utility investments to upgrade aging electric infrastructure and technology. The second law, the Natural Gas Consumer, Safety & Reliability Act, established a regulatory framework for accelerating gas infrastructure investment. Ameren Illinois advocated for these two laws and plans to participate in the gas delivery infrastructure surcharge framework beginning in 2014.

•	Ameren Illinois obtained approval from the ICC for a $32 million annual increase in natural gas delivery rates based on a 2014 test year effective in January 2014.

•

Union Electric Company (d/b/a Ameren Missouri) implemented a $260 million annual electric rate increase in early 2013. This increase was approved by the Missouri Public Service Commission (“MoPSC”) in late 2012 in an order that also approved the state’s most extensive energy efficiency plan. This three-year plan was implemented beginning in January 2013. It provides for timely recovery of energy efficiency program costs and recovery designed to offset revenue losses resulting from implementation of efficiency programs. In addition, the plan provides for performance incentives to be recognized in earnings after completion of the three-year plan based on the effectiveness of the programs.

•	Ameren Missouri’s and Ameren Illinois’ combined electric distribution system reliability reached the best recorded level in Company history.

•

Ameren issued an updated Corporate Social Responsibility Report, which highlights the Company’s commitment to customers and communities, employees and shareholders to continue to deliver safe and reliable energy in an environmentally responsible manner.

Annual Meeting of Shareholders

• Time and Date:	9:00 A.M. CDT on Thursday, April 24, 2014

• Place:	Saint Louis Art Museum Forest Park One Fine Arts Drive St. Louis, Missouri

• Record date:	February 26, 2014

• Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals. In general, shareholders may vote either in person at the Annual Meeting or by telephone, the Internet or mail. See “VOTING — HOW YOU CAN VOTE” on page 11 for more details regarding how you may vote if you are a registered holder or a beneficial owner of shares held in “street name.”

• Admission:	An admission ticket is required to enter the Company’s annual meeting. Please follow the advance registration instructions on your Notice of Internet Availability of Proxy Materials or proxy card.

• Notice:	On March 11, 2014, we began mailing to certain shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice. This proxy statement and the accompanying proxy card were first being mailed to certain shareholders on or about March 11, 2014.

Meeting Agenda

•	Election of 12 directors

•	Non-binding advisory approval of executive compensation

•	Approval of Ameren Corporation 2014 Omnibus Incentive Compensation Plan

•	Ratification of PricewaterhouseCoopers LLP (“PwC”) as independent registered public accounting firm for 2014

•	Vote on shareholder proposal regarding having an independent board chairman, if presented at the meeting by the proponent

•	Vote on shareholder proposal regarding a report on lobbying, if presented at the meeting by the proponent

•	Vote on shareholder proposal regarding a report on greenhouse gas emissions, if presented at the meeting by the proponent

•	Transact other business that may properly come before the meeting

Voting Matters	Board Vote Recommendation	Page Reference (for more detail)
• Election of Directors	FOR EACH DIRECTOR NOMINEE	13

Management Proposals

• Non-Binding Advisory Approval of Executive Compensation	FOR	43

• Approval of Ameren Corporation 2014 Omnibus Incentive Compensation Plan	FOR	44

• Ratification of PwC as Independent Registered Public Accounting Firm for 2014	FOR	54

Shareholder Proposals

• Shareholder Proposal Regarding Having an Independent Board Chairman	AGAINST	54

• Shareholder Proposal Regarding a Report on Lobbying	AGAINST	57

• Shareholder Proposal Regarding a Report on Greenhouse Gas Emissions	AGAINST	59

Board Nominees

The following provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes by shareholders entitled to vote and represented at the annual meeting.

						Committee Membership
Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	ARC	HRC	NCGC	NOEC	FC
Warner L. Baxter	52	2014	President of the Company and Chairman, President and Chief Executive Officer of Ameren Missouri(1)	• Leadership • Strategy • Regulatory • Industry

Catherine S. Brune	60	2011	Retired President, Allstate Protection Eastern Territory of Allstate Insurance Company	• Leadership • Strategy • Technology • Risk Management	X	X			X

Ellen M. Fitzsimmons	53	2009	Executive Vice President of Law and Public Affairs, General Counsel and Corporate Secretary of CSX Corporation	• Leadership • Government Relations • Finance • Risk Management	X	X		X

Walter J. Galvin	67	2007	Consultant and Retired Vice Chairman of Emerson Electric Co.	• Leadership • Accounting • Finance • Risk Management	X, L	C				X

Richard J. Harshman	57	2013	Chairman, President and Chief Executive Officer of Allegheny Technologies Incorporated	• Leadership • Strategy • Finance • Industry	X			X	X

Gayle P. W. Jackson	67	2005	President and Chief Executive Officer of Energy Global, Inc.	• Leadership • Strategy • Industry • Finance	X			X	X

James C. Johnson	61	2005	Retired General Counsel of Loop Capital Markets LLC	• Leadership • Legal • Governance • Compensation	X		X	C

Steven H. Lipstein	57	2010	President and Chief Executive Officer of BJC HealthCare	• Leadership • Strategy • Finance • Compensation	X		X			X

Patrick T. Stokes	71	2004	Former Chairman of Anheuser-Busch Companies, Inc.	• Leadership • Strategy • Finance • Compensation	X		C			X

Thomas R. Voss	66	2009	Chairman and Chief Executive Officer of the Company(2)	• Leadership • Strategy • Regulatory • Industry

Stephen R. Wilson	65	2009	Chairman and Retired President and Chief Executive Officer of CF Industries Holdings, Inc.	• Leadership • Strategy • Finance • Risk Management • Compensation	X	X				C

Jack D. Woodard	70	2006	Retired Executive Vice President and Chief Nuclear Officer of Southern Nuclear Operating Company, Inc.	• Leadership • Regulatory • Industry • Nuclear	X		X		C

ARC HRC NCGC NOEC FC	Audit and Risk Committee Human Resources Committee Nominating and Corporate Governance Committee Nuclear Oversight and Environmental Committee Finance Committee	C L	Member and Chair of a Committee Lead Director

(1)	Mr. Baxter will resign from his position as Chairman, President and Chief Executive Officer of Ameren Missouri, effective as of March 31, 2014.

(2)	Mr. Voss will retire from his position as Chief Executive Officer of the Company, effective April 24, 2014, and as Chairman of the Board and member of the Board, effective July 1, 2014.

The fact that we do not list a particular experience or qualification for a director nominee does not mean that nominee does not possess that particular experience or qualification.

None of the director nominees participated in a “Related Person Transaction” in 2013, and no “Related Person Transactions” are currently proposed or have been pre-approved other than the prospective employment of Julie V. Catron, a daughter of the Company’s Chairman and Chief Executive Officer, Mr. Voss.

The Board recommends voting “FOR” each nominee.

Executive Compensation Non-Binding Advisory Vote

The Company is asking shareholders to approve on a non-binding advisory basis the compensation of the executives named in the 2013 Summary Compensation Table in this proxy statement (the “Executives”) and as disclosed herein and encourages shareholders to review closely the Compensation Discussion and Analysis, the compensation tables and the other narrative executive compensation disclosures contained in this proxy statement.

The Board has a long-standing commitment to good corporate governance and recognizes the interests that shareholders have in executive compensation. The Company’s compensation philosophy is to provide a competitive total compensation program that is based on the size-adjusted median of the range of compensation paid by similar utility industry companies, adjusted for our short- and long-term performance and the individual’s performance. The Board recommends a “FOR” vote because it believes that the Human Resources Committee, which is responsible for establishing the compensation for the Executives, appropriately designed the 2013 compensation program to align the long-term interests of the Executives with that of shareholders to maximize shareholder value.

Compensation Program Components

Type	Form	Terms
• Fixed Pay	• Base Salary	• Set annually by the Human Resources Committee based upon market conditions, peer data and other factors

• Short-term incentives	• Executive Incentive Plan	• Cash incentive pay based upon Company-wide earnings per share (“EPS”) and safety performance with an individual performance modifier

• Long-term incentives	• Performance Share Unit (“PSU”) Program	• Performance-based PSUs have three-year performance period dependent on total shareholder return versus utility industry peers

• Other	• Retirement Benefits

•  Employee benefit plans available to all employees, including 401(k) savings and pension plans

•  Supplemental retirement benefits that restore certain benefits not available due to Internal Revenue Code of 1986, as amended (the “IRC”), limitations

•  Deferred compensation program that provides opportunity to defer part of base salary and short-term incentives, earned at market rates

	• “Double-Trigger” Change of Control Protections	• Severance pay and vesting or payment of PSUs upon a change of control together with a termination of employment

	• Limited Perquisites	• Company provides limited perquisites to the Executives

Fiscal 2013 Executive Compensation Highlights

The Company’s compensation program for 2013 was substantially similar to the 2012 program, which was approved by 87 percent of votes by shareholders entitled to vote and represented at the Company’s 2013 annual meeting. Highlights of the Company’s executive compensation program, as described in the Compensation Discussion and Analysis section, include:

•	pay opportunities that are appropriate to the size of the Company when compared to other companies in the utility industry;

•	a heavily performance-based pay program that uses multiple performance measures;

•	full disclosure of the financial performance drivers used in our incentives, in numeric terms;

•

a long-term incentive program that is entirely performance-based and aligned with shareholder interests through a link to stock price and measurement of stock performance versus peer companies, and that does not use any stock options or time-vesting awards;

•

annual incentive plan and long-term incentive plan performance grants are subject to a provision in the Company’s 2006 Omnibus Incentive Compensation Plan that requires a “clawback” of such incentive compensation in certain circumstances, and new grants under the Ameren Corporation 2014 Omnibus Incentive Compensation Plan (if approved) will also be subject to a “clawback” in certain circumstances;

•	stock ownership requirements for Executives, which align the interests of the Executives and shareholders;

•

a prohibition against directors and executive officers pledging Company securities and against any transaction by directors and employees of the Company and its subsidiaries which hedges (or offsets) any decrease in the value of Company equity securities;

•	limited perquisites;

•	no excise tax gross-ups for new change of control plan participants;

•	no backdating or repricing of stock options (none of the Executives hold any options to purchase shares of Company stock); and

•	retention of an independent compensation consultant engaged by, and who reports directly to, the Human Resources Committee.

The Company’s pay-for-performance program led to the following actual 2013 compensation being earned:

•

2013 annual incentive base awards based on EPS and safety were earned at 97.3 percent of target; this payout reflected strong operational performance by the Company in 2013 that was attributed, in part, to the divestiture of our merchant generation business, regulated utility rate relief and record electric distribution system reliability; and

•

100 percent of the target three-year long-term incentive awards made in 2011 were earned (plus accrued dividends of approximately 15.7 percent) based on our total shareholder return relative to the defined utility peer group over the three-year measurement period (2011-2013). At the December 31, 2013 vesting date, the PSUs were worth $36.16 per share rather than the $28.19 value at which they were granted; as a result, the actual earned amounts equaled 148 percent of the original target awards.

The Board unanimously recommends shareholders vote “FOR” the approval of named executive officer compensation on a non-binding advisory basis.

Approval of the 2014 Omnibus Incentive Compensation Plan

The Board is requesting that shareholders vote in favor of adopting the Ameren Corporation 2014 Omnibus Incentive Compensation Plan (the “2014 Plan”), which was approved by the Board of Directors on February 14, 2014, subject to shareholder approval. The 2014 Plan has been established to replace, on a prospective basis, the Ameren Corporation 2006 Omnibus Incentive Compensation Plan (the “2006 Plan”), which was previously approved by shareholders and expires on May 2, 2016.

As of December 31, 2013, there were 627,648 shares of our Common Stock available for new grants under our 2006 Plan. Subject to adjustment upon the occurrence of various corporate events as described in the proposed 2014 Plan, the maximum number of shares requested for shareholder approval under the proposed 2014 Plan is 8,000,000 shares. If the proposed 2014 Plan is approved by shareholders, based on its historic grant practices, the Company anticipates that the requested share authorization under the proposed 2014 Plan will last for a significant portion of its ten-year term.

As with the 2006 Plan, the ultimate goal of the 2014 Plan is to encourage those individuals who are and will be responsible for the Company’s future growth and continued success to have a greater personal financial investment in the Company through ownership of our Common Stock.

The 2014 Plan retains many of the features of the 2006 Plan in addition to including updates of certain provisions. As with the 2006 Plan, all awards for employees can only be made pursuant to the authority of the Board’s Human Resources Committee, and with respect to awards to non-management directors, all awards can only be made pursuant to the authority of the Board.

Key features of the 2014 Plan, including the material terms of the performance goals under the 2014 Plan that are intended to qualify certain performance awards under the 2014 Plan for the “qualified performance-based compensation” exception under Section 162(m) of the IRC, are described below on pages 45 through 48 but are qualified in their entirety by reference to the full text of the 2014 Plan attached as Appendix B to this proxy statement.

The Board unanimously recommends shareholders vote “FOR” the approval of the 2014 Omnibus Incentive Compensation Plan.

Ratification of PwC as Our Independent Registered Public Accounting Firm

As a matter of good corporate governance, the Company is asking shareholders to ratify the appointment of PwC as our independent registered public accounting firm for fiscal 2014. Set forth below is summary information with respect to PwC’s fees for services provided in fiscal 2013 and fiscal 2012.

	Year Ended December 31, 2013	Year Ended December 31, 2012
Audit Fees	$5,325,075	$4,355,100
Audit-Related Fees	$797,235	$1,557,937
Tax Fees	$165,000	$75,000
All Other Fees	$5,400	$35,400

The Board recommends that shareholders vote “FOR” ratifying the appointment of PwC as our independent registered public accounting firm for fiscal 2014.

Shareholder Proposals

Proponents of the following shareholder proposals have notified the Company of their intention to present their respective shareholder proposals for consideration and action at the Annual Meeting:

•	shareholder proposal regarding having an independent board chairman;

•	shareholder proposal regarding a report on lobbying; and

•	shareholder proposal regarding a report on greenhouse gas emissions.

The Board unanimously recommends that shareholders vote “AGAINST” the approval of the foregoing shareholder proposals.

PROXY STATEMENT OF AMEREN CORPORATION

(First mailed on or about March 11, 2014 to shareholders receiving written materials)

Principal Executive Offices:

One Ameren Plaza

1901 Chouteau Avenue

St. Louis, MO 63103

FORWARD-LOOKING INFORMATION

Statements in this proxy statement not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance. These statements are intended to constitute “forward-looking” statements in connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Ameren Corporation (the “Company,” “Ameren,” “we,” “us” and “our”) is providing this cautionary statement to disclose that there are important factors that could cause actual results to differ materially from those anticipated. Reference is made to the 2013 Form 10-K for a list of such factors.

INFORMATION ABOUT THE ANNUAL SHAREHOLDERS MEETING

This solicitation of proxies is made by our Board of Directors (the “Board of Directors” or the “Board”) for the Annual Meeting of Shareholders of the Company to be held on Thursday, April 24, 2014 (the “Annual Meeting”), and at any adjournment thereof. Our Annual Meeting will be held at the Saint Louis Art Museum, Forest Park, One Fine Arts Drive, St. Louis, Missouri, at 9:00 A.M. CDT.

We are a holding company, and our principal direct and indirect subsidiaries include Union Electric Company, doing business as Ameren Missouri (“Ameren Missouri”); Ameren Illinois Company, doing business as Ameren Illinois (“Ameren Illinois”); and Ameren Services Company (“Ameren Services”).

VOTING

WHO CAN VOTE

The shares referred to in your proxy card or Notice of Internet Availability of Proxy Materials represent all shares registered in the name(s) shown thereon, including shares held in our dividend reinvestment and stock purchase plan (“DRPlus Plan”) and Ameren’s 401(k) savings plan.

Only shareholders of record of our common stock, $0.01 par value (“Common Stock”) at the close of business on the record date, February 26, 2014, are entitled to vote at the Annual Meeting. In order to conduct the Annual Meeting, holders of more than one-half of the outstanding shares entitled to vote must be present in person or represented by proxy so that there is a quorum. A quorum consists of a majority of the outstanding shares entitled to vote, present or represented by proxy. The voting securities of the Company on February 26, 2014, consisted of 242,634,671 shares of Common Stock. Each share of Common Stock is entitled to one vote. It is important that you vote promptly so that your shares are counted toward the quorum.

In determining whether a quorum is present at the Annual Meeting, shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter and broker non-votes, shall be deemed to be represented at the meeting for quorum purposes. A “broker non-vote” occurs when shares are represented by a proxy, returned by a broker, bank or other fiduciary holding shares as the record holder in nominee or “street” name for a beneficial owner, which gives voting instructions as to at least one of the matters to be voted on but indicates that the record holder does not have the authority to vote or give voting instructions by proxy on a particular matter, such as a non-discretionary matter for which voting instructions have not been given to the record holder by the beneficial owner. Shares as to which voting instructions are given as to at least one of the matters to be voted on shall also be deemed to be so represented. If the proxy states how shares will be voted in the absence of instructions by the shareholder, such shares shall be deemed to be represented at the meeting.

The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers. The ratification of the appointment of independent registered public accountants is an example of a routine matter on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters such as shareholder proposals unless they have received voting instructions from their customers. Under NYSE rules, brokers are not permitted to exercise discretionary voting authority with respect to shares for which voting instructions have not been received, as such voting authority pertains to the election of directors (whether contested or uncontested) and to matters relating to executive compensation. As a result of the NYSE rules, brokers may not vote their customers’ shares in the following matters to be considered at the Annual Meeting: Item (1): Election of Directors; Item (2): Non-Binding Advisory Approval of Executive Compensation; Item (3): Approval of the 2014 Omnibus Incentive Compensation Plan; Item (5): Shareholder Proposal Regarding Having an Independent Board Chairman; Item (6): Shareholder Proposal Regarding a Report on Lobbying; and Item (7): Shareholder Proposal Regarding a Report on Greenhouse Gas Emissions.

In all matters, including the election of directors, every decision of a majority of the shares entitled to vote on the subject matter and represented in person or by proxy at the meeting at which a quorum is present shall be valid as an act of the shareholders, unless a larger vote is required by law, the Company’s By-Laws or the Company’s Restated Articles of Incorporation. In tabulating the number of votes on such matters (i) shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter shall be deemed to be represented at the meeting as to such matter, (ii) broker non-votes shall not be deemed to be represented at the meeting for the purpose of the vote on such matter or matters, (iii) except as provided in (iv) below, shares represented by a proxy as to which voting instructions are not given as to one or more matters to be voted on shall not be deemed to be represented at the meeting for the purpose of the vote as to such matter or matters, and (iv) a proxy which states how shares will be voted in the absence of instructions by the shareholder as to any matter shall be deemed to give voting instructions as to such matter. Shareholder votes are certified by independent inspectors of election.

The Board of Directors has adopted a confidential shareholder voting policy for proxies, ballots or voting instructions submitted by shareholders. This policy does not prohibit disclosure where it is required by applicable law. In addition, nothing in the confidential shareholder voting policy prohibits shareholders or participants in the Company’s savings investment plans from voluntarily disclosing their votes or voting instructions, as applicable, to the Company’s directors or executive officers, nor does the policy prevent the Company or any agent of the Company from ascertaining which shareholders have voted or from making efforts to encourage shareholders to vote. The policy does not limit the free and voluntary communication between the Company and its shareholders. Except with respect to materials submitted regarding shares allocated to participant accounts in the Company’s savings investment plans, all comments written on proxies, ballots or voting materials, together with the names and addresses of the commenting shareholders, may be made available to Company directors and executive officers.

HOW YOU CAN VOTE

By Proxy.    Before the Annual Meeting, you can give a proxy to vote your shares of the Company’s Common Stock in one of the following ways:

-	by calling the toll-free telephone number;

-	by using the Internet (http://www.proxyvote.com); or

-	by completing and signing a proxy card and mailing it in time to be received before the Annual Meeting.

The telephone and Internet voting procedures are designed to confirm your identity and to allow you to give your voting instructions. If you wish to vote by telephone or the Internet, please follow the instructions on your proxy card or Notice of Internet Availability of Proxy Materials. Additional instructions will be provided on the telephone message and website. Please have your proxy card or Notice of Internet Availability of Proxy Materials at hand when voting. If you vote by telephone or Internet, DO NOT mail a proxy card. The telephone and Internet voting facilities will close at 11:59 P.M. Eastern Time on April 23, 2014.

If you mail us your properly completed and signed proxy card, or vote by telephone or the Internet, your shares of our Common Stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted as recommended by the Board — FOR the Board’s nominees for director Item (1), FOR the non-binding advisory approval of the compensation of our executives disclosed in this proxy statement Item (2), FOR the approval of the 2014 Omnibus Incentive Compensation Plan disclosed in this proxy statement Item (3), FOR the ratification of the appointment of the independent registered public accounting firm Item (4), AGAINST the shareholder proposal regarding having an independent board chairman Item (5), AGAINST the shareholder proposal regarding a report on lobbying Item (6), AGAINST the shareholder proposal regarding a report on greenhouse gas emissions Item (7), and in the discretion of the named proxies upon such other matters as may properly come before the meeting.

If you hold any shares in the 401(k) savings plan of Ameren, your completed proxy card or telephone or Internet proxy vote will serve as voting instructions to the plan trustee, and the plan trustee will vote your shares as you have directed. However, your voting instructions must be received at least five days prior to the Annual Meeting in order to count. In accordance with the terms of the plan, the trustee will vote all of the shares held in the plan for which voting instructions have not been received in accordance with instructions received from an independent fiduciary designated by Ameren Services.

If you have shares registered in the name of a bank, broker, or other registered owner or nominee, you should receive instructions from that registered owner about how to instruct them to vote those shares.

In Person. You may come to the Annual Meeting and cast your vote there. Only shareholders of record at the close of business on the record date, February 26, 2014, are entitled to vote at or to attend the Annual Meeting.

HOW YOU CAN REVOKE YOUR PROXY

You may revoke your proxy at any time after you give it and before it is voted by entering a new vote by telephone or the Internet or by delivering either a written revocation or a signed proxy bearing a later date to the Secretary of the Company or by voting in person at the Annual Meeting. To revoke a proxy by telephone or the Internet, you must do so by 11:59 P.M. Eastern Time on April 23, 2014 (following the directions on the proxy card or Notice of Internet Availability of Proxy Materials). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS

The Company is permitted and intends to mail only one Notice of Internet Availability of Proxy Materials and/or one annual report and one proxy statement to multiple registered shareholders sharing an address who have received prior notice of our intent and consented to the delivery of one set of proxy materials per address, so long as the Company has not received contrary instructions from one or more of such shareholders. This practice is commonly referred to as “householding.” Householding reduces the volume of duplicate information received at your household and the cost to the Company of preparing and mailing duplicate materials.

If you share an address with other registered shareholders and your household receives one set of the proxy materials and you decide you want a separate copy of the proxy materials, the Company will promptly mail your separate copy if you contact the Office of the Secretary, Ameren Corporation, P.O. Box 66149, St. Louis, Missouri 63166-6149 or by calling toll free 1-800-255-2237 (or in the St. Louis area 314-554-3502). Additionally, to resume the mailing of individual copies of future proxy materials to a particular shareholder, you may contact the Office of the Secretary, and your request will be effective within 30 days after receipt. You may request householding of these documents by providing the Office of the Secretary with a written request to eliminate multiple mailings. The written request must include names and account numbers of all shareholders consenting to householding for a given address and must be signed by those shareholders.

Additionally, the Company has been notified that certain banks, brokers and other nominees may household the Company’s proxy materials for shareholders who hold Company shares with the bank, broker or other nominee in “street” name and have consented to householding. In this case, you may request individual copies of proxy materials by contacting your bank, broker or other nominee.

OTHER ANNUAL MEETING MATTERS

HOW YOU CAN OBTAIN MATERIALS FOR THE ANNUAL MEETING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 24, 2014:

This proxy statement and our 2013 Form 10-K, including consolidated financial statements, are available to you at http://www.ameren.com/AmerenProxyMaterial.

As permitted by SEC rules, we are making this proxy statement and our annual report available to shareholders electronically via the Internet. On March 11, 2014, we began mailing to certain shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice. This proxy statement and the accompanying proxy card are also first being mailed to certain shareholders on or about March 11, 2014. In the same package with this proxy material, you should have received a copy of our 2013 Form 10-K, including consolidated financial statements. When you receive this package, if all of these materials are not included, please contact us and a copy of any missing material will be sent at no expense to you.

You may reach us:

- by mail addressed to

Office of the Secretary

Ameren Corporation

P.O. Box 66149, Mail Code 1370

St. Louis, MO 63166-6149

- by calling toll-free 1-800-255-2237 (or in the St. Louis area 314-554-3502).

HOW YOU CAN REVIEW THE LIST OF SHAREHOLDERS

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and, for 10 days prior to the Annual Meeting, at the Office of the Secretary of the Company.

WEBCAST OF THE ANNUAL MEETING

The Annual Meeting will also be webcast on April 24, 2014. You are invited to visit http://www.ameren.com at 9:00 A.M. CDT on April 24, 2014, to hear the webcast of the Annual Meeting. On our home page, you will click on “Live Webcast Annual Meeting April 24, 2014, 9:00 A.M. CDT,” then the appropriate audio link. The webcast will remain on our website for one year. You cannot record your vote on this webcast.

ITEMS YOU MAY VOTE ON

ITEM (1): ELECTION OF DIRECTORS

Twelve directors are to be elected at the Annual Meeting to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified. In the absence of instructions to the contrary, executed proxies will be voted in favor of the election of the persons listed below. In the event that any nominee for election as director should become unavailable to serve, votes will be cast for such substitute nominee or nominees as may be nominated by the Nominating and Corporate Governance Committee of the Board of Directors and approved by the Board of Directors. The Board of Directors knows of no reason why any nominee will not be able to serve as director. The 12 nominees for director who receive the vote of at least a majority of the shares entitled to vote in the election of directors and represented in person or by proxy at the meeting at which a quorum is present will be elected. Shareholders may not cumulate votes in the election of directors. In the event any nominee for re-election fails to obtain the required majority vote, such nominee will tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee of the Board of Directors. The Nominating and Corporate Governance Committee will evaluate the best interests of the Company and its shareholders and will recommend to the Board the action to be taken with respect to any such tendered resignation. If there is a nominee, other than a nominee for re-election, that fails to obtain the required majority vote, such nominee will not be elected to the Board and there will be a vacancy on the Board of Directors as a result thereof. Pursuant to the Company’s By-Laws and Restated Articles of Incorporation, any vacancy on the Board of Directors shall be filled by a majority of the directors then in office.

On February 18, 2014, the Company announced that Warner L. Baxter succeeded Thomas R. Voss as President of the Company and became a member of the Board, effective February 14, 2014. Mr. Baxter fills a vacancy created by the increase in the size of the Board from 11 to 12 members. The Company also announced that Mr. Voss will retire from the position of Chief Executive Officer effective April 24, 2014, at which time Mr. Voss will become the Executive Chairman of the Board, subject to his re-election to the Board at the Annual Meeting, and Mr. Baxter will become Chief Executive Officer. Mr. Voss will retire from the Company and the Board on July 1, 2014, and Mr. Baxter is expected to succeed him as Chairman of the Board on that date. Mr. Baxter will resign from his position as Chairman, President and Chief Executive Officer of Ameren Missouri, effective as of March 31, 2014.

INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS

The nominees for our Board of Directors are listed below, along with their age as of December 31, 2013, tenure as director, other directorships held by such nominee during the previous five years and business background for at least the last five years. Each nominee’s biography below also includes a description of the specific experience, qualifications, attributes or skills of each director or nominee that led the Board to conclude that such person should serve as a director of Ameren at the time that this proxy statement is filed with the SEC. The fact that we do not list a particular experience, qualification, attribute or skill for a director nominee does not mean that nominee does not possess that particular experience, qualification, attribute or skill. In addition to those specific experiences, qualifications, attributes or skills detailed below, each nominee has demonstrated the highest professional and personal ethics, a broad experience in business, government, education or technology, the ability to provide insights and practical wisdom based on their experience and expertise, a commitment to enhancing shareholder value, compliance with legal and regulatory requirements, and the ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company. In assessing the composition of the Board of Directors, the Nominating and Corporate Governance Committee recommends Board nominees so that collectively, the Board is balanced by having the necessary experience, qualifications, attributes and skills and that no nominee is recommended because of one particular criterion, except that the

Nominating and Corporate Governance Committee does believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules. See “— CORPORATE GOVERNANCE — Consideration of Director Nominees” below for additional information regarding director nominees and the nominating process.

Each nominee has consented to being nominated for director and has agreed to serve if elected. No arrangement or understanding exists between any nominee and the Company or, to the Company’s knowledge, any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. All of the nominees are currently directors of the Company, and all of the nominees, except for Mr. Baxter and Richard J. Harshman, have been previously elected by shareholders at the Company’s prior annual meeting. There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. All of the nominees for election to the Board were unanimously recommended by the Nominating and Corporate Governance Committee of the Board of Directors and were unanimously nominated by the Board of Directors.

WARNER L. BAXTER

President of the Company and Chairman, President and Chief Executive Officer of Ameren Missouri. Mr. Baxter began his career with Ameren Missouri in 1995 as Assistant Controller. He was named Controller of Ameren Missouri in 1996. Following the 1997 merger of Ameren Missouri and CIPSCO Incorporated, he served as Vice President and Controller of Ameren and Ameren Services. In 2001, Mr. Baxter was named Senior Vice President, Finance. From 2003 to 2009, Mr. Baxter was Executive Vice President and Chief Financial Officer of Ameren and certain of its subsidiaries, where he led the finance, strategic planning and business risk management functions. From 2007 to 2009, he was also President and Chief Executive Officer of Ameren Services. In 2009, Mr. Baxter assumed the positions of Chairman, President and Chief Executive Officer of Ameren Missouri and relinquished his positions of Executive Vice President and Chief Financial Officer of Ameren and certain of its subsidiaries and Chairman, President, Chief Executive Officer and Chief Financial Officer of Ameren Services. On February 14, 2014, Mr. Baxter succeeded Thomas R. Voss as President of the Company. Mr. Baxter will resign from his position as Chairman, President and Chief Executive Officer of Ameren Missouri, effective as of March 31, 2014. Director of the Company since February 14, 2014. Director of the following former Ameren subsidiaries: Central Illinois Light Company (“CILCO”) (2003-2009); CILCORP Inc. (a former Ameren subsidiary that merged with the Company in 2010) (“CILCORP”) (2003-2009); Illinois Power Company (“IP”) (2004-2009); Ameren Energy Generating Company (2001-2009). Director of the following other Ameren subsidiaries: Ameren Illinois (formerly Central Illinois Public Service Company (a former Ameren subsidiary that merged with other former Ameren subsidiaries, CILCO and IP, and then changed its name to Ameren Illinois) (“CIPS”)) (1999-2009) and Ameren Missouri (since 1999). In 2013, Mr. Baxter was elected to the Board of Directors of UMB Financial Corporation. Age: 52.

Based primarily upon Mr. Baxter’s extensive executive management and directorship experience, strong strategic planning, accounting, financial and administrative skills and experience, and tenure with the Company (and its current and former affiliates), as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board concluded that Mr. Baxter should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

CATHERINE S. BRUNE

Retired President, Allstate Protection Eastern Territory of Allstate Insurance Company, a leading personal lines insurer. Ms. Brune served as President from October 2010 to November 2013 and oversaw Property/Casualty operations in 23 states and Canada for Allstate. Ms. Brune has worked in various managerial capacities for Allstate from 1976 to 2013. She was elected the company’s youngest officer in 1986, moving into information technology in the early 1990s. In 2002, Ms. Brune was named Allstate’s Senior Vice President, Chief Information Officer. Ms. Brune was a member of Allstate’s senior leadership team. Director of the Company since 2011. Age: 60.

Based primarily upon Ms. Brune’s extensive executive management and leadership experience as a former President and Chief Information Officer of a leading insurance company; and strong information and technology, strategic planning, regulatory and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board concluded that Ms. Brune should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

ELLEN M. FITZSIMMONS

Executive Vice President of Law and Public Affairs, General Counsel and Corporate Secretary of CSX Corporation (“CSX”), a leading transportation supplier. Ms. Fitzsimmons joined CSX Corporation in 1991 and has served in her current position since 2003. Ms. Fitzsimmons oversees all legal, government relations and public affairs activities for CSX. During Ms. Fitzsimmons’ tenure with CSX, her responsibilities have included key roles in major risk and corporate governance-related areas. Director of the Company since 2009. Age: 53.

Based primarily upon Ms. Fitzsimmons’ extensive executive and leadership experience as the Executive Vice President, General Counsel and Corporate Secretary of a transportation supplier; strong legal, government relations, public affairs, regulatory, accounting, financial, risk management, internal audit, compliance, corporate governance and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board concluded that Ms. Fitzsimmons should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

WALTER J. GALVIN

Consultant and Retired Vice Chairman of Emerson Electric Co. (“Emerson Electric”), an electrical and electronic manufacturer. Mr. Galvin is currently a consultant to Emerson Electric and served as Emerson Electric’s Vice Chairman from October 2009 to February 2013. He served as Emerson Electric’s Chief Financial Officer from 1993 until February 2010. He served as a management member of Emerson Electric’s Board of Directors from 2000 to February 2013. Director of the Company since 2007. Other directorships: Emerson Electric Co. (2000-February 2013); F.M. Global Insurance Company (1995-present). Age: 67.

Based primarily upon Mr. Galvin’s extensive executive management and leadership experience as the former Vice Chairman and Chief Financial Officer of an industrial manufacturing company; significant accounting, financial, regulatory, compensation and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board concluded that Mr. Galvin should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

RICHARD J. HARSHMAN

Chairman, President and Chief Executive Officer of Allegheny Technologies Incorporated (“ATI”), a producer of specialty materials products to the global electrical energy, aerospace and defense, oil and gas, chemical process industry, medical, and other diversified consumer and durable goods markets. Mr. Harshman is vice chair of the Allegheny Conference on Community Development and chair of the Greater Pittsburgh Chamber of Commerce. He is also a member of the board of directors of the National Association of Manufacturers. Mr. Harshman is vice chairman of the board of trustees at Robert Morris University. He is also on the board of trustees for the Pittsburgh Symphony Orchestra and the Pittsburgh Cultural Trust. Age: 57.

Based primarily upon Mr. Harshman’s extensive executive management and leadership experience as the Chairman, President and Chief Executive Officer, and previously Chief Financial Officer, of ATI, and his significant strategic planning, financial and administrative skills and experience, and tenure and contributions as a current Board and Board committee member as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board concluded that Mr. Harshman should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

GAYLE P. W. JACKSON, PH.D.

President and Chief Executive Officer of Energy Global, Inc., a consulting firm which specializes in corporate development, diversification and government relations strategies for energy companies. From 2002 to 2004, Dr. Jackson served as Managing Director of FE Clean Energy Group, a global private equity management firm that invests in energy companies and projects in Central and Eastern Europe, Latin America and Asia. Dr. Jackson is a past Deputy Chairman of the Federal Reserve Bank of St. Louis. Director of the Company since 2005. Other directorships: Atlas Energy, Inc. (2009-2011); Atlas Pipeline Partners, L.P. (2005-2009; 2011-present). Age: 67.

Based primarily upon Dr. Jackson’s extensive executive management and leadership experience as the President and Chief Executive Officer of a consulting firm which specializes in corporate development, diversification and government relations strategies for energy companies; strong strategic planning, marketing, banking, regulatory, financial and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board concluded that Dr. Jackson should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

JAMES C. JOHNSON

Retired General Counsel of Loop Capital Markets LLC, a financial services firm. Mr. Johnson served as General Counsel of Loop Capital Markets LLC from November 2010 to December 2013. From 1998 until 2009, Mr. Johnson served in a number of responsible positions at The Boeing Company, an aerospace and defense firm, including serving as Vice President, Corporate Secretary and Assistant General Counsel from 2003 until 2007 and, as Vice President and Assistant General Counsel, Commercial Airplanes from 2007 to his retirement in March 2009. Director of the Company since 2005. Other directorships: Hanesbrands Inc. (2006-present); Energizer Holdings, Inc. (2013-present). Age: 61.

Based primarily upon Mr. Johnson’s extensive executive management and leadership experience as the former General Counsel of a financial services firm; the former Vice President, Corporate Secretary and Assistant General Counsel of an aerospace and defense firm; strong legal, compliance, risk management, board-management relations, corporate governance and compensation skills and experience; and tenure and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board concluded that Mr. Johnson should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

STEVEN H. LIPSTEIN

President and Chief Executive Officer of BJC HealthCare, one of the largest non-profit health care organizations in the U.S. Mr. Lipstein joined BJC HealthCare in 1999. From 1982 to 1999, Mr. Lipstein held various executive positions within The University of Chicago Hospitals and Health System and The Johns Hopkins Hospital and Health System. Mr. Lipstein served as Chairman of the Federal Reserve Bank of St. Louis from 2009 to 2011. Director of the Company since 2010. Age: 57.

Based primarily upon Mr. Lipstein’s extensive executive management and leadership experience as the President and Chief Executive Officer of a health care organization; strong strategic planning, banking, regulatory, financial and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board concluded that Mr. Lipstein should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

PATRICK T. STOKES

Former Chairman of Anheuser-Busch Companies, Inc., which was the holding company parent of Anheuser-Busch, Incorporated, a producer and distributor of beer, which was acquired by InBev N.V./S.A. in November 2008. Mr. Stokes served as Chairman of Anheuser-Busch Companies, Inc. from 2006 to November 2008 and was affiliated with Anheuser-Busch since 1969. He served as Senior Executive Vice President of Anheuser-Busch Companies, Inc. from 2000 to 2002 and as President and Chief Executive Officer from 2002 until 2006. Director of the Company since 2004. Director of the following former Ameren subsidiary: CILCORP (2008-2010). Other directorships: Anheuser-Busch Companies, Inc. (2000-2008); U.S. Bancorp (1992-present); Wilton Brands, Inc. (2010-present (non-reporting company)). Age: 71.

Based primarily upon Mr. Stokes’ extensive executive management and leadership experience as the former Chairman, President and Chief Executive Officer of a beverage producer and distributor; strong strategic planning, banking, regulatory, financial, risk management, compensation, corporate governance and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board concluded that Mr. Stokes should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

THOMAS R. VOSS

Chairman, Chief Executive Officer and former President of the Company. Mr. Voss began his career with Ameren Missouri in 1969. He was elected Senior Vice President of Ameren Missouri, CIPS and Ameren Services in 1999, of CILCORP and CILCO in 2003, and of IP in 2004. He was elected Executive Vice President and Chief Operating Officer of the Company effective in 2005 and Executive Vice President of Ameren Missouri, CIPS, CILCORP, CILCO and IP effective in 2006. In 2007, Mr. Voss was elected Chairman, President and Chief Executive Officer of Ameren Missouri and in connection with certain organizational changes to the Company’s structure and reporting relationships, relinquished his officer positions at CIPS, Ameren Services, CILCO, IP and CILCORP. Effective May 1, 2009, Mr. Voss assumed the position of President and Chief Executive Officer of the Company and relinquished his positions of Executive Vice President and Chief Operating Officer of the Company and Chairman, President and Chief Executive Officer of Ameren Missouri. In 2010, the Board of Directors elected Mr. Voss to the position of Chairman of the Board. On February 14, 2014, Mr. Voss relinquished his position as President of the Company as part of his planned retirement from the Company. On April 24, 2014, Mr. Voss will relinquish his position as Chief Executive Officer of the Company. Mr. Voss is expected to become Executive Chairman on April 24, 2014 and will retire from the Company and the Board on July 1, 2014. Director of the Company since 2009. Director of the following former Ameren subsidiaries: CILCO (2003-2008); IP (2004-2008); CILCORP (2003-2008; 2009-2010); Ameren Energy Generating Company (2003-2008). Director of the following Ameren subsidiaries: Ameren Illinois (formerly CIPS) (2001-2008); Ameren Missouri (2001-2009). Age: 66.

Based primarily upon Mr. Voss’ extensive executive management and leadership experience as the Chairman, Chief Executive Officer and former President, Executive Vice President and Chief Operating Officer of Ameren, and the former Chairman, President and Chief Executive Officer of Ameren Missouri; strong strategic planning, financial, regulatory, nuclear operations and administrative skills and experience; and tenure and contributions as a current Board member, as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board concluded that Mr. Voss should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

STEPHEN R. WILSON

Chairman and retired President and Chief Executive Officer of CF Industries Holdings, Inc. (“CF Industries Holdings”), a manufacturer and distributor of nitrogen and phosphate fertilizer products. Mr. Wilson served as CF Industries Holdings’ President and Chief Executive Officer from 2003 until 2014 and as CF Industries Holdings’ Chief Financial Officer from 1991 until 2003, when he was named President and Chief Executive Officer. He retired from active management in 2014. Mr. Wilson has served as a member and Chairman of the Board of Directors of CF Industries Holdings since 2005 but will not stand for re-election at CF Industries Holdings’ 2014 annual meeting of stockholders. Director of the Company since 2009. Other directorships: CF Industries Holdings, Inc. (2005-May 2014); Terra Nitrogen GP, Inc. (2010-2014). Age: 65.

Based primarily upon Mr. Wilson’s extensive executive management and leadership experience as the Chairman, former President and Chief Executive Officer and the former Chief Financial Officer of an industrial manufacturing company; strong strategic planning, financial, risk management and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board concluded that Mr. Wilson should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

JACK D. WOODARD

Retired Executive Vice President and Chief Nuclear Officer of Southern Nuclear Operating Company, Inc., a subsidiary of The Southern Company, which is a utility holding company. Mr. Woodard joined The Southern Company system in 1971 and in 1993, Mr. Woodard was elected Executive Vice President and Chief Nuclear Officer of Southern Nuclear Operating Company, Inc. He retired in 2004. Mr. Woodard served as an independent adviser to Ameren’s Board of Directors and to the Board’s Nuclear Oversight Committee (predecessor to the Board’s Nuclear Oversight and Environmental Committee) from 2005 until his election as a director. Director of the Company since 2006. Age: 70.

Based primarily upon Mr. Woodard’s extensive executive management and leadership experience as the former Executive Vice President and Chief Nuclear Officer of a utilities company; experience as an adviser to Ameren’s Board and the Nuclear Oversight Committee prior to his election to Ameren’s Board and as a consultant to certain electric utilities and power generation equipment and services supplier companies; strong regulatory, nuclear operations and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed in the first paragraph under “INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS” above, the Board concluded that Mr. Woodard should serve as a director of Ameren at the time that this proxy statement is filed with the SEC.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE DIRECTOR NOMINEES.

BOARD STRUCTURE

Board and Committee Meetings and Annual Meeting Attendance

During 2013, the Board of Directors met eight times. All directors, with the exception of Mr. Baxter who joined the Board in February 2014, attended or participated in 75 percent or more of the aggregate number of meetings of the Board and the Board Committees of which they were members.

The Company has adopted a policy under which Board members are expected to attend each shareholders’ meeting. At the 2013 annual meeting of shareholders, all of the then incumbent directors (and nominated for election in 2013) were in attendance.

Director Qualification Standards

The Board of Directors, in accordance with NYSE listing standards, has adopted a formal set of Corporate Governance Guidelines which include certain director qualification standards.

Directors who attain age 72 prior to the date of an annual meeting are required to submit a letter to the Nominating and Corporate Governance Committee offering his or her resignation, effective with the end of the director’s elected term, for consideration by the Committee. The Nominating and Corporate Governance Committee will review the appropriateness of continued service on the Board of Directors by that director and make a recommendation to the Board of Directors and, if applicable, repeat such review annually thereafter.

In addition, the Corporate Governance Guidelines provide that a director who undergoes a significant change in professional responsibilities, occupation or business association is required to notify the Nominating and Corporate Governance Committee and offer his or her resignation from the Board. The Nominating and Corporate Governance Committee will then evaluate the facts and circumstances and make a recommendation to the Board whether to accept the offered resignation or request that the director continue to serve on the Board.

Board Leadership Structure

The Company’s By-Laws and Corporate Governance Guidelines delegate to the Board of Directors the right to exercise its discretion to either separate or combine the offices of Chairman of the Board and Chief Executive Officer. The Board annually considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by the Board retaining discretion to determine whether the same individual should serve as both Chairman of the Board and Chief Executive Officer. This decision is based upon the Board’s determination of what is in the best interests of the Company and its shareholders, in light of then-current and anticipated future circumstances and taking into consideration succession planning, skills and experience of the individual(s) filling those positions, and other relevant factors.

As announced on February 18, 2014, Mr. Voss will retire from the position of Chief Executive Officer effective April 24, 2014, at which time Mr. Voss will become the Executive Chairman of the Board and Mr. Baxter will become Chief Executive Officer. Mr. Voss will retire from the Company and the Board on July 1, 2014, and

Mr. Baxter is expected to succeed him as Chairman of the Board on that date. The Board has determined that the Board leadership structure that is most appropriate at this time, given the specific characteristics and circumstances of the Company transitioning to a new Chief Executive Officer and the skills and experience of Mr. Voss and Mr. Baxter, is the leadership structure described above that temporarily separates the roles of Chairman and Chief Executive Officer following the Annual Meeting and transitions to Mr. Baxter filling the combined roles of Chairman of the Board and Chief Executive Officer upon Mr. Voss’ retirement on July 1, 2014 for the following primary reasons:

•	the temporary separation of roles allows for a gradual transition of duties, expertise and responsibilities while the Company transitions to a new Chief Executive Officer;

•

a Board leadership structure with combined Chairman and Chief Executive Officer roles has previously served the Company and its shareholders well and the Board expects that the structure will continue to serve them well, based primarily on Messrs. Voss’ and Baxter’s background, skills and experience, as detailed in their biographies above;

•

pursuant to the Company’s Corporate Governance Guidelines, when the Chairman of the Board is the Chief Executive Officer or an employee of the Company, the Company has a designated independent Lead Director (as defined and discussed below), selected by the Company’s Nominating and Corporate Governance Committee and ratified by vote of the independent directors, with clearly delineated and comprehensive duties and responsibilities as set forth in the Company’s Corporate Governance Guidelines, which provides the Company with a strong counterbalancing governance and leadership structure that is designed so that independent directors exercise oversight of the Company’s management and key issues related to strategy and risk and thus, makes separating the Chairman of the Board and Chief Executive Officer positions at this time unnecessary;

•

only independent directors serve on all standing Board committees, including the Audit and Risk Committee, the Human Resources Committee and the Nominating and Corporate Governance Committee of the Board;

•

independent directors regularly hold executive sessions of the Board, which are led by the Lead Director, outside the presence of the Chairman, the Chief Executive Officer or any other Company employee and meet in private session with the Chief Executive Officer at every regularly scheduled Board meeting;

•	the Company has established a Policy Regarding Communications to the Board of Directors for all shareholders and other interested parties;

•	the combined chairman and chief executive officer position continues to be the principal board leadership structure in corporate America and among the Company’s peer companies; and

•	there is no empirical evidence that separating the roles of chairman and chief executive officer improves return for shareholders.

The Board recognizes that depending on the specific characteristics and circumstances of the Company, other leadership structures might also be appropriate. A Board leadership structure that separates the roles of Chairman of the Board and Chief Executive Officer has previously served the Company and its shareholders well and may serve them well in the future. The Company is committed to reviewing this determination on an annual basis.

According to the Company’s Corporate Governance Guidelines, when the Chairman of the Board is the Chief Executive Officer or an employee of the Company, the Nominating and Corporate Governance Committee of the Board of Directors shall select an independent director to preside or lead the executive sessions (which selection shall be ratified by vote of the independent directors of the Board of Directors) (the “Lead Director”). The Lead Director will serve a one year term. It is also expected that the Lead Director will serve at least three and no more than five consecutive terms in order to facilitate the rotation of the Lead Director position while maintaining experienced leadership. The Company’s Corporate Governance Guidelines set forth the authority, duties and responsibilities of the Board of Directors’ Lead Director as follows: preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; convene and chair meetings of the independent directors in executive session at each Board meeting; solicit the non-management directors for advice on agenda items for meetings of the Board; serve as a liaison between the Chairman and Chief Executive Officer and the independent directors; call meetings of the independent directors; collaborate with the Chairman and Chief Executive Officer in developing the agenda for meetings of the Board and approve such agendas; consult with the Chairman and Chief Executive Officer on and approve information that is sent to the Board; collaborate with the Chairman and the Chief Executive Officer and the Chairpersons of the standing committees in developing and managing the schedule of meetings of the Board and approve such schedules to assure that there is sufficient time for discussion of all agenda items; and if requested by major shareholders, ensure that he or she is available for consultation and direct communication. In performing the duties described above, the Lead Director is expected to consult with the Chairs of the appropriate Board committees and solicit their participation. The Lead Director also performs such other duties as may be assigned to the Lead Director by the Company’s By-Laws or the Board of Directors.

Risk Oversight Process

Given the importance of monitoring risks, the Board has determined to utilize a committee specifically focused on oversight of the Company’s risk management. The Board has charged its Audit and Risk Committee with oversight responsibility of the Company’s overall business risk management process, which includes the identification, assessment, mitigation and monitoring of risks on a Company-wide basis. The Audit and Risk Committee meets on a regular basis to review the business risk management processes, at which time applicable members of senior management provide reports to the Audit and Risk Committee. While the Audit and Risk Committee retains this responsibility, it coordinates this oversight with other committees of the Board having primary oversight responsibility for specific risks (see “— Board Committees — Standing Committee and Function” below). Each of the Board’s standing committees, in turn, receives regular reports from members of senior management concerning its assessment of Company risks within the purview of such committee. Each such committee also has the authority to engage independent advisers. The risks that are not specifically assigned to a Board committee are considered by the Audit and Risk Committee through its oversight of the Company’s business risk management process. The Audit and Risk Committee then discusses with members of senior management methods to mitigate such risks.

Notwithstanding the Board’s oversight delegation to the Audit and Risk Committee, the entire Board is actively involved in risk oversight. The Audit and Risk Committee annually reviews for the Board which committees maintain oversight responsibilities described above and the overall effectiveness of the business risk management process. In addition, at each of its meetings, the Board receives a report from the Chair of the Audit and

Risk Committee, as well as from the Chair of each of the Board’s other standing committees identified below, each of which is currently chaired by an independent director. The Board then discusses and deliberates on the Company’s risk management practices. Through the process outlined above, the Board believes that the leadership structure of the Board supports effective oversight of the Company’s risk management.

Considerations of Risks Associated with Compensation

In evaluating the material elements of compensation available to executives and other Company employees, the Human Resources Committee takes into consideration whether the Company’s compensation policies and practices may incentivize behaviors that might lead to excessive risk taking. The Human Resources Committee, with the assistance of its independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), and Company management, has reviewed the Company’s compensation policies and practices each year since 2010 for design features identified by Meridian as having the potential to encourage excessive risk taking. The program contains multiple design features that manage or mitigate these potential risks, including:

•	an appropriate balance of fixed and variable pay opportunities;

•	caps on incentive plan payouts;

•	the use of multiple performance measures in the compensation program;

•	measurement of performance at the corporate level;

•	a mix between short-term and long-term incentives, with an emphasis for executives on rewarding long-term performance;

•	Committee discretion regarding individual executive awards;

•	oversight by non-participants in the plans;

•	a code of conduct, internal controls and other measures implemented by the Company;

•	the existence of anti-hedging and anti-pledging policies for executives;

•	the existence of a clawback provision in the 2006 Plan that applies to annual and long-term incentive plan grants in certain circumstances; and

•

stock ownership and holding requirements applicable to approximately 230 management members of the Company (including the Named Executive Officers and other members of the Company management team, collectively the “Ameren Leadership Team”).

Based upon the above considerations, the Human Resources Committee determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board Committees

The Board of Directors has a standing Audit and Risk Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight and Environmental Committee and Finance Committee, the chairs and members of which are recommended by the Nominating and Corporate Governance Committee, appointed annually by the Board and are identified below. The Audit and Risk Committee, Human Resources Committee and Nominating and Corporate Governance Committee are comprised entirely of non-management directors, each of whom the Board of Directors has determined to be “independent” as defined by the relevant provisions of the Sarbanes-Oxley Act of 2002, the NYSE listing standards and the Company’s Policy Regarding Nominations of Directors (the “Director Nomination Policy”). In addition, the Nuclear Oversight and Environmental Committee and the Finance Committee are currently comprised entirely of non-management directors, each of whom the Board has also determined to be “independent” under the Director Nomination Policy.

Standing Committee and Function	Chair and Members	Meetings in 2013

Audit and Risk Committee

Appoints and oversees the independent registered public accountants; pre-approves all audit, audit-related services and non-audit engagements with independent registered public accountants; approves the annual internal audit plan, annual staffing plan and financial budget of the internal auditors; reviews with management the design and effectiveness of internal controls over financial reporting; reviews with management and independent registered public accountants the scope and results of audits and financial statements, disclosures and earnings press releases; reviews the appointment, replacement, reassignment or dismissal of the leader of internal audit or approves the retention of, and engagement terms for, any third-party provider of internal audit services; reviews the internal audit function; reviews with management the business risk management processes, which include the identification, assessment, mitigation and monitoring of risks on a Company-wide basis; coordinates its oversight of business risk management with other Board committees having primary oversight responsibilities for specific risks; oversees an annual audit of the Company’s political contributions; performs other actions as required by the Sarbanes-Oxley Act of 2002, the NYSE listing standards and its Charter; establishes a system by which employees may communicate directly with members of the Committee about accounting, internal controls and financial reporting deficiency; and performs its committee functions for all Ameren subsidiaries which are registered companies pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Walter J. Galvin qualifies as an “audit committee financial expert” as that term is defined by the SEC. A more complete description of the duties of the Committee is contained in the Audit and Risk Committee’s Charter available at http://www.ameren.com/Investors.

	Walter J. Galvin, Chairman Catherine S. Brune Ellen M. Fitzsimmons Stephen R. Wilson	10

Standing Committee and Function	Chair and Members	Meetings in 2013

Human Resources Committee

Reviews and approves objectives relevant to the compensation of Chief Executive Officers of the Company and its subsidiaries as well as other executive officers; administers and approves awards under the incentive compensation plan; administers and approves incentive compensation plans, executive employment agreements, if any, severance agreements and change in control agreements; reviews with management, and prepares an annual report regarding, the Compensation Discussion and Analysis section of the Company’s Form 10-K and proxy statement; acts on important policy matters affecting personnel; recommends to the Board amendments to those pension plans sponsored by the Company or one or more of its subsidiaries, except as otherwise delegated; performs other actions as required by the NYSE listing standards and its Charter; and performs its committee functions for all Ameren subsidiaries which are registered companies pursuant to the Exchange Act. A more complete description of the duties of the Committee is contained in the Human Resources Committee’s Charter available at http://www.ameren.com/Investors.

	Patrick T. Stokes, Chairman James C. Johnson Steven H. Lipstein Jack D. Woodard	5

Nominating and Corporate Governance Committee

Adopts policies and procedures for identifying and evaluating director nominees; identifies and evaluates individuals qualified to become Board members and director candidates, including individuals recommended by shareholders; reviews the Board’s policy for director compensation and benefits; establishes a process by which shareholders and other interested persons will be able to communicate with members of the Board; develops and recommends to the Board corporate governance guidelines; oversees the Company’s code of business conduct (referred to as its Corporate Compliance Policy), Code of Ethics for Principal Executive and Senior Financial Officers and the Policy and Procedures With Respect to Related Person Transactions (see “— CORPORATE GOVERNANCE” below); assures that the Company addresses relevant public affairs issues from a perspective that emphasizes the interests of its key constituents (including, as appropriate, shareholders, employees, communities and customers); reviews and recommends to the Board shareholder proposals for inclusion in proxy materials that relate to public affairs and/or corporate social responsibility issues; reviews semi-annually with management the performance for the immediately preceding six months regarding constituent relationships (including, as appropriate, relationships with shareholders, employees, communities and customers); performs other actions as required by the NYSE listing standards and its Charter; and performs its committee functions for all Ameren subsidiaries which are registered companies pursuant to the Exchange Act. A more complete description of the duties of the Committee is contained in the Nominating and Corporate Governance Committee’s Charter available at http://www.ameren.com/Investors.

	James C. Johnson, Chairman Ellen M. Fitzsimmons Richard J. Harshman Gayle P. W. Jackson	7

Standing Committee and Function	Chair and Members	Meetings in 2013
Nuclear Oversight and Environmental Committee Provides Board-level oversight of the Company’s nuclear power facility as well as long-term plans and strategies of the Company’s nuclear power program; and assists the Board in providing oversight of the Company’s policies, practices and performance relating to environmental affairs. A more complete description of the duties of the Committee is contained in the Nuclear Oversight and Environmental Committee’s Charter available at http://www.ameren.com/Investors.	Jack D. Woodard, Chairman Catherine S. Brune Richard J. Harshman Gayle P. W. Jackson	6

Finance Committee

Oversees overall financial policies and objectives of the Company and its subsidiaries, including capital project review and approval of financing plans and transactions, investment policies and rating agency objectives; reviews and makes recommendations regarding the Company’s dividend policy; reviews and recommends to the Board the capital budget of the Company and its subsidiaries; reviews, approves and monitors all capital projects with estimated capital expenditures of between $25 million and $50 million; recommends to the Board and monitors all capital projects with estimated capital costs in excess of $50 million; reviews and evaluates potential mergers, acquisitions, participations in joint ventures, divestitures and other similar transactions; approves the investment strategy and asset allocation guidelines for those pension plans sponsored by the Company and its wholly owned subsidiaries (“Company Pension Plans”); approves actions or delegates responsibilities for the investment strategy and asset allocation guidelines for the Company Pension Plans; monitors actuarial assumptions and reviews the investment performance, funded status and projected contributions for the Company Pension Plans; reviews and recommends to the Board the Company’s and its subsidiaries’ debt and equity financing plans; and oversees the Company’s commodity risk assessment process, system of controls and compliance with established risk management policies and procedures. A more complete description of the duties of the Committee is contained in the Finance Committee’s Charter available at http://www.ameren.com/Investors.

	Stephen R. Wilson, Chairman Walter J. Galvin Steven H. Lipstein Patrick T. Stokes	5

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Policies, Committee Charters and Codes of Conduct

The Board of Directors has adopted Corporate Governance Guidelines, a Director Nomination Policy, a Policy Regarding Communications to the Board of Directors, a Policy and Procedures With Respect to Related Person Transactions and written charters for its Audit and Risk Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight and Environmental Committee and Finance Committee. The Board of Directors also has adopted the Company’s code of business conduct (referred to as its Corporate Compliance Policy) applicable to all of the Company’s directors, officers and employees, and the Company’s Code of Ethics for Principal Executive and Senior Financial Officers. These documents and other items relating to the governance of the Company can be found on our website at http://www.ameren.com. These documents are also available in print free of charge to any shareholder who requests them from the Office of the Company’s Secretary.

Human Resources Committee Governance

The Human Resources Committee focuses on good governance practices in its operation. In 2013, this included:

•	considering compensation for the Executives (as defined below) in the context of all of the components of total compensation;

•	requiring several meetings to discuss important decisions;

•	receiving meeting materials several days in advance of meetings;

•	conducting executive sessions with Committee members only; and

•	obtaining professional advice from an independent compensation consultant engaged directly by and who reports to the Committee.

It is the Human Resources Committee’s view that its compensation consultant should be able to render candid and expert advice independent of management’s influence. In February 2013, the Human Resources Committee approved the continued engagement of Meridian as its independent compensation consulting firm. In its decision to retain Meridian as its independent compensation consultant, the Committee gave careful consideration to a broad range of attributes necessary to assist the needs of the Committee in setting compensation, including:

•	a track record in providing independent, objective advice;

•	broad organizational knowledge;

•	industry reputation and experience;

•	in-depth knowledge of competitive pay levels and practices; and

•	responsiveness and working relationship.

Meridian representatives attended all of the Human Resources Committee meetings during 2013. At the Committee’s request, the consultant met separately with the Committee members outside the presence of management at each meeting, and spoke separately with the Committee Chair and other Committee members between meetings, as necessary or desired.

During 2013, the Committee requested of Meridian the following items:

•	competitive market pay and market trend analyses, which assist the Committee in targeting executive compensation at the desired level versus market;

•

comparisons of short-term incentive payouts and financial performance to utility peers, which the Committee uses to evaluate prior-year short-term incentive goals and set future short-term incentive goals;

•	preparation of tally sheets, which the Committee uses to evaluate the cumulative impact of prior compensation decisions;

•	review and advice on the Compensation Discussion and Analysis section included in the Company’s proxy statement to ensure full and clear disclosure;

•	advice in connection with the Committee’s risk analysis of the Company’s compensation policies and practices, in furtherance of the Committee’s responsibilities pursuant to its charter;

•

advice with respect to legal, regulatory and/or accounting considerations impacting Ameren’s compensation and benefit programs, to ensure the Committee is aware of external views regarding the program;

•	advice in connection with preparation of the 2014 Plan, which is subject to shareholder approval at the Annual Meeting; and

•	other requests relating to executive compensation issues.

Other than services provided to the Human Resources Committee as set forth above and for the Nominating and Corporate Governance Committee as described below, Meridian did not perform any other services for the Company or any of its subsidiaries in 2013.

Pursuant to its letter agreement with the Committee, if the Company or management of the Company proposes that Meridian perform services for the Company or management of the Company other than in Meridian’s retained role as consultant to the Committee and the Nominating and Corporate Governance Committee, any such proposal is required to be submitted to the Committee for approval before such services begin.

In February 2013, the Nominating and Corporate Governance Committee also approved the continued engagement of Meridian as its independent consulting firm with respect to director compensation matters. See “— DIRECTOR COMPENSATION — Role of Director Compensation Consultant” below for a description of the services Meridian provided to the Nominating and Corporate Governance Committee in 2013.

In December 2012, each of the Human Resources Committee and Nominating and Corporate Governance Committee established procedures for the purpose of determining whether the work of any compensation consultant raised any conflict of interest. Pursuant to such procedures, in December 2013 each such committee considered various factors, including the six factors mandated by SEC rules, and determined that with respect to executive and director compensation-related matters, respectively, no conflict of interest was raised by the work of Meridian.

Delegation of Authority

The Human Resources Committee has delegated authority to the Company’s Administrative Committee, comprised of designated members of management, to approve changes, within specified parameters, to certain of the Company’s retirement plans. It has also delegated authority to management to make pro rata equity grants in the first year of PSUP eligibility to executives below a specified level who are newly promoted into a PSUP eligible role or hired into a PSUP eligible role from an external source during the year.

Role of Executive Officers

The role of executive officers in compensation decisions for 2013 is described below under “EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS — Role of Executive Officers.” Mr. Voss, as Chief Executive Officer of the Company, was not involved in determining his own compensation. See “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Timing of Compensation Decisions and Awards” below.

Human Resources Committee Interlocks and Insider Participation

The current members of the Human Resources Committee of the Board of Directors, Messrs. Johnson, Lipstein, Stokes and Woodard, were not at any time during 2013 or at any other time an officer or employee of the Company, and no member had any relationship with the Company requiring disclosure under applicable SEC rules.

No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Company’s Board of Directors or the Human Resources Committee during 2013.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee will consider director nominations from shareholders in accordance with the Company’s Director Nomination Policy, a copy of which is attached hereto as Appendix A. Briefly, the Nominating and Corporate Governance Committee will consider as a candidate any director of the Company who has indicated to the Nominating and Corporate Governance Committee that he or she is willing to stand for re-election as well as any other person who is recommended by any shareholders of the Company who provide the required information and certifications within the time requirements, as set forth in the Director Nomination Policy. The Nominating and Corporate Governance Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees. In 2013, the Company made payments in the approximate amount of $9,092.69 to Robert Gariano Associates, which was engaged by the Nominating and Corporate Governance Committee, to assist in identifying and evaluating potential director nominees.

In considering a potential nominee for the Board, shareholders should note that in selecting candidates, the Nominating and Corporate Governance Committee endeavors to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who display the independence to effectively represent the best interests of all shareholders. Candidates are selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives. Candidates also will be assessed in the context of the then-current composition of the Board, the operating requirements of the Company and the long-term interests of all shareholders. In conducting this assessment, the Nominating and Corporate Governance Committee will, in connection with its assessment and recommendation of candidates for director, consider diversity (including, but not limited to, gender, race, ethnicity, age, experience and skills) and such other factors as it deems appropriate given the then-current and anticipated future needs of the Board and the Company, and to maintain a balance of perspectives, qualifications, qualities and skills on the Board. Although the Nominating and Corporate Governance Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors will be evaluated using a substantially similar process and under no circumstances will the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

The Nominating and Corporate Governance Committee considers the following qualifications at a minimum in recommending to the Board potential new Board members, or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;

•	compliance with legal and regulatory requirements;

•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company; and

•	independence; a substantial majority of the Board shall consist of independent directors, as defined by the Company’s Director Nomination Policy. See “— Director Independence” below.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating and Corporate Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules. In addition, because the Company is committed to maintaining its tradition of inclusion and diversity within the Board, each assessment and selection of director candidates will be made by the Nominating and Corporate Governance Committee in compliance with the Company’s policy of non-discrimination based on race, color, religion, sex, national origin, ethnicity, age, disability, veteran status, pregnancy, marital status, sexual orientation or any other reason prohibited by law. The Nominating and Corporate Governance Committee considers and assesses the implementation and effectiveness of its diversity policy in connection with Board nominations annually to assure that the Board contains an effective mix of individuals to best advance the Company’s long-term business interests.

Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to advise the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee prior to (i) accepting any other company directorship or any assignment to the audit committee or compensation committee of the board of directors of any other company of which such director is a member and (ii) accepting a directorship (or equivalent position) with a not-for-profit organization. The Company’s Corporate Governance Guidelines also provide that if a director has a significant change in professional responsibilities, occupation or business association, he or she is required to notify the Nominating and Corporate Governance Committee and offer his or her resignation from the Board. The Nominating and Corporate Governance Committee will evaluate the facts and circumstances and make a recommendation to the Board whether to accept the resignation or request the director to continue to serve on the Board.

The Company’s Director Nomination Policy requires all directors standing for re-election to agree that in the event any director fails to obtain the required majority vote at an annual meeting of shareholders, such director will tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee and recommendation to the Company’s Board.

Executive Sessions of Independent Directors

The independent directors meet privately in executive sessions to consider such matters as they deem appropriate, without management being present, as a routinely scheduled agenda item for every Board meeting. During 2013, all non-management directors were independent (see “— Director Independence” below). Walter J. Galvin, who currently serves as the Lead Director, presides at the executive sessions. The Lead Director’s duties also include those detailed under “— Board Leadership Structure” above.

Director Independence

Pursuant to NYSE listing standards, the Company’s Board of Directors has adopted a formal set of categorical independent standards with respect to the determination of director independence. These standards are set forth in the Company’s Director Nomination Policy, as amended, attached to this proxy statement as Appendix A. The provisions of the Director Nomination Policy regarding director independence meet and in some areas exceed the NYSE listing standards. In accordance with the Director Nomination Policy, in order to be considered independent a director must be determined to have no material relationship with the Company other than as a director. The Director Nomination Policy specifies the criteria by which the independence of our directors will be determined.

Under the Director Nomination Policy, an “independent director” is one who:

•	has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;

•	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

•	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

•

has not received and no member of his or her immediate family has received more than $120,000 per year in direct compensation from the Company in any capacity other than as a director or as a pension for prior service during the past three years;

•

is not currently a partner or employee of a firm that is the Company’s internal or external auditor; does not have an immediate family member who is a current partner of the Company’s internal or external auditor; does not have an immediate family member who is a current employee of the Company’s internal or external auditor and who personally works on the Company’s audit; and for the past three years has not, and no member of his or her immediate family has been a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

•

is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

•

is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million, or two percent of such other company’s consolidated revenues during any of the past three years;

•	is free of any relationships with the Company that may impair, or appear to impair his or her ability to make independent judgments; and

•

is not and no member of his or her immediate family is employed as an executive officer of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or two percent of such charitable organization’s total annual receipts.

For purposes of determining a “material relationship,” the following standards are utilized:

•

any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

•

the aggregate amount of such payments must not exceed two percent of the Company’s consolidated gross revenues; provided, however, there may be excluded from this two percent standard payments arising from (a) competitive bids which determined the rates or charges for the services and (b) transactions involving services at rates or charges fixed by law or governmental authority.

For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse, parents, stepparents, children, stepchildren, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home and (ii) the term “primary business affiliation” means an entity of which the director or the director’s immediate family member is a principal/executive officer or in which the director or the director’s immediate family member holds at least a five percent equity interest.

In accordance with the Director Nomination Policy, the Board undertook its annual review of director and director nominee independence. During this review, the Board considered transactions and relationships between each director and director nominee or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors, nominees or any member of their immediate family (or any entity of which a director, director nominee or an immediate family member is an executive officer, general partner or significant equity holder). As provided in the Director Nomination Policy, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director or nominee is independent.

In evaluating the independence of directors, the Board considered all transactions between the Company and entities with which the directors and nominees are associated. Directors Fitzsimmons, Galvin, Lipstein and Wilson are affiliated with companies that purchased services from and/or sold services to the Company or its subsidiaries, which services were either rate-regulated or competitively bid. In addition, Directors Galvin and Lipstein are affiliated with companies that purchased services from and/or sold services to the Company or its subsidiaries, which services were not rate-regulated or competitively bid. In each case, the Board determined that the transactions were significantly below the thresholds under the director independence standards under the NYSE requirements and the Company’s own standard for determining “material relationships” and did not affect the directors’ independence.

The Board also reviewed all contributions made by the Company and its subsidiaries to charitable organizations with which the directors or their immediate family members serve as an executive officer. The Board determined that the contributions were consistent with similar contributions, were approved in accordance with the Company’s normal procedures and were under the thresholds of the director independence requirements.

All of the referenced transactions discussed above were ordinary course commercial transactions made on an arms length basis and on terms comparable to those generally available to unaffiliated third parties under the same or similar circumstances. The Board considered each of these transactions and relationships and determined that none of them was material or affected the independence of directors involved under either the general independence standards contained in the NYSE’s listing standards or the categorical standards contained in our Director Nomination Policy.

As a result of this review, the Board, at its meeting in February 2014, affirmatively determined that the following directors are independent under the standards set forth in the Director Nomination Policy: Catherine S. Brune, Ellen M. Fitzsimmons, Walter J. Galvin, Richard J. Harshman, Gayle P. W. Jackson, James C. Johnson, Steven H. Lipstein, Patrick T. Stokes, Stephen R. Wilson and Jack D. Woodard; and that Thomas R. Voss, as Chief Executive Officer of the Company, and Warner L. Baxter, as President of the Company, are not independent under the Director Nomination Policy.

All members of the Audit and Risk Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee, the Nuclear Oversight and Environmental Committee and the Finance Committee of the Board of Directors are independent under the standards set forth in the Director Nomination Policy.

Policy and Procedures With Respect to Related Person Transactions

The Board of Directors has adopted the Ameren Corporation Policy and Procedures With Respect to Related Person Transactions. This written policy provides that the Nominating and Corporate Governance Committee will review and approve Related Person Transactions (as defined below); provided that the Human Resources Committee will review and approve the compensation of each Company employee who is an immediate family member of a Company director or executive officer and whose annual compensation exceeds $120,000. The Chair of the Nominating and Corporate Governance Committee has delegated authority to act between Committee meetings.

The policy defines a “Related Person Transaction” as a transaction (including any financial transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships)) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000 and in which any Related Person (as defined below) had, has or will have a direct or indirect material interest, other than: (1) competitively bid or regulated public utility services transactions; (2) transactions involving trustee type services; (3) transactions in which the Related Person’s interest arises solely from ownership of Company equity securities and all equity security holders received the same benefit on a pro rata basis; (4) an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction if (i) the compensation arising from the relationship or transaction is or will be reported pursuant to the SEC’s executive and director compensation proxy statement disclosure rules, or (ii) the executive officer is not an immediate family member of another executive officer or director and such compensation would have been reported under the SEC’s executive and director compensation proxy statement disclosure rules as compensation earned for services to the Company if the executive officer was a named executive officer as that term is defined in the SEC’s executive and director compensation proxy statement disclosure rules, and such compensation has been or will be approved, or recommended to our Board of Directors for approval, by the Human Resources Committee of our Board of Directors; or (5) compensation of or transaction with a director, if the compensation or transaction is or will be reported pursuant to the SEC’s executive and director compensation proxy statement disclosure rules.

“Related Person” is defined as (1) each director, director nominee and executive officer of the Company, (2) any person who is known by the Company (or any subsidiary of the Company) to be five percent or greater beneficial owners of more than 5% of any class of the Company’s voting securities, (3) immediate family members of the foregoing persons and (4) any entity in which any of the foregoing persons is a general partner or principal or in a similar position or in which such person and all immediate family members of such person has a 10 percent or greater beneficial interest.

The Office of the Corporate Secretary of the Company assesses whether a proposed transaction is a Related Person Transaction for purposes of the policy.

The policy recognizes that certain Related Person Transactions are in the best interests of the Company and its shareholders.

The approval procedures in the policy identify the factors the Nominating and Corporate Governance Committee will consider in evaluating whether to approve or ratify Related Person Transactions or material amendments to pre-approved Related Person Transactions. The Nominating and Corporate Governance Committee will consider all of the relevant facts and circumstances available to the Nominating and Corporate Governance Committee, including (if applicable) but not limited to: the benefits to the Company; the actual or apparent conflict of interest of the Related Person in the event of the Related Person Transaction, including, but not limited to, the impact on a director’s independence; the availability and costs of other sources for comparable products or services; the terms of the transaction; the terms available to or from unrelated third parties or to employees generally; and an analysis of the significance of the transaction to both the Company and the Related Person. The Nominating and Corporate Governance Committee will approve or ratify only those Related Person Transactions (a) that are in compliance with applicable SEC rules and regulations, NYSE listing requirements and the Company’s policies, including but not limited to the Corporate Compliance Policy and (b) that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Nominating and Corporate Governance Committee determines in good faith. The policy provides for the pre-approval by the Nominating and Corporate Governance Committee of certain Related Person Transactions up to one year prior to the commencement of the transaction.

Based on the standards described above and certain determinations made by the Board discussed under “— Director Independence,” we had no Related Person Transactions in 2013 other than the prospective employment of Julie V. Catron, a daughter of the Company’s Chairman and Chief Executive Officer, Mr. Voss. Ms. Catron became an employee of Ameren Missouri on January 6, 2014 and is expected to earn total compensation of approximately $146,000 representing base salary on an annualized basis; participation in the Executive Incentive Plan at a target award opportunity of 20% of base salary and participation in the PSUP at a target award opportunity of 20% of base salary. In April 2014, Ms. Catron will be eligible to receive a PSUP grant in an amount equal to 75% of what she would have received had she been employed before January 1, 2014. Ms. Catron will also participate in the Company’s benefit and retirement plans as in effect from time to time. Mr. Voss does not supervise Ms. Catron and has no role in setting her compensation.

Legal and Regulatory Matters

In 2013, BJC HealthCare acted as an intervenor in Missouri Public Service Commission proceedings relating to Ameren Missouri rate regulation matters. Director Lipstein, President and Chief Executive Officer of BJC HealthCare, did not participate in Ameren’s Board and Committee deliberations relating to these proceedings.

Policy Regarding Communications to the Board of Directors

The Board of Directors has adopted a policy for shareholders and other interested persons to send communications to the Board. Shareholders and other interested persons who desire to communicate with the Company’s directors or a particular director may write to: Ameren Corporation Board of Directors, c/o Head of Investor Relations, Mail Code 202, 1901 Chouteau Avenue, St. Louis, Missouri 63103. E-mail communications to directors should be sent to directorcommunication@ameren.com. All communications must be accompanied by the following information: if the person submitting the communication is a shareholder, a statement of the number of shares of the Company’s Common Stock that the person holds; if the person submitting the communication is not a shareholder and is submitting the communication to the Lead Director or the non-management directors as an interested party, the nature of the person’s interest in the Company; any special interest, meaning an interest not in the capacity of a shareholder of the Company, of the person in the subject matter of the communication; and the address, telephone number and e-mail address, if any, of the person submitting the communication. Communications received from shareholders and other interested persons to the Board of Directors will be reviewed by the Head of Investor Relations, or such other person designated by all non-management members of the Board, and if such communications are not solicitations, advertisements or other forms of mass mailings, they will be forwarded by the Office of the Corporate Secretary to the Lead Director or applicable Board member or members as expeditiously as reasonably practicable.

Annual Assessment of Board, Board Committee and Individual Director Performance

The Board of Directors reviews its performance, structure and processes in order to assess how effectively it is functioning. This assessment is implemented and administered by the Nominating and Corporate Governance Committee through an annual Board self-evaluation survey and director peer assessment. Further, each of the Audit and Risk Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight and Environmental Committee and Finance Committee of the Board conducts an annual evaluation of its performance. After reviewing the Board self-evaluations and director peer assessments, the Lead Director discusses the Board’s effectiveness with each director individually. The Lead Director reports on the Board self-evaluations and director peer assessments. The full Board of Directors discusses the Board self-evaluation, director peer assessment and committee evaluation reports to determine what, if any, action could improve (1) Board and Board committee performance and (2) if necessary, a director’s performance as it relates to the overall effectiveness of the Board.

In addition to the performance evaluations and assessments described above, the Nominating and Corporate Governance Committee also reviews annually the performance of all incumbent directors who are eligible for re-election at the Company’s next annual meeting of shareholders.

DIRECTOR COMPENSATION

Role of Director Compensation Consultant

As noted above under “— CORPORATE GOVERNANCE — Human Resources Committee Governance — Role of Compensation Consultant,” the Nominating and Corporate Governance Committee directly retained Meridian to advise it with respect to director compensation matters. During 2013, Meridian conducted an outside director market pay analysis for the Nominating and Corporate Governance Committee, as discussed further under “— Fees and Stock Awards” below, and attended a Nominating and Corporate Governance Committee meeting to discuss the analysis. Pursuant to policies and procedures established by the Board of Directors for the purposes of determining whether the work of any compensation consultant raised any conflict of interest, the Nominating and Corporate Governance Committee determined that with respect to director compensation-related matters, no conflict of interest was raised by the work of Meridian.

Fees and Stock Awards

The compensation program for non-management directors is reviewed on an annual basis by the Nominating and Corporate Governance Committee with a view to provide a pay program that compensates non-management directors at the median of the market. For 2013, this review, in consultation with its director compensation independent consultant, included an evaluation of a comparative peer group of companies that was identical to the 2012 PSUP peer group (as discussed under “— COMPENSATION DISCUSSION AND ANALYSIS — Long-Term Incentives: Performance Share Unit Program (“PSUP”)” in the proxy statement prepared in connection with the Company’s 2013 annual meeting of shareholders) to determine the overall competitiveness of pay and prevalence of program features of Ameren’s director compensation program.

The Nominating and Corporate Governance Committee recommended and the Board of Directors of Ameren has previously approved the following compensation program, which was in effect up until August 12, 2013, for each director who is not an employee of the Company:

•	an annual cash retainer of $55,000 payable in 12 equal installments;

•

an award of immediately vested shares of the Company’s Common Stock equaling approximately $85,000 provided annually to all directors on or about January 1; in addition, an award of immediately vested shares of the Company’s Common Stock equaling approximately $85,000 shall also be provided to new directors upon initial election to the Board;

•	a fee of $1,750 for each Board meeting attended;

•	a fee of $1,750 for each Board committee meeting attended;

•

an additional annual cash retainer of $20,000 for the Lead Director and $10,000 for the Chairpersons of the Human Resources Committee, the Nominating and Corporate Governance Committee and the Finance Committee;

•

an additional annual cash retainer of $15,000 for the Chairpersons of the Audit and Risk Committee and the Nuclear Oversight and Environmental Committee, and an additional $10,000 annual cash retainer for the other members of the Audit and Risk Committee and the Nuclear Oversight and Environmental Committee;

•	an additional annual cash retainer of $5,000 for members of the Human Resources Committee, the Nominating and Corporate Governance Committee and the Finance Committee;

•	reimbursement of customary and usual travel expenses; and

•	eligibility to participate in a nonqualified deferred compensation program, as described below.

Based on market data, in August 2013, the Nominating and Corporate Governance Committee recommended and the Board of Directors of Ameren approved an increase in the Board meeting and Board committee meeting fees from $1,750 to $2,000 and an increase in shares of Common Stock awarded to new non-management directors upon election, and annually to all non-management directors on or about January 1 of each year, from approximately $85,000 to $100,000 of shares, effective as of August 12, 2013.

Directors who are employees of the Company do not receive compensation for their services as a director.

The following table sets forth the compensation paid to non-management directors for fiscal year 2013, other than reimbursement for travel expenses.

2013 DIRECTOR COMPENSATION TABLE

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2) ($) (c)	Option Awards(3) ($) (d)	Non-Equity Incentive Plan Compensation(3) ($) (e)	Change In Pension Value and Nonqualified Deferred Compensation Earnings(4) ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Brauer(5)	33,836	85,014	–	–	–	–	118,850
Brune	117,250	85,014	–	–	–	–	202,264
Fitzsimmons	116,258	85,014	–	–	–	–	201,272
Galvin	130,598	85,014	–	–	3,123	–	218,735
Harshman	65,588	85,015	–	–	–	–	150,603
Jackson	109,008	85,014	–	–	–	–	194,022
Johnson	105,508	85,014	–	–	–	–	190,522
Lipstein	96,516	85,014	–	–	–	–	181,530
Stokes	109,676	85,014	–	–	7,111	–	201,801
Wilson	115,500	85,014	–	–	–	–	200,514
Woodard	113,762	85,014	–	–	5,287	–	204,063

(1)	Represents the cash retainer and fees for service on the Board of Directors and its committees and meeting attendance as discussed above.

(2)	As discussed above, the annual grants of immediately vested shares of the Company’s Common Stock equaling approximately $85,000 were awarded to Directors Brauer, Brune, Fitzsimmons, Galvin, Jackson, Johnson, Lipstein, Stokes, Wilson and Woodard on January 10, 2013; and to Director Harshman on June 12, 2013. The price at which such shares were granted to the non-management directors pursuant to the 2006 Plan was $30.72 per share on January 10, 2013 and $34.02 per share on June 12, 2013. As of December 31, 2013, Directors Galvin, Stokes and Woodard each had an aggregate of 15,771 deferred Stock Units (as defined below) accumulated in their deferral accounts from deferrals of annual stock awards, including additional deferred Stock Units credited as a result of dividend equivalents earned with respect to the deferred Stock Units (see “— Directors Deferred Compensation Plan Participation” below).

(3)	No stock option awards or payouts under non-equity incentive plans were received by any non-management director in 2013.

(4)

Ameren does not have a pension plan for non-management directors. The amount in this column consists solely of the above market earnings on cash compensation deferred with respect to plan years beginning on or prior to January 1, 2010 for deferrals made prior to January 1, 2010 (see “— Directors Deferred Compensation Plan Participation” below). There are no above-market or preferential earnings on compensation deferred with respect to plan years beginning on or after January 1, 2010 for deferrals made on and after January 1, 2010.

(5)	Director Brauer resigned from the Board of Directors on April 22, 2013.

Directors Deferred Compensation Plan Participation

The Ameren Corporation Deferred Compensation Plan for Members of the Board of Directors, as amended (the “Directors Deferred Compensation Plan”), offers non-management directors the option to defer all or part of their annual cash retainers, meeting fees and Company Common Stock share awards as described below. The deferred compensation plan available to directors prior to 2009 permitted non-management directors to defer only annual cash retainers and meeting fees. In 2013, Directors Galvin, Stokes and Woodard elected to defer all of their annual Board and Board committee cash retainers, meeting fees and 2013 stock award under the Directors Deferred Compensation Plan.

All deferrals of Company Common Stock awards pursuant to the Directors Deferred Compensation Plan are converted to “Stock Units,” representing each share of Company Common Stock awarded to and deferred by the participant. Stock Units are not considered actual shares of Company Common Stock, and participants have no rights as an Ameren shareholder with respect to any Stock Units until shares of Company Common Stock are delivered in accordance with the Directors Deferred Compensation Plan. Participants will have the right to receive dividend equivalents on Stock Units as of each dividend payment date, which are to be converted to additional Stock Units on the dividend payment date in accordance with the 2006 Plan. The price used for converting dividend equivalents to additional Stock Units is the same as the price used for calculating the number of additional shares purchased as of such dividend payment date under the Ameren DRPlus Plan.

All payments under the Directors Deferred Compensation Plan relating to deferrals of a director’s Company Common Stock award (including dividend equivalents which will be converted into additional Stock Units) will be made in the form of one share of Company Common Stock for each whole Stock Unit and cash equal to the fair market value of each fraction of a Stock Unit credited to the participant’s account.

With respect to annual cash retainer and meeting fees, deferred amounts, plus an interest factor, are used to provide payout distributions following completion of Board service and certain death benefits. In October 2009, the Company adopted an amendment to the Directors Deferred Compensation Plan which amended the portion of the Directors Deferred Compensation Plan relating to the interest crediting rates used for cash amounts deferred with respect to plan years commencing on and after January 1, 2010. In October 2010, the Company adopted an amendment to the Directors Deferred Compensation Plan for plan years beginning on and after January 1, 2011 to change the measurement period for the applicable interest rates for cash amounts deferred under such plan prior to January 1, 2010. Pursuant to the amended Directors Deferred Compensation Plan, cash amounts deferred (and interest attributable thereto) accrue interest at the rate to be applied to the participant’s account balance depending on (1) the plan year for which the rate is being calculated and (2) the year in which the deferral was made, as follows:

Table A
Calculation for Plan Year	Deferral Date	Rate
Plan Years beginning prior to January 1, 2010	Deferrals prior to January 1, 2010	150 percent of the average of the monthly Mergent’s Seasoned AAA Corporate Bond Yield Index rate (the “Directors Deferred Plan Index Rate”) for the calendar year immediately preceding such plan year — for 2013 such interest crediting rate was 5.55 percent

Plan Years beginning on or after January 1, 2010	Deferrals on and after January 1, 2010	120 percent of the applicable federal long-term rate, with annual compounding (as prescribed under Section 1274(d) of the IRC) (“AFR”) for the December immediately preceding such plan year (the “Directors Deferred Plan Interest Rate”) — for 2013 such interest crediting rate was 2.89 percent

After the participant director retires or dies, the deferred amounts (and interest attributable thereto) accrue interest as follows:

Table B
Calculation for Plan Year	Deferral Date	Rate
Plan Years beginning prior to January 1, 2010	Deferrals prior to January 1, 2010	Average monthly Mergent’s Seasoned AAA Corporate Bond Yield Index rate (the “Directors Deferred Plan Base Index Rate”) for the calendar year immediately preceding such plan year — for 2013 such interest crediting rate was 3.70 percent

Plan Years beginning on or after January 1, 2010	Deferrals on and after January 1, 2010	Directors Deferred Plan Interest Rate — for 2013 such interest crediting rate was 2.89 percent

As a result of the changes described in the narrative preceding the tables above, there are no above-market or preferential earnings on compensation deferred with respect to plan years beginning on or after January 1, 2010 for deferrals made on and after January 1, 2010.

A participant director may choose to receive the deferred amounts upon ceasing to be a member of the Company’s Board of Directors at age 55 or over in a lump sum payment or in installments over a set period of up to 15 years. However, in the event a participant ceases being a member of the Company’s Board of Directors prior to age 55, the balance in such participant’s deferral account shall be distributed in a lump sum to the participant within 30 days of the date the participant ceases being a member of the Company’s Board of Directors. In the event a participant ceases being a member of the Company’s Board of Directors prior to age 55 and after the occurrence of a Change of Control (as hereinafter defined under “EXECUTIVE COMPENSATION — OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control — In General — Change of Control Severance Plan”), the balance in such director’s deferral account, with any interest payable as described in Table A above, shall be distributed in a lump sum to the director within 30 days after the date the director ceases being a member of the Company’s Board of Directors. In the event that the Company ceases to exist or is no longer publicly traded on the NYSE or the NASDAQ Stock Market (“NASDAQ”), upon the occurrence of such Change of Control, any Stock Units held by a participating director will be converted to a cash value upon the Change of Control and thereafter will be credited with interest as described in Table A above until distributed. The cash value of the Stock Unit will equal the value of one share of Company Common Stock based upon the closing price on the NYSE or NASDAQ on the last trading day prior to the Change of Control.

Director Stock Ownership Requirement

Since 2007, the Company has had a stock ownership requirement applicable to all of its non-management directors. Under this requirement, as set forth in the Company’s Corporate Governance Guidelines, within the later of five years of the January 1, 2007 effective date or within five years after initial election to the Board, all non-management directors are required to own Company Common Stock equal in value to at least five times their base annual cash retainer and hold such amount of stock throughout their directorship.

If at any time a non-management director does not satisfy the stock ownership requirement, such director must retain at least 50 percent of the after-tax shares acquired by such director subsequent to January 1, 2012 under Ameren’s equity compensation programs until the stock ownership requirement is satisfied.

All non-management directors currently satisfy the stock ownership requirement with the exception of Director Harshman, who is a new director and has until 2019 to meet this requirement.

ITEM (2): NON-BINDING ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

In accordance with Rule 14a-21(a) of the Exchange Act, the Company is providing shareholders with the right to cast a non-binding advisory vote to approve the compensation of the Executives at the Annual Meeting. This proposal, commonly known as a “say-on-pay” proposal, provides shareholders with the opportunity to endorse or not endorse the Company’s compensation program for Executives through the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding advisory basis, the compensation of the Executives, as disclosed in the Compensation Discussion and

Analysis, the compensation tables and other narrative executive compensation disclosures in this proxy statement.”

Please refer to the section entitled “Executive Compensation” of this proxy statement for a detailed discussion of our executive compensation principles and practices and the 2013 compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation principles and practices and the 2013 compensation of our Named Executive Officers.

As an advisory vote, this proposal is not binding on the Company. However, the Board of Directors values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of this vote when developing future compensation programs for Executives. It is currently expected that shareholders will be given an opportunity to cast a non-binding advisory vote on this topic annually, with the next opportunity occurring in connection with the Company’s annual meeting in 2015.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING ADVISORY APPROVAL OF THE COMPENSATION OF THE EXECUTIVES DISCLOSED IN THIS PROXY STATEMENT.

ITEM (3): APPROVAL OF THE 2014 OMNIBUS INCENTIVE COMPENSATION PLAN

The Board is requesting that shareholders vote in favor of adopting the Ameren Corporation 2014 Omnibus Incentive Compensation Plan (the “2014 Plan”), which was approved by the Board of Directors on February 14, 2014, subject to shareholder approval. The 2014 Plan has been established to replace, on a prospective basis, the Ameren Corporation 2006 Omnibus Incentive Compensation Plan (the “2006 Plan”), which was previously approved by shareholders and expires on May 2, 2016. As of December 31, 2013, there were 627,648 shares of our Common Stock available for new grants under our 2006 Plan. If approved by shareholders, the 2014 Plan will become effective as of April 24, 2014 and will replace the 2006 Plan for any new grants made after April 24, 2014. Any awards previously granted under the 2006 Plan will continue to vest and/or be exercisable in accordance with their original terms and conditions. If shareholders do not approve the 2014 Plan, it will not be adopted and no grants will be made under it. In such event, the 2006 Plan will remain in effect but the Board’s Human Resources Committee (the “Committee”) will be limited in the number and type of awards it will be able to grant under the 2006 Plan, given the decreasing number of shares that are available for grants under that plan.

Subject to adjustment upon the occurrence of various corporate events as described in the proposed 2014 Plan, the maximum number of shares requested for shareholder approval under the proposed 2014 Plan is 8,000,000 shares. If the proposed 2014 Plan is approved by shareholders, based on its historic grant practices, the Company anticipates that the requested share authorization under the proposed 2014 Plan will last for a significant portion of its ten-year term.

The proposed 2014 Plan is intended to develop employees’ sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage members of the Company’s Board of Directors to devote their best efforts to the Company’s business, thereby advancing the interests of the Company and its shareholders. In order to build a stable and experienced management team, the Company seeks to maintain and strengthen these individuals’ desire to remain with the Company as well as to attract able individuals to become employees or serve as directors. As with the 2006 Plan, the ultimate goal of the 2014 Plan is to encourage those individuals who are and will be responsible for the Company’s future growth and continued success to have a greater personal financial investment in the Company through ownership of our Common Stock.

In addition, as with the 2006 Plan, the Company’s Board of Directors has determined that it would be in the Company’s best interests to preserve the Committee’s flexibility under the Plan to grant certain performance awards that are intended to qualify for the “qualified performance-based compensation” exception from the $1 million limit on deductibility of compensation paid to each of the chief executive officer and the other three most highly compensated executive officers (other than the chief financial officer) of a public company imposed by Section 162(m) of the IRC (“Section 162(m)”). In approving the 2014 Plan, shareholders will also be approving the material terms of the performance goals under the Plan that are intended to qualify certain performance awards under the 2014 Plan for the “qualified performance-based compensation” exception under Section 162(m). Because, under the 2014 Plan, the Committee retains the discretion to change the specific performance targets applicable to performance awards that are intended to constitute qualified performance-based compensation under Section 162(m), Section 162(m) would require shareholder re-approval of the material terms of the performance goals under the 2014 Plan every five years. Accordingly, if shareholders approve the 2014 Plan, shareholders will need to re-approve the material terms of the performance goals under the plan no later than the Company’s annual meeting of shareholders in 2019 in order to preserve the Committee’s flexibility to grant awards intended to constitute qualified performance-based compensation under Section 162(m) after the Company’s annual meeting of shareholders in 2019. In addition, notwithstanding shareholders’ approval of the 2014 Plan, no assurance can be given that awards under the 2014 Plan intended by the Committee to satisfy the requirements for qualified performance-based compensation under Section 162(m) will in fact do so. Furthermore, even if the 2014 Plan is approved by shareholders, the Committee may still grant awards that are not intended to constitute qualified performance-based compensation under Section 162(m) if the Committee determines that granting such awards is in the best interests of the Company.

KEY FEATURES OF THE PLAN

The 2014 Plan retains many of the features of the 2006 Plan in addition to including updates of certain provisions. As with the 2006 Plan, all awards for employees can only be made pursuant to the authority of the Committee, and with respect to awards to non-management directors, all awards can only be made pursuant to the authority of the Board.

Key features of the 2014 Plan are described below but are qualified in their entirety by reference to the full text of the Plan attached as Appendix B to this proxy statement.

•

Subject to adjustment upon the occurrence of various corporate events as described in the 2014 Plan, the maximum number of shares that may be granted under the 2014 Plan is 8,000,000 shares, all of which may be granted pursuant to incentive stock options (“ISOs”).

•

This share request will result in overall dilution of 4.1 percent, which an analysis of similar utility companies indicates is below the industry median. The analysis also showed that Ameren’s three-year average grant history of 0.3 percent of outstanding shares annually has been at the industry median.

•	The maximum aggregate value of awards that may be granted to any non-employee member of our Board of Directors during any calendar year is $400,000.

•

To the extent, if at all, that the issuance of a share that is subject to an award that is outstanding under the 2006 Plan as of April 24, 2014 would cause the Company to exceed the maximum authorized shares under the 2006 Plan, the issuance of that share will take place under the 2014 Plan and will therefore reduce the maximum number of shares that may be granted under the 2014 Plan.

•

Any shares related to awards under the 2014 Plan that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of shares, or are exchanged with the Committee’s permission, prior to the issuance of shares, for awards not involving shares, shall be available again for grants under the 2014 Plan.

•

Shares subject to an award under the 2014 Plan will not again be available for issuance under the 2014 Plan if the shares are (i) shares tendered or withheld in payment of the exercise price of an option, (ii) shares delivered to or withheld by the Company to satisfy any tax withholding liabilities arising from an option, or (iii) shares covered by a stock-settled stock appreciation right that were not issued upon the settlement of the stock appreciation right.

•

Awards may include stock options (including ISOs and nonqualified stock options (“NQSOs”)), stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, cash-based awards and other stock-based awards.

•

Shares issued pursuant to “Full Value Awards” (awards other than stock options or stock appreciation rights that are settled by the issuance of shares, e.g., restricted stock, restricted stock units, performance shares, performance units if settled with stock, or other stock-based awards) shall reduce the 2014 Plan’s share authorization at a rate of 1 to 1, while shares pursuant to stock option or stock appreciation rights shall reduce the 2014 Plan’s share authorization at a rate of 0.47 to 1.

•

The 2014 Plan does not allow reloads, repricing, exchanges of stock options or stock appreciation rights for cash (other than in connection with a change of control of the Company), stock options issued at a discount to fair market value, or nonqualified stock options or stock appreciation rights to be transferred by a participant for consideration.

•	Awards granted under the 2014 Plan are subject to a “clawback” and to the Company’s compensation recoupment policy as such policy may be in effect from time to time in certain circumstances.

•	The exercise price of options and the grant price of stock appreciation rights must be at least equal to 100 percent of the fair market value of the shares as determined on the date of the grant.

•	The maximum term of options and stock appreciation rights is 10 years.

•

The Committee may provide in an option award agreement or in a stock appreciation right agreement (as applicable), that if, on the last day of the term of the option or the stock appreciation right, the fair market value of one share exceeds the exercise price per share of the option or the grant price per share of the stock appreciation right (as applicable), if the holder of the option or stock appreciation right has not exercised the option or the stock appreciation right and the option or stock appreciation right has not otherwise expired, the option or stock appreciation right will be deemed to have been exercised by its holder on such day.

•

The Committee may grant dividend equivalents based on the dividends declared on shares that are subject to any Full Value Award; provided that the dividend equivalents will be subject to any performance conditions that apply to the underlying award. Dividends or dividend equivalents will not accrue, be granted or be paid with respect to shares that are subject to an outstanding option or stock appreciation right.

•

Unless and until the Committee determines that an award to the Company’s Chief Executive Officer or any of the other three most highly compensated executive officers (other than the Chief Financial Officer) is not intended to constitute qualified performance-based compensation under Section 162(m), annual award limits set forth in the 2014 Plan are as follows:

Award(s)	Annual Limit
Stock Options	2,000,000 shares
Stock Appreciation Rights	2,000,000 shares
Restricted Stock or Restricted Stock Units	300,000 shares
Performance Units or Performance Shares	Value of 300,000 shares or 300,000 shares (each measured at target); up to 2.5 shares (or the cash value of 2.5 shares) may be issued for each performance share or performance share unit
Cash-Based Awards	$5 million
Other Stock-Based Awards	300,000 shares

•

The performance goals upon which the payment or vesting of an award that is intended to constitute qualified performance-based compensation under Section 162(m) are limited to certain performance measures as listed below and as set forth in the 2014 Plan:

•	Net earnings or net income (before or after taxes);

•	Earnings per share;

•	Net sales or revenue growth;

•	Net operating profit;

•	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue);

•	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

•	Earnings before or after taxes, interest, depreciation, and/or amortization;

•	Gross or operating margins;

•	Gross revenue;

•	Productivity ratios;

•	Share price (including, but not limited to, growth measures);

•	Expense targets;

•	Margins;

•	Operating efficiency;

•	Capacity utilization;

•	Increase in customer base;

•	Environmental health and safety;

•	Diversity;

•	Quality;

•	Customer satisfaction;

•	Working capital targets;

•	Economic value added, or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

•	Net debt;

•	Corporate governance;

•	Total shareholder return;

•	Dividend; and

•	Bond rating.

The performance measures will be used by the Committee in a quantitative manner. The Committee will determine whether the performance targets or goals that have been chosen for a particular performance award have been met and may provide in an award when the award is established that any evaluation of performance may include or exclude any of the following that are objectively determinable and that occur during the performance period to which the award is subject: asset write-downs, litigation, claim judgments, or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reporting results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in FASB ASC Topic 225-20-20 or its successor and/or in management’s discussion of financial condition and results of operations appearing in the Company’s annual report to shareholders or Annual Report on Form 10-K for the applicable year; acquisitions or divestitures; and foreign exchange gains and losses.

Awards that are intended to constitute qualified performance-based compensation under Section 162(m) may not be adjusted upward, but the Committee has the discretion to adjust these awards downward. The Committee has the discretion to grant awards that do not qualify for the performance-based compensation exception under Section 162(m). Generally, awards may be paid in the form of cash, shares of common stock, or in any combination, as determined by the Committee.

ADMINISTRATION

The 2014 Plan will be administered by the Committee. The Committee will have full and exclusive discretionary authority, subject to the provisions of the 2014 Plan, to establish rules and regulations necessary for the proper administration of the 2014 Plan. All actions taken and all interpretations and determinations made by the Committee shall be final and binding.

ELIGIBILITY

Employees and non-management directors of the Company or any of its subsidiaries or affiliates are eligible to receive awards under the 2014 Plan. From time to time, the Committee (or as to non-management directors, the Board) will determine who will be granted awards, the number of shares subject to such grants and all other terms of awards.

While all employees are eligible to receive awards under the 2014 Plan, the Committee currently expects that approximately 230 employees will initially participate in the 2014 Plan. The Board currently expects that all non-management directors, of whom there will be 10 if all such nominees are elected, will also initially participate in the 2014 Plan.

CHANGE OF CONTROL

Under the 2014 Plan, the Committee will determine and provide in the applicable award agreement the effect, if any, on an award of the occurrence of a change of control of the Company.

TERMINATION OF EMPLOYMENT

Under the 2014 Plan, the Committee will determine and provide in the applicable award agreement the effect, if any, on an award of the occurrence of the award holder’s termination of employment from the Company.

TRANSFERABILITY OF AWARDS

During the lifetime of the holder of an award under the 2014 Plan, the award will be exercisable only by the holder. Awards will not be transferable other than by will or the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for an award holder to designate a beneficiary to whom any amounts payable or shares deliverable in the event of, or following, the holder’s death, may be provided.

Notwithstanding the foregoing, the Committee may, in its discretion, determine that any or all awards (other than ISOs) may be transferable (i) pursuant to a domestic relations order or in settlement of domestic property rights and (ii) to an entity in which more than 50% of the voting interests are owned by the award holder’s family members (or the award holder) in exchange for an interest in that entity.

AMENDMENT AND TERMINATION OF THE 2014 PLAN

The Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the 2014 Plan and any award agreement in whole or in part; except that, without the prior approval of the Company’s shareholders and except as permitted under the 2014 Plan’s adjustment provision, options or SARs awarded under the 2014 Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the exercise price of a previously granted option or the grant price of a previously granted SAR, or exchanged for a cash payment or other awards (other than in connection with a change of control of the Company) and no material amendment of the 2014 Plan will be made without shareholder approval if shareholder approval is required by law, regulation, or a stock exchange rule.

Other than as described in the following sentence, no termination, amendment, suspension, or modification of the 2014 Plan or an award agreement will adversely affect in any material way any award previously granted under the 2014 Plan, without the written consent of the holder of the award. The Board of Directors may amend the 2014 Plan or an award agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the 2014 Plan or an award agreement to any present or future law that relates to the 2014 Plan (including, but not limited to, IRC Section 409A), and to the administrative regulations and rulings promulgated thereunder.

Unless terminated earlier by the Committee, the 2014 Plan will terminate on April 24, 2024.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain material federal income tax consequences of the issuance and receipt of awards under the 2014 Plan under the law as in effect on the date of this proxy statement. This summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the 2014 Plan, nor does it cover state, local, or non-U.S. taxes.

Pursuant to SEC disclosure requirements, this summary includes a description of the federal income tax consequences of the issuance and exercise of stock options, as well as other awards that may be granted under the 2014 Plan. We note, however, that historically, the Company has not generally had a practice of granting stock options.

Incentive Stock Options (ISOs)

An optionee generally realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the employee. With some exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee equal to the value of the shares at the time of exercise less the exercise price. The same amount is deductible by the Company as compensation, provided that the Company reports the income to the optionee. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee exercises an ISO and satisfies the holding period requirements, the Company may not deduct any amount in connection with the ISO. If a sale or disposition of shares acquired with the ISO occurs after the holding period, the employee will recognize long-term capital gain or loss at the time of sale equal to the difference between proceeds realized and the exercise price paid.

In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NQSO. ISOs are also treated as NQSOs to the extent that they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Non-Qualified Stock Options (NQSOs)

An optionee generally has no taxable income at the time of grant of an NQSO but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of shares acquired upon exercise over the exercise price. The same amount is deductible by the Company as compensation, provided that, in the case of an employee option, the Company reports the income to the employee. Upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

Stock Appreciation Rights (SARs)

Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the SAR is granted. If a participant receives the appreciation inherent in the SAR in cash, the cash will be taxed as ordinary income to the participant at the time it is received. If a participant receives the appreciation inherent in the SAR in shares, the spread between the then-current market value and the base price will be taxed as ordinary income to the participant at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the settlement of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

Restricted Stock

The recipient of restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). However, the recipient may elect under Section 83(b) of the IRC to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award (less the purchase price, if any, paid for such shares), determined without regard to the restrictions. If a Section 83(b) election is made, the capital gain/loss holding period for such shares commences on the date of the award. Any further change in the value of the shares will be taxed as a capital gain or loss only if and when the shares are disposed of by the recipient. If the recipient does not make a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse will be treated as compensation income to the recipient and will be taxable in the year the restrictions lapse, and the capital gain/loss holding period for such shares will also commence on such date. Except as described under “Other Tax Matters” below, the Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount as is treated as compensation income to the recipient.

Restricted Stock Units

No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the market price of unrestricted shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid, if any, by the participant for such restricted stock units), and the capital gain/loss holding period for such shares will also commence on such date.

Cash Awards

Cash awards are taxable income to the recipient for federal income tax purposes at the time of payment. The recipient will have compensation income equal to the amount of cash paid, and except as described under “Other Tax Matters” below, the Company will have a corresponding deduction for federal income tax purposes.

Performance Awards

A participant who receives a performance award will not recognize any taxable income for federal income tax purposes upon receipt of the award. Any shares received pursuant to the settlement of the award will be treated as compensation income received by the employee generally in the year in which the employee receives such shares. Upon selling the shares, the recipient will recognize a capital gain or loss in an amount equal to the difference between the sale price of the shares and the recipient’s tax basis of the shares. The Company generally will be entitled to a deduction for compensation paid in the same amount that is treated as compensation income to the recipient.

NEW PLAN BENEFITS

Any awards under the 2014 Plan will be at the discretion of the Compensation Committee. It is not possible at present to determine the amount or the form of any award that will be granted to any individual during the term of the 2014 Plan. The table below, however, sets forth the awards that have been granted under the 2006 Plan in 2014 to our Named Executive Officers, our other executive officers, our non-executive members of our Board of Directors and our other employees who are not executives.

2014 EQUITY-BASED INCENTIVE AWARD GRANTS UNDER THE 2006 PLAN

Name and Position	Options #	Stock Awards(1) #
Thomas R. Voss, Chairman and Chief Executive Officer, Ameren	0	96,405

Martin J. Lyons, Jr., Executive Vice President and Chief Financial Officer, Ameren	0	27,690

Warner L. Baxter, President, Ameren and Chairman, President and Chief Executive Officer, Ameren Missouri	0	31,381

Charles D. Naslund, Executive Vice President, Ameren Services and Ameren Missouri	0	19,943

Gregory L. Nelson, Senior Vice President, General Counsel and Secretary, Ameren, Ameren Services, Ameren Missouri and Ameren Illinois	0	20,267

All executive officers as a group	0	278,748 (including named executive officers above) or 83,062 (excluding named executive officers above)

Non-executive directors as a group	0	27,660(2)

Non-executive officer employee group	0	401,858 (excludes named executive officers and executive officers)

(1)	Stock awards represent performance share unit awards granted to executive officers and employees at target level.

(2)	Stock awards represent 9,681 shares that have been deferred and 17,979 shares awarded on a current basis.

Please see above under “Board Structure, Director Compensation and Corporate Governance – Director Compensation – Fees and Stock Awards” for a description of our equity program for non-management directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2013, with respect to the shares of Common Stock that may be issued under its existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	2,509,073	(2)	627,648
Equity compensation plans not approved by security holders	–	–	–
Total	2,509,073	(2)	627,648

(1)	Consists of the 2006 Plan, which was approved by shareholders in May 2006 and expires on May 2, 2016. Pursuant to grants of PSUs under the 2006 Plan, 801,853 of the securities represent PSUs that vested as of December 31, 2013 (including accrued and reinvested dividends), and 1,653,280 of the securities represent target PSUs granted but not vested (including accrued and reinvested dividends) as of December 31, 2013. The actual number of shares issued in respect of the PSUs will vary from 0% to 200% of the target level depending upon the achievement of total shareholder return objectives established for such awards. For additional information about the PSUs, including payout calculations, see below under “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Long-Term Incentives: Performance Share Unit Program (“PSUP”).” 53,940 of the securities represent shares that may be issued as of December 31, 2013, to satisfy obligations under the Ameren Corporation Deferred Compensation Plan for members of the board of directors.

(2)	Earned PSUs and deferred compensation stock units are paid in shares of Ameren common stock on a one-for-one basis. Accordingly, the PSUs and deferred compensation stock units have been excluded for purposes of calculating the weighted-average exercise price.

Ameren Missouri and Ameren Illinois do not have separate equity compensation plans.

ADDITIONAL INFORMATION

The closing price per share on the NYSE of the Company’s Common Stock on March 6, 2014 was $40.30. The Company intends to register the shares issuable under the 2014 Plan under the Securities Act of 1933, as amended, after it receives shareholder approval.

The Board believes that it is in the best long-term interests of both shareholders and employees of the Company to maintain a progressive stock-based incentive program in order to attract and retain the services of outstanding directors and personnel and to encourage such directors and personnel to have a greater financial investment in the Company.

VOTE REQUIRED FOR APPROVAL

Under Missouri law, approval of the proposal requires the affirmative vote of a majority of the shares outstanding as of the record date and represented in person or by proxy at the Annual Meeting at which a quorum must be present. In addition, under Missouri law and pursuant to the rules of the NYSE, an abstention from voting on this matter will be treated as “present” for quorum purposes and will have the same effect as a vote against this proposal.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMEREN CORPORATION 2014 OMNIBUS INCENTIVE COMPENSATION PLAN.

ITEM (4): RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014

The Company is asking its shareholders to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. PwC was appointed by the Audit and Risk Committee.

Although ratification by the shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this appointment by the shareholders. In the event the shareholders fail to ratify the appointment, the Audit and Risk Committee will consider this factor when making any determination regarding PwC. Even if the selection is ratified, the Audit and Risk Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PWC AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

ITEM (5): SHAREHOLDER PROPOSAL REGARDING HAVING AN INDEPENDENT BOARD CHAIRMAN

The proponent of the shareholder proposal described below notified the Company of his intention to present the proposal for consideration and action at the Annual Meeting. The name and address of the proponent and the number of shares he holds will be furnished by the Secretary of the Company upon receipt of any telephonic or written request for such information. The Company is not responsible for the accuracy or content of the proposal and supporting statement presented below which, following SEC rules, are reproduced as received from the proponent.

THE BOARD OF DIRECTORS OPPOSES THE FOLLOWING PROPOSAL FOR THE REASONS STATED AFTER THE PROPOSAL.

Independent Board Chairman

RESOLVED: Shareholders request that our Board of Directors to adopt a policy, and amend other governing documents as necessary to reflect this policy, to require the Chair of our Board of Directors to be an independent member of our Board. This independence requirement shall apply prospectively so as not to violate any contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

When our CEO is also our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated our executive pay D. Ameren had not adopted effective CEO stock ownership guidelines and unvested equity pay would not lapse upon CEO termination.

James Johnson, who chaired our nomination committee, received our highest negative votes. Director Stephen Wilson was also a CEO who was on a total of 3 company boards. Not one member of our audit committee had substantial industry knowledge. Not one non-executive member of our board had expertise in risk management.

GMI rated Ameren D for accounting. Our company had a history of significant restatements, special charges or write-offs. Ameren reported a fourth-quarter 2012 impairment and other charges of $2 billion. There were also forensic accounting ratios related to revenue recognition that had extreme values either relative to industry peers or to our company’s own history.

Ameren had also been flagged for a high level of carbon emissions and waste production. Our company has been flagged for its failure to establish specific environmental impact reduction targets, a critical practice for any company operating in a high environmental impact industry that is committed to its own long-term sustainability. The company has been flagged for its failure to utilize an environmental management system or to seek ISO 14001 certification for some or all of its operations. In January 2011, Ameren’s subsidiary Ameren Missouri faced tens of millions of dollars of potential fines and other penalties from a lawsuit filed by the DOJ which alleged that emissions from the utility’s Rush Island power plant in Festus violated the Clean Air Act.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Independent Board Chairman

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” ITEM (5).

The Board has carefully considered this proposal and unanimously recommends that you vote “AGAINST” the proposal. While the Board respectfully disagrees with a number of assertions in the proponent’s statement, it will limit its response here to the fundamental governance question it raises. As discussed further below, the Board believes that the Company and its shareholders are best served if the Board has the flexibility to decide how to allocate the responsibilities of the offices of Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”), taking into consideration the circumstances of the Company at any given point in time. The proposal seeks to impose a fixed organizational structure on the Board by requiring the Chairman to be independent and would effectively limit the Board’s ability to select the most qualified and appropriate individual to lead the Board.

The Board believes that the selection of Chairman and CEO, and how the responsibilities of those offices should be allocated, should be the responsibility of the Board. In selecting a Chairman, the Board considers the best interests of the Company and its shareholders, in light of then-current and anticipated future circumstances and taking into consideration succession planning, skills and experience of the individual, among other factors. In some circumstances, the best candidate will be a current or former CEO, and in others, the interests of the Company will best be served if the offices are separately allocated or allocated so that the Company has an independent Chairman. For instance, the Company separated the roles of Chairman and CEO in 2009 when then-CEO Gary L. Rainwater remained in the role of Chairman while he transitioned out of his role as the Company’s president and CEO. In 2010, the Board decided that it was in the best interests of the Company and its shareholders to appoint Mr. Voss as the Chairman in addition to his role as CEO. This illustrates the importance in having the Board retain flexibility in allocating the responsibilities of Chairman and CEO in order to adapt to the changing needs of the Company.

The Board also believes that the Company has robust corporate governance practices and policies in place that provide the Board with independence and allow for effective oversight of management. For example, the Corporate Governance Guidelines, available at http://www.ameren.com/Investors/Pages/CorpGovGuidelines.aspx, provide that when the Chairman is the CEO or an employee of the Company, the Company must have a designated independent Lead Director, selected by the Nominating and Corporate Governance Committee and ratified by the independent directors for a minimum of a one-year term, with clearly delineated and comprehensive duties and responsibilities including: (i) to preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (ii) to convene and chair meetings of the independent directors in executive session at each Board meeting; (iii) to solicit the non-management directors for advice on agenda items for meetings of the Board; (iv) to serve as a liaison between the Chairman and CEO and the independent directors; (v) to call meetings of the independent directors; (vi) to collaborate with the Chairman and CEO in developing the agenda for meetings of the Board and approve such agendas; (vii) to consult with the Chairman and CEO on and approve information that is sent to the Board; (viii) to collaborate with the Chairman and CEO and the Chairpersons of the standing committees in developing and managing the schedule of meetings of the Board and approve such schedules to assure that there is sufficient time for discussion of all agenda items; and (ix) if requested by major shareholders, to ensure that he or she is available for consultation and direct communication.

Furthermore, all of the directors on the Board are independent (more than two-thirds), with the exception of Mr. Voss, and only independent directors serve on standing Board committees. Accordingly, fully independent Board committees are responsible for oversight of critical matters, such as the integrity of the Company’s financial statements, its independent auditor, compliance with legal and regulatory requirements, evaluating senior executive (including the CEO) performance and compensation, nominating members of the Board, and determining the Board leadership structure, including an annual review of whether to combine or separate the Chair and CEO roles.

The Board believes that the Company’s existing strong governance framework ensures Board independence and provides effective oversight of management. The Company’s governance practices include the annual election of directors, majority voting for the election of directors, the absence of a poison pill, and a robust policy for facilitating shareholder and third party communication with the Company’s directors. The proposal mandates a particular leadership structure and hinders the Board’s ability to select the most qualified and appropriate individual to lead the Board at any given time. In order to best serve the Company and its shareholders, it is critical for the Board to retain flexibility in allocating the responsibilities of the Chairman and CEO.

VOTE REQUIRED FOR APPROVAL

Under Missouri law, approval of the proposal requires the affirmative vote of a majority of the shares outstanding as of the record date and represented in person or by proxy at the Annual Meeting at which a quorum must be present. In addition, under Missouri law, an abstention from voting on this matter will be treated as “present” for quorum purposes and will have the same effect as a vote against this proposal.

BOARD RECOMMENDATION AGAINST PROPOSAL

IN LIGHT OF THE FOREGOING, THE BOARD UNANIMOUSLY RECOMMENDS VOTING AGAINST ITEM (5).

ITEM (6): SHAREHOLDER PROPOSAL REGARDING A REPORT ON LOBBYING

The proponent of the shareholder proposal described below notified the Company of his intention to present the proposal for consideration and action at the Annual Meeting. The name and address of the proponent and the number of shares he holds will be furnished by the Secretary of the Company upon receipt of any telephonic or written request for such information. The Company is not responsible for the accuracy or content of the proposal and supporting statement presented below which, following SEC rules, are reproduced as received from the proponent.

THE BOARD OF DIRECTORS OPPOSES THE FOLLOWING PROPOSAL FOR THE REASONS STATED AFTER THE PROPOSAL.

WHEREAS, corporate lobbying exposes our company to risks that could affect the company’s stated goals, objectives, and ultimately shareholder value, and

WHEREAS, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

RESOLVED, the shareholders of Ameren Corporation (“Ameren”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Ameren used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Ameren’s membership in and payments to any tax-exempt or non-tax-exemptorganization [sic] that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in sections 2 and 3 above

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Ameren is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on the company’s website.

SUPPORTING STATEMENT

As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. We believe such disclosure is in shareholders’ best interests. Absent a system of accountability, company assets could be used for objectives contrary to Ameren’s long-term interests.

Amerenspent [sic] approximately $3.64 million in 2011 and 2012 on direct federal lobbying activities, according to disclosure reports (Senate Reports). These figures may not include grassroots lobbying to directly influence legislation by mobilizing public support or opposition and do not include lobbying expenditures to influence legislation in states. Ameren also lobbies extensively at the state level with at least 74 lobbyists in Illinois and Missouri in 2012 (National Institute on Money in State Politics). And Amerendoes [sic] not disclose its contributions to tax-exempt organizations that write and endorse model legislation, such as a $5,000 contribution to the American Legislative Exchange Council (“ALEC”) 2013 annual meeting. 50 companies have publicly left ALEC because their business objectives and values did not align with ALEC, including Entergy and EnergySolutions.

We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots lobbying.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” ITEM (6).

The Board has carefully considered this proposal. Because the Company is already required to make public disclosures regarding lobbying activities under federal and state law and already makes additional voluntary disclosures, the Board believes that the adoption of the proposal is unnecessary and would not provide any meaningful benefit to shareholders. Accordingly, the Board unanimously recommends that you vote “AGAINST” the proposal.

The Company and its industry are affected by legislative and regulatory processes at the federal, state and local levels of government. When it is in the Company’s best interest, the Company has a responsibility to its stockholders to be an active participant in the political process to inform policy and decision makers of its views on issues and to develop and maintain strong working relationships with governmental decision makers. The Company’s Political Contributions Policy, a copy of which is on its website at http://www.ameren.com/Investors/Documents/PoliticalContributionsPolicy.pdf, requires all political contributions (including, but not limited to, contributions to state or local political groups which may engage in lobbying and ballot initiatives) to be made for the benefit of the Company and without regard to the personal political preferences of Company’s officers and executives.

Furthermore, the Political Contributions Policy provides for Board and management oversight of the Company’s political contributions (including contributions to state or local political groups which may engage in lobbying and ballot initiatives) and requires the Company’s Audit and Risk Committee to oversee an annual audit of such political contributions.

The Company already fully complies with all laws governing its lobbying activities, including the Lobbying Disclosure Act and Honest Leadership and Open Government Act, which require reporting on lobbying activities and certifying compliance with Congressional gift and travel rules. At the federal level, the Company files public quarterly reports disclosing its lobbying expenditures and detailing its lobbying activities, including a description of the specific subject matter of lobbying as well as the identity of individuals who lobbied on behalf of the Company. These reports are available at http://lobbyingdisclosure.house.gov. In addition, the Company produces an annual report on its website disclosing its participation in various trade associations and the portion of its dues used for lobbying activities at http://www.ameren.com/Investors/Pages/PoliticalContributions.aspx. Finally, the Company also files extensive lobbying disclosure reports as required by state law and includes links on its website to the Illinois State Boards of Elections and the Missouri Ethics Commission at http://www.ameren.com/Investors/ Pages/PoliticalContributions.aspx.

The Board believes that the information already disclosed by the Company exceeds that required by law and provides an appropriate level of transparency to our stockholders. Moreover, the Board believes that ample disclosure requirements exist under federal and state law regarding the Company’s lobbying activities, and those requirements, coupled with the Company’s voluntary efforts to provide transparency, address the concerns cited in this proposal. For the reasons set forth above, including the mandatory disclosures and the additional voluntary disclosures provided by the Company on its website, the Board believes that the requested report is unnecessary and would require expenditures and the use of Company resources without providing any meaningful benefit to the shareholders.

VOTE REQUIRED FOR APPROVAL

Under Missouri law, approval of the proposal requires the affirmative vote of a majority of the shares outstanding as of the record date and represented in person or by proxy at the Annual Meeting at which a quorum must be present. In addition, under Missouri law, an abstention from voting on this matter will be treated as “present” for quorum purposes and will have the same effect as a vote against this proposal.

BOARD RECOMMENDATION AGAINST PROPOSAL

IN LIGHT OF THE FOREGOING, THE BOARD UNANIMOUSLY RECOMMENDS VOTING AGAINST ITEM (6).

ITEM (7): SHAREHOLDER PROPOSAL REGARDING A REPORT ON GREENHOUSE GAS EMISSIONS

The proponent of the shareholder proposal described below notified the Company of his intention to present the proposal for consideration and action at the Annual Meeting. The name and address of the proponent and the number of shares he holds will be furnished by the Secretary of the Company upon receipt of any telephonic or written request for such information. The Company is not responsible for the accuracy or content of the proposal and supporting statement presented below which, following SEC rules, are reproduced as received from the proponent.

THE BOARD OF DIRECTORS OPPOSES THE FOLLOWING PROPOSAL FOR THE REASONS STATED AFTER THE PROPOSAL.

Climate Change and Increased Renewable Energy

WHEREAS:

The United States and 114 other nations have signed the Copenhagen Accord on climate change, which recognizes that “the increase in global temperature should be [kept] below two degrees Celsius,” to avoid potentially devastating societal harm, and “deep cuts in global emissions are required” in order to do so.

In its 2012 Annual Energy Outlook, the International Energy Agency (IEA) states, “No more than one-third of proven reserves of fossil fuels can be consumed prior to 2050 if the world is to achieve the 2 °C goal.” and, “Almost two-thirds of these carbon reserves are related to coal.” The Obama administration has set a goal of 80% reduction in carbon emissions by 2050.

In May 2011, a National Academy of Sciences report warned that the risk of dangerous climate change impacts grows with every ton of greenhouse gases emitted. The report also emphasized that, “the sooner that serious efforts to reduce greenhouse gas emissions proceed, the lower the risks posed by climate change, and the less pressure there will be to make larger, more rapid, and potentially more expensive reductions later.”

PwC’s 2013 Global Power and Utilities Survey found that, “Many in the industry expect the existing power utility business model in their market to transform or even be unrecognisable in the period between☐now [sic] and 2030. 94% predict complete transformation or important changes to the power utility business model.”

A 2013 report by the Edison Electric Institute (EEI) stated that, technological and economic changes are expected to challenge and transform the electric utility industry. These “disruptive challenges” arise due to a convergence of factors, including: falling costs and enhanced focus on distributed generation and other distributed energy resources (DER); increasing customer, regulatory, and political interest in demand-side management technologies (DSM). The timing of such transformative changes is unclear, but with potential for technological innovation (e.g., solar photovoltaic or PV) becoming economically viable due to this confluence of forces, the industry must proactively assess the impacts and alternatives available to address disruptive challenges. [sic]

A 2013 report by Citi estimates that of the $9.7 trillion anticipated investment in power generation globally by 2035, 71% will be invested in renewables or clean technologies.

RESOLVED:

Shareholders request that the company prepare a report, reviewed by a board committee of independent directors, on policies Ameren could adopt to take additional near-term actions to reduce its greenhouse gas emissions consistent with the national goal of 80% reduction in greenhouse gas emissions by 2050. The report should be published by October 1, 2014 at a reasonable cost and omit proprietary information.

SUPPORTING STATEMENT:

Such policy options shall consider innovative technologies and strategies for energy generation, such as placing greater emphasis on distributed clean energy sources or strategies to deploy centralized renewable energy generation in the Company’s geographic region, as well as consideration of the most advanced practices and policies of utility peers in the US and worldwide.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” ITEM (7).

Summary Board Recommendation

The Board has carefully considered this proposal and believes that the requested report is not necessary or cost-effective because the Company’s current public disclosures already provide shareholders with extensive information on the Company’s near-term actions to reduce its greenhouse gas emissions.

The Company has recently released an updated 2013 Corporate Social Responsibility Report in December 2013 (the “2013 CSR”), available at http://www.ameren.com/Sustainability/Pages/AmerenSustainability.aspx, including information relating to the Company’s greenhouse gas emissions and renewable energy resources and programs.

Consequently, the Board does not believe that the expenditure of the additional human and financial resources that would be required to produce another report on this subject matter would be a necessary or prudent use of Company and shareholder assets and as such, the requested report is not in the best interests of the Company or its shareholders. The Board unanimously recommends that you vote “AGAINST” the proposal.

Current Public Disclosures

The Company already publicly discloses a significant amount of information relating to the Company’s plans and actions to reduce greenhouse gas emissions and to develop renewable energy resources. Such information, some of which is highlighted below, is disclosed in various publicly available reports, related documents and other Company website disclosures, including the Point of View 2012–The Foundation for Strategic Planning at Ameren (available at http://www.ameren.com/AboutAmeren/Documents/AmerenPointOfView.pdf), the 2013 Integrated Resource Plan Update (available at https://www.ameren.com/sites/AUE/Environment/Renewables/Pages/AmerenMissouriIRP.aspx), the Renewable Energy Standard Compliance Plan 2012–2014 (available at https://www.efis.psc.mo.gov/mpsc/commoncomponents/viewdocument.asp?DocId=935684967, with an updated 2014-2016 version expected to be filed in April 2014), the Renewable Energy Standard Compliance Report 2012 (available at https://www.ameren.com/sites/aue/Environment/Renewables/Documents/AmerenMissouriRESComplianceReport2012NP.PDF, with an updated 2013 version expected to be filed in April 2014), the Missouri Energy Efficiency Investment Act filing (January 2012) and its comprehensive 2013 CSR. The Company’s 2013 CSR details its broad and substantial work on sustainability and community endeavors, including that with respect to climate change and renewable energy.

In addition, since 2008, the Company has completed an annual questionnaire from the Carbon Disclosure Project (“CDP”), available at https://www.ameren.com/Sustainability/Pages/CarbonDisclosureProject.aspx, to disclose its efforts in measuring and reducing its greenhouse gas emissions. The CDP works with 722 institutional investors with an aggregate $87 trillion in assets to assess their investment portfolios with respect to climate change and sustainability. The Company’s overall CDP performance score improved from “75/C” in 2012 to “80/B” in 2013.

The Board believes that the Company’s publicly available information already effectively addresses the issues and concerns raised by the proponent’s proposal. All reports and documents referenced in this Company response are available through its website at http://www.ameren.com or by contacting the Office of the Secretary, Ameren Corporation, P.O. Box 66149, St. Louis, Missouri 63166-6149 or by calling toll free 1-800-255-2237 (or in the St. Louis area 314-554-3502) and requesting a copy.

Reduction of Greenhouse Gas Emissions

The Company has implemented energy efficiency programs to support the achievement of climate goals, including the reduction of greenhouse gas emissions. From 2009-2012, the Company spent over $225 million to develop and implement energy efficiency programs for its customers. These energy efficiency programs include education programs, installation of energy efficient heating and air conditioning systems, home energy audits, weatherization of homes of low-income customers, programmable thermostat programs, and other residential and business programs. Through these energy efficiency initiatives, the Company estimates it offset over 2 million tons of carbon dioxide through 2012.

The Company has also implemented various initiatives to improve energy efficiency and reduce greenhouse gas emissions across its facilities and operations. In 2012, the Company completed several energy efficiency projects that reduced its energy consumption by more than 818 megawatt-hours (“MWh”) annually and reduced its carbon dioxide emissions by more than 598 metric tons annually. These initiatives include the replacement of incandescent light bulbs with compact fluorescent light bulbs, standardization on low-energy usage light fixtures during system replacements, improving temperature controls of heating and air conditioning systems and expanding the Company’s fleet of hybrid electric and all-electric vehicles.

The Company supports research to develop cost-effective installation of carbon capture and storage on coal-fired power plants and other coal-combustion innovations, like that underway at Washington University’s Consortium for Clean Coal Utilization. In 2012 alone, the Company spent over $500,000 on research and development programs for carbon dioxide emissions reduction.

Renewable Energy Resources

The Company is committed to exploring renewable energy options that include generation from wind, sunlight, landfill gas, agricultural waste and water. Since 2005, we have developed programs that provide customers with information on renewable energy options and opportunities.

The Company’s energy portfolio includes many and varied customer renewable energy programs as highlighted in the 2013 CSR and on its website at https://www.ameren.com/Environment/Pages/RenewablesatAmeren.aspx. Examples of such programs include, but are not limited to:

•

a program, instituted in 2011, to purchase solar renewable energy credits from customers who install solar generation on their homes and/or businesses and a program to assist customers in defraying the cost to install solar panels (Ameren Missouri has set a funding level of $91.9 million for all solar rebates paid after July 31, 2012);

•	a net metering program;

•	Pure Power Program (which allows customers to purchase renewable energy credits); and

•	the Ameren Energy Learning Center at its St. Louis headquarters provides homeowners, business owners and students access to its energy experts and solar energy project.

As disclosed in the 2013 CSR and on its website at https://www.ameren.com/Environment/Pages/ RenewablesatAmeren.aspx, the Company incorporates many renewable energy sources into its energy portfolio, including:

•	wind – Horizon Wind Energy’s Pioneer Prairie Wind Farm (in 2012, Horizon Wind provided approximately 318,000 MWh of wind generation, up 10% from 2011);

•

solar – Ameren Missouri is in the final stages of design of a utility-scale solar facility of 5.7 megawatts, with a scheduled operational date of December 2014. Ameren Missouri already has 100 kilowatts of various photovoltaic solar panels that are producing more than 100 MWh per year;

•

biomass – Maryland Heights Renewable Energy Center, a 15 megawatt landfill gas-to-electricity generating facility, became fully operational in June 2012 (producing enough energy to power nearly 10,000 average Missouri homes); and

•	hydro – Ameren Missouri’s Keokuk hydroelectric plant provided approximately 754,000 MWh of renewable generation in 2012.

VOTE REQUIRED FOR APPROVAL

Under Missouri law, approval of the proposal requires the affirmative vote of a majority of the shares outstanding as of the record date and represented in person or by proxy at the Annual Meeting at which a quorum must be present. In addition, under Missouri law, an abstention from voting on this matter will be treated as “present” for quorum purposes and will have the same effect as a vote against this proposal.

BOARD RECOMMENDATION AGAINST PROPOSAL

This proposal is similar in scope to the proposals submitted by the shareholder proponent at the Company’s 2012 and 2013 annual meetings, which shareholders overwhelmingly declined to support. The Board believes that the lack of shareholder support for such proposals reflect that the Company already provides an appropriate level of disclosure on its plans and actions to reduce its greenhouse gas emissions and develop renewable energy resources. The Board also believes that the Company already devotes sufficient Company and shareholder resources to support such disclosure efforts.

IN LIGHT OF THE FOREGOING, THE BOARD UNANIMOUSLY RECOMMENDS VOTING AGAINST ITEM (7).

OTHER MATTERS

The Board of Directors does not know of any matter which may be presented at the Annual Meeting other than the election of Directors, the non-binding advisory approval of the compensation of our executives disclosed in this proxy statement, the approval of the 2014 Omnibus Incentive Compensation Plan, the ratification of the appointment of independent registered public accounting firm, and the shareholder proposals set forth above. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

SECURITY OWNERSHIP

SECURITY OWNERSHIP OF MORE THAN FIVE PERCENT SHAREHOLDERS

The following table contains information with respect to the ownership of Ameren Common Stock by each person known to the Company who is the beneficial owner of more than five percent of the outstanding Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock Owned Beneficially at December 31, 2013	Percent of Common Stock (%)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	17,915,898(1)	7.38

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	12,552,399(2)	5.2

State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	12,167,286(3)	5.0

(1)	The number of shares and percentage owned as of December 31, 2013 according to the Amendment No. 4 to Schedule 13G filed with the SEC on February 10, 2014. The Vanguard Group, Inc. (“Vanguard Group”) is an investment adviser in accordance with SEC Rule 13d-1(b)(1)(ii)(E). The amendment to the Schedule 13G reports that Vanguard Group has sole voting power with respect to 395,517 shares of Common Stock, sole dispositive power with respect to 17,547,981 shares of Common Stock and shared dispositive power with respect to 367,917 shares of Common Stock. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard Group, is the beneficial owner of 310,017 shares of Common Stock as a result of it serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard Group, is the beneficial owner of 143,400 shares of Common Stock as a result of its serving as investment manager of Australian investment offerings.

(2)	The number of shares and percentage owned as of December 31, 2013 according to the Amendment No. 3 to Schedule 13G filed with the SEC on January 28, 2014. BlackRock, Inc. (“BlackRock”) is a parent holding company in accordance with SEC Rule 13d-1(b)(1)(ii)(G). The amendment to the Schedule 13G reports that BlackRock is the beneficial owner of all 12,552,399 shares of Common Stock, has sole voting power with respect to 10,320,495 shares of Common Stock and sole dispositive power with respect to 12,552,399 shares of Common Stock.

(3)	The number of shares and percentage owned as of December 31, 2013 according to the Schedule 13G filed with the SEC on February 3, 2014. State Street Corporation (“State Street”) is a parent holding company in accordance with SEC Rule 13d-1(b)(1)(ii)(G). The Schedule 13G reports that State Street has sole voting power and sole dispositive power with respect to 0 shares of Common Stock and shared voting power and shared dispositive power with respect to all 12,167,286 shares of Common Stock.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of Ameren Common Stock and Stock Units as of January 31, 2014 for (i) each director and nominee for director of the Company, (ii) each individual serving as the Company’s President and Chief Executive Officer and the Company’s Chief Financial Officer during 2013 and the three most highly compensated executive officers of the Company (and/or its subsidiaries) (other than individuals serving as President and Chief Executive Officer and the Chief Financial Officer during 2013) who were serving as executive officers at the end of 2013, each as named in the Summary Compensation Table below (collectively, the “Executives”), and (iii) all executive officers, directors and nominees for director as a group.

Name	Number of Shares of Common Stock Beneficially Owned(1)(2)	Percent Owned(3)
Warner L. Baxter	56,766	*
Catherine S. Brune	11,295	*
Ellen M. Fitzsimmons	19,470	*
Walter J. Galvin	34,238	*
Richard J. Harshman	5,351	*
Gayle P. W. Jackson	19,666	*
James C. Johnson	24,506	*
Steven H. Lipstein	15,565	*
Martin J. Lyons, Jr.	16,755	*
Charles D. Naslund	35,550	*
Gregory L. Nelson	13,484	*
Patrick T. Stokes	26,133	*
Steven R. Sullivan(4)	29,515	*
Thomas R. Voss	32,099	*
Stephen R. Wilson	17,210	*
Jack D. Woodard	22,862	*
All directors, nominees for director and executive officers as a group (16 persons)	430,465	*

*	Less than one percent.

(1)	Except as noted in footnote (2), this column lists voting securities. None of the named individuals held shares issuable within 60 days upon the exercise of stock options. Reported shares include those for which a director, nominee for director or executive officer has voting or investment power because of joint or fiduciary ownership of the shares or a relationship with the record owner, most commonly a spouse, even if such director, nominee for director or executive officer does not claim beneficial ownership.

(2)	This column also includes ownership of 18,537 Stock Units held by Directors Stokes and Woodard, 17,154 Stock Units held by Director Galvin, and 2,766 Stock Units held by Director Johnson, each pursuant to the Directors Deferred Compensation Plan. See “ITEMS YOU MAY VOTE ON — DIRECTOR COMPENSATION — Directors Deferred Compensation Plan Participation.” As of February 1, 2014, the aggregate number of Stock Units outstanding under the Directors Deferred Compensation Plan for such directors was 56,994.

(3)	For each individual and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 242,634,671 shares of Common Stock outstanding on January 31, 2014 and the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days of January 31, 2014.

(4)	Mr. Sullivan ceased being an employee of the Company or its subsidiaries as of December 2, 2013.

Since 2003, the Company has had a policy which prohibits directors and executive officers from engaging in pledges of Company securities or short sales, margin accounts and hedging or derivative transactions with respect to Company securities. In December 2012, our Board of Directors approved an anti-hedging amendment to the Company’s Corporate Compliance Policy effective January 1, 2013. The Corporate Compliance Policy provides that directors and employees of the Company and its subsidiaries may not enter into any transaction which hedges (or offsets) any decrease in the value of Company equity securities that are (1) granted by the Company to the director or employee as part of compensation or (2) held, directly or indirectly, by the director or employee.

The address of all persons listed above is c/o Ameren Corporation, 1901 Chouteau Avenue, St. Louis, Missouri 63103.

STOCK OWNERSHIP REQUIREMENTS

Stock Ownership Requirement for Directors

The stock ownership requirement applicable to directors is described above under “ITEMS YOU MAY VOTE ON — DIRECTOR COMPENSATION — Director Stock Ownership Requirement.”

Stock Ownership Requirement for Members of the Ameren Leadership Team

The stock ownership requirements applicable to the Executives are described below under “EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS — Common Stock Ownership Requirement.” The Company also has stock ownership requirements applicable to other members of the Ameren Leadership Team. These requirements are included in the Company’s Corporate Governance Guidelines which are available on the Company’s website or upon request to the Company, as described herein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10 percent of the Company’s Common Stock to file reports of their ownership in the equity securities of the Company and its subsidiaries and of changes in that ownership with the SEC. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. To our knowledge, based solely on a review of the filed reports and written representations that no other reports are required, we believe that each of the Company’s directors and executive officers complied with all such filing requirements during 2013.

EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this proxy statement, in whole or in part, the following Human Resources Committee Report shall not be deemed to be incorporated by reference into any such filings.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee (the “Committee”) discharges the Board’s responsibilities relating to compensation of the Company’s executive officers and for all Company subsidiaries which are registered companies pursuant to the Securities Exchange Act of 1934. The Committee approves and evaluates all compensation of executive officers, including salaries, bonuses and compensation plans, policies and programs of the Company.

The Committee also fulfills its duties with respect to the Compensation Discussion and Analysis and Human Resources Committee Report portions of the proxy statement, as described in the Committee’s Charter.

The Compensation Discussion and Analysis has been prepared by management of the Company. The Company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation.

The Human Resources Committee met with management of the Company and the Committee’s independent consultant to review and discuss the Compensation Discussion and Analysis. Based on the foregoing review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement, and the Board approved that recommendation.

Human Resources Committee:

Patrick T. Stokes, Chairman

James C. Johnson

Steven H. Lipstein

Jack D. Woodard

COMPENSATION DISCUSSION AND ANALYSIS

2013 In Brief

During 2013, the Company’s pay-for-performance program led to the following actual 2013 compensation being earned:

•

2013 annual incentive base awards based on EPS and safety were earned at 97.3 percent of target; this payout reflected strong operational performance by the Company in 2013 that was attributed, in part, to the divestiture of our merchant generation business, regulated utility rate relief and record electric distribution system reliability; and

•

100 percent of the target three-year long-term incentive awards made in 2011 were earned (plus accrued dividends of approximately 15.7 percent) based on our total shareholder return relative to the defined utility peer group over the three-year measurement period (2011-2013). At the December 31, 2013 vesting date, the PSUs (as defined below) were worth $36.16 per share rather than the

$28.19 value at which they were granted; as a result, the actual earned amounts equaled 148 percent of the original target awards.

This performance and payout represented considerable improvement in our total shareholder return over prior years. The five prior grants made under this PSU program (in 2006-2010) had each paid out at the minimum level due to total shareholder return in those prior periods that fell below the 30th percentile of peer utilities.

In addition, Executives are required to own our Common Stock through stock ownership requirements (see “— Common Stock Ownership Requirement” below). The value of those shares rose and fell in the same way and with the same impact that share value rose and fell for other shareholders.

In the remainder of this Compensation Discussion and Analysis (or “CD&A”), references to “the Committee” are to the Human Resources Committee of the Board of Directors. We use the term “Executives” to refer to our Named Executive Officers listed in the following table and the Summary Compensation Table on page 84.

Executives

Named Executive Officer	Title
Thomas R. Voss	Chairman and Chief Executive Officer, Ameren(1)
Martin J. Lyons, Jr.	Executive Vice President and Chief Financial Officer, Ameren
Warner L. Baxter	President, Ameren and Chairman, President and Chief Executive Officer, Ameren Missouri(2)
Charles D. Naslund	Executive Vice President, Ameren Services and Ameren Missouri
Gregory L. Nelson	Senior Vice President, General Counsel and Secretary, Ameren, Ameren Services, Ameren Missouri and Ameren Illinois
Steven R. Sullivan	Former Chairman, President and Chief Executive Officer, AER

(1)	Mr. Voss will retire from his position as Chief Executive Officer of the Company, effective April 24, 2014, and as Chairman of the Board and member of the Board, effective July 1, 2014.

(2)	Mr. Baxter will resign from his position as Chairman, President and Chief Executive Officer of Ameren Missouri, effective as of March 31, 2014.

This CD&A describes the compensation decisions made for 2013 with respect to the Company’s Chairman and Chief Executive Officer, Mr. Voss, the Company’s Executive Vice President and Chief Financial Officer, Mr. Lyons, and the Company’s other executive officers as of December 31, 2013, Mr. Baxter, Mr. Naslund and Mr. Nelson, who are included in the Summary Compensation Table on page 84. Under the rules of the SEC, Mr. Sullivan also qualifies as a Named Executive Officer for 2013; however, because his employment terminated during 2013 and he was paid in accordance with his pre-existing and disclosed Employment and Change of Control Agreement, this section generally does not discuss or analyze his compensation except for the discussion on page 83. Mr. Sullivan’s payments and benefits are disclosed in the compensation tables following this section.

Guiding Objectives

Our objective for compensation of the Executives is to provide a competitive total compensation program that is based on the size-adjusted median of the range of compensation paid by similar utility industry companies, adjusted for our short- and long-term performance and the individual’s performance. The adjustment for our performance aligns the long-term interests of management with that of our shareholders to maximize shareholder value.

Overview of Executive Compensation Program Components

To accomplish this objective in 2013, our compensation program for the Executives consisted of several compensation elements, each of which is discussed in more detail below. At the Company, decisions with respect to one element of pay tend not to impact other elements of pay. The following are the material elements of our compensation program for the Executives:

•	base salary;

•	short-term incentives;

•	long-term incentives, specifically our Performance Share Unit Program;

•	retirement benefits;

•	limited perquisites; and

•	“double-trigger” change of control protection.

Our Common Stock ownership requirements applicable to the Executives are discussed in this CD&A.

We also provide various welfare benefits to the Executives on substantially the same basis as we provide to all salaried employees. We provide limited perquisites and personal benefits to the Executives.

Each element is reviewed individually and considered collectively with other elements of our compensation program to ensure that it is consistent with the goals and objectives of that particular element of compensation as well as our overall compensation program.

Market Data and Peer Group

In October 2012, for use in 2013, the Committee’s independent consultant collected and analyzed comprehensive market data, including base salary, target short-term incentives (non-equity incentive plan compensation) and long-term incentive opportunities. The market data was obtained from a proprietary database maintained by Aon Hewitt.

The elements of pay were benchmarked both individually and in total to the same comparator group.

To develop market figures, compensation opportunities for the Executives were compared to the compensation opportunities for comparable positions at companies similar to us, defined as regulated utility industry companies in a revenue size range approximately one-half to double our size. The consultant used statistical techniques to adjust the market data to be appropriate for our revenue size.

We provide compensation opportunities at the size-adjusted median of the above-described market data, and design our incentive plans to pay significantly more or less than the target amount when performance is above or below target performance levels, respectively. Thus, our plans are designed to result in payouts that are market-appropriate given our performance for that year or period.

The companies identified as the peer group used to develop 2013 compensation opportunities from the above-described data are listed below. The list is subject to change each year depending on mergers and acquisitions activity, the availability of the companies’ data through Aon Hewitt’s database and the continued appropriateness of the companies in terms of size and industry in relationship to the Company.

AGL Resources	Duke Energy	PPL Corporation
Alliant Energy Corporation	Edison International	PSEG, Inc.
American Electric Power Co.	FirstEnergy Corp.	SCANA Corporation
CenterPoint Energy	GenOn Energy	Sempra Energy
CMS Energy	Integrys Energy Group, Inc.	Southern Company
Constellation Energy	NiSource Inc.	WGL Holdings
Dominion Resources, Inc.	OGE Energy	Xcel Energy, Inc.
DTE Energy Company	PG&E Corporation

Mix of Pay

We believe that both cash compensation and noncash compensation are appropriate elements of a total rewards program. Cash compensation is current compensation (i.e., base salary and annual incentive awards), while noncash compensation is generally long-term compensation (i.e., equity-based incentive compensation).

A significant percentage of total compensation is allocated to short-term and long-term incentives as a result of the philosophy mentioned above. During 2013, there was no pre-established policy or target for the allocation between either cash and noncash or short-term and long-term compensation. Rather, the Committee reviewed the market data provided by its consultant to determine the appropriate level and mix of incentive compensation. The allocation between current and long-term compensation was based primarily on competitive market practices relative to base salaries, annual incentive awards and long-term incentive award values. By following this process, the impact to Executive compensation was to increase the proportion of pay that is at risk as an individual’s responsibility within the Company increases and to create long-term incentive opportunities that exceed short-term opportunities for Executives.

2013 FIXED VERSUS PERFORMANCE-BASED COMPENSATION

The following table shows the allocation of each Executive’s base salary and short-term and long-term incentive compensation opportunities between fixed and performance-based compensation (at the target levels).

Name	Fixed Compensation	Performance- Based Compensation
Voss	19%	81%
Lyons	29%	71%
Baxter	29%	71%
Naslund	32%	68%
Nelson	31%	69%
Sullivan	31%	69%

2013 SHORT-TERM VERSUS LONG-TERM INCENTIVE COMPENSATION

The following table shows the allocation between each Executive’s target short-term and long-term incentive compensation opportunities (each at the target level) as a percentage of each Executive’s base salary. Such award opportunities were determined primarily considering the market data mentioned above, and secondarily considering internal pay equity, i.e., the relationship of target award opportunities of the Executives with those of other officers at the same level in the Company.

Name	Short-Term Incentive Opportunity	Long-Term Incentive Opportunity
Voss	100%	325%
Lyons	70%	175%
Baxter	70%	175%
Naslund	60%	150%
Nelson	65%	160%
Sullivan	65%	160%

Base Salary

Base salary is designed to reward competence and sustained performance in the executive role. We choose to pay base salary as a standard pay element. Our base salary program is designed to provide the Executives with market competitive salaries based upon role, experience, competence and performance.

We determine the amount for base salary by referencing the market data discussed above. Based on this data and the scope of each Executive’s role, a base salary range was established for each position at +/- 20 percent of the established market rate for the position. The base salary of each Executive is typically managed within this pay range.

Mr. Voss (our Chairman and Chief Executive Officer) recommended a 2013 base salary increase for each of the other Executives considering their then-current salary in relation to the market median, experience and sustained individual performance and results. These recommendations, which took into account the market data provided by the Committee’s compensation consultant, were presented to the Committee for discussion and approval at the December 2012 Committee meeting. Increases were approved based on the market data and base salary range, as well as internal pay equity, experience, individual performance and the need to retain an experienced team. Performance takes into account competence, initiative and contribution to achievement of our goals and leadership.

In December 2012, the Committee also approved and the Board ratified an increase to the 2013 base salary of Mr. Voss from $1 million to $1.03 million in connection with Mr. Voss’ annual performance review. The Committee’s decision to adjust Mr. Voss’ base salary was based on a number of factors, including but not limited to his performance as the Company’s Chief Executive Officer and the Committee’s review of base salary market data for the chief executive officer position at similar regulated utility industry companies.

Effective April 24, 2014, Mr. Baxter’s base salary will be increased from $642,000 to $950,000 in connection with his appointment as President and Chief Executive Officer of the Company.

Short-Term Incentive Compensation: Executive Incentive Plan

2013 Ameren Executive Incentive Plan

Our short-term incentive compensation program element is entitled the Ameren Executive Incentive Plan (“EIP”). The EIP is designed to reward the achievement of Ameren earnings per share (“EPS”) targets, safety lost workdays away (“LWA”) performance and individual performance. We choose to pay it to encourage higher annual corporate and individual performance.

How the EIP Works

For 2013, the EIP (the “2013 EIP”) was comprised of the following components in rewarding Executives for annual achievement:

•	Ameren EPS targets, weighted at 90%;

•	Safety LWA performance, weighted at 10%; and

•	an individual performance modifier.

2013 EPS and Safety Goals and Weightings

The Committee established three levels of Ameren EPS and safety LWA achievement under the 2013 EIP. Payouts for Ameren EPS and safety LWA results falling between the established levels were interpolated. The three levels are defined as follows:

•

Threshold: the minimum level of Ameren EPS and safety LWA achievement necessary for short-term incentive payment to Executives. The 2013 Ameren EPS Threshold was set at 90% of Target. The 2013 LWAs Threshold reflects 20% more LWAs than Target.

•

Target: the targeted level of Ameren EPS and safety LWA achievement. The 2013 Ameren EPS Target was tied to the 2013 budget approved by the Board of Directors. The 2013 LWA Target was one less than Ameren’s best performance ever in that metric (i.e., represents a level never before achieved by Ameren).

•

Maximum: the maximum level of Ameren EPS and safety LWA achievement established to award Executives with short-term incentive payment. The 2013 Ameren EPS Maximum was set at 110% of Target. The 2013 LWAs Maximum represents 20% fewer LWAs than Target (i.e., 20% fewer LWAs than ever before experienced).

The ranges of Ameren EPS and safety LWA achievement levels for the 2013 EIP, as established by the Committee in February 2013, are shown below. Ameren EPS was calculated in accordance with generally accepted accounting principles and could be adjusted to include or exclude specified items of an unusual or non-recurring nature as determined by the Committee in its sole discretion and as permitted by the 2006 Plan.

Level of Performance	Ameren EPS	Safety LWA	Payout as a Percent of Target
Maximum	$2.30	18	150%
Target	$2.09	23	100%
Threshold	$1.88	28	50%
Below threshold	Less than $1.88	More than 28	0%

Individual Performance Modifier

The 2013 EIP base award for each Executive was subject to upward or downward adjustment for individual performance on key performance variables. These included but were not limited to leadership, business results, customer satisfaction, reliability, plant availability and/or other performance metrics, as applicable and as determined by the Committee.

Historically, the Individual Performance Modifier has been used to differentiate performance that is considerably above or below that expected. Such differentiations do not lend themselves to formulas and are applied at the Committee’s discretion.

Individual Performance Modifier reductions could be up to -50 percent, with the ability to pay zero for poor or non-performance. Increases could be up to +50 percent, with a potential maximum total award at 200 percent of each Executive’s target opportunity. With respect to each Executive, adjustments to the base award are in all cases subject to the maximum permitted amount pre-established by the Committee (See “— Section 162(m) of the IRC” below).

2013 Performance

Base Award, Earned through Ameren EPS and Safety LWA Achievement

At the February 2014 Committee meeting, the forecasted 2013 EIP Ameren EPS and actual safety LWA achievement levels and recommended EIP payouts for the Executives (other than Mr. Voss) were presented by Mr. Voss to the Committee for review. Consistent with its actions in prior years and as permitted under the terms of the relevant underlying plans, the Committee determined that it was appropriate to adjust 2013 EPS for (1) the results of Ameren’s Merchant Generation business which was divested in December 2013, and (2) net unrealized mark-to-market adjustments due principally to volatile equity markets.

This resulted in an aggregate adjustment to Ameren EPS, initially at $1.19, of plus $0.92 and an adjusted payout for the EPS metric of 104.8% of target. Actual safety LWA was 27 and the safety LWA payout was reduced by one-half at the discretion of the Committee to 30% of target. Once the EPS and LWA metrics were weighted and combined, the resulting payout was 97.3% of target. The resulting Ameren EPS and safety LWA for the 2013 EIP, as approved by the Committee in February 2014, are shown below.

Performance Metric	% Weight	Threshold Performance (50% Payout as a % of Target)	Target Performance (100% Payout as a % of Target)	Maximum Performance (150% Payout as a % of Target)	Payout for Each Metric	Weighted: Base Award % of Target
Ameren EPS	90%	$1.88	$2.09	$2.30	104.8%	94.3%
Ameren LWA	10%	28	23	18	30%	3.0%
Total	100%					97.3%

Earned through Individual Performance Modifier

As discussed above, the 2013 EIP base awards were subject to upward or downward adjustment by up to 50 percent based upon an Executive’s individual contributions and performance during the year. For 2013, the Committee, after consultation with Mr. Voss, modified the 2013 EIP base awards for Messrs. Lyons, Naslund and Nelson in a range from plus 15 to 40 percent of the 2013 base award, and the Committee modified the 2013 EIP base award for Mr. Voss by plus 10 percent, as a result of their performance on the variables described above and/or the successful execution of the AER divestiture, which is expected to generate multiple benefits for Ameren as highlighted on page 1 above.

Resulting 2013 EIP Payouts

Actual 2013 EIP payouts are shown below as a percent of target. Payouts were made in February 2014, or January 2014 in the case of Mr. Sullivan, and are set forth under column (g) entitled Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

Name	Final Payout as Percent of Target
Voss	107.0%
Lyons	136.2%
Baxter	97.3%
Naslund	111.9%
Nelson	136.2%
Sullivan	100.0%

Section 162(m) of the IRC

In order to help ensure that amounts intended to be deductible for tax purposes satisfy the requirement for tax deduction, the Committee set a limitation on 2013 short-term incentive payouts for each Executive, other than Mr. Nelson, of 0.5 percent of our 2013 net income. The Committee then used negative discretion as provided under Section 162(m) of the IRC to arrive at actual, lower 2013 payouts based on our performance for the year, which are shown in column (g) of the Summary Compensation Table. By setting the limitation on payouts, the Committee intended such payouts to meet the definition of qualified performance-based compensation under Section 162(m) of the IRC and be eligible for tax deduction.

Change for 2014 Grant to Mr. Baxter

Effective April 24, 2014, Mr. Baxter’s short-term incentive target opportunity (as a percentage of base salary) under the EIP for 2014 (the “2014 EIP”) will be increased from

70% to 100%. The payout under Mr. Baxter’s 2014 EIP will be prorated such that, from January 1, 2014 to April 23, 2014, such payout will be calculated based on his existing base salary and target opportunity, and from April 24, 2014 to December 31, 2014, such payout will be calculated based on his increased base salary and target opportunity.

Long-Term Incentives: Performance Share Unit Program (“PSUP”)

In General

We began granting performance share units annually in 2006. A performance share unit (“PSU” or “share unit”) is the right to receive a share of our Common Stock if certain long-term performance criteria are achieved and the Executive remains, or retires as, an Ameren employee.

Role of the PSUP

The 2013 PSU grants, which are governed by the shareholder-approved 2006 Plan, were designed to serve the following role in the compensation program:

•	provide compensation dependent on our three-year total shareholder return (“TSR”) (calculated as described below under “— 2013 Grants”) versus utility industry peers, as identified below;

•

provide some payout (below target) if three-year TSR is below the 30th percentile but the three-year average Ameren EPS reaches or exceeds the average of the EIP EPS threshold levels in 2013, 2014 and 2015;

•	accrue dividends during the performance period on shares ultimately earned, in order to further align executives’ interests with those of shareholders;

•	promote retention of executives during a three-year performance period; and

•	share our Common Stock price increases and decreases over a three-year period.

PSUP Design

We choose to award PSUP grants to accomplish the following:

•

align executives’ interests with shareholder interests: awards are denominated in our Common Stock units and paid out in Common Stock. Payouts are dependent on our Common Stock’s performance, and are limited to target if TSR is negative;

•	be competitive with market practice: the majority of regulated utility companies use plans similar to this program, and with this performance measure;

•

promote Common Stock ownership: payout of earned awards is made 100 percent in Common Stock, with dividends on Common Stock, as declared and paid, reinvested into additional share units throughout the performance period;

•

allow executives to share in the returns created for shareholders: returns for shareholders include dividends as declared and paid and this is reflected in the plan performance measure and rewards; and

•

be retentive: annual competitive grants with a three-year performance period provide incentive for executives to stay with the Company and manage the Company in the long-term interests of the Company and its shareholders.

Accounting treatment was taken into account in designing the PSUP. PSUs are also intended to be eligible for the “qualified performance-based compensation” exception from the $1 million limit on deductibility of executive compensation imposed by Section 162(m) of the IRC.

2013 Grants

For 2013, a target number of PSUs was granted to each Executive pursuant to the 2006 Plan as reflected in column (g) of the Grants of Plan-Based Awards Table.

Grant sizes were calculated primarily considering the market data mentioned above, and secondarily considering internal pay equity, in other words, the relative differences in grant sizes of the Executives and other officers at the same level in the Company. The specific number of PSUs granted to each Executive was equal to the target award for such Executive determined by the Committee, based upon a specified percentage of such Executive’s base salary and expressed as a dollar amount, and divided by the average closing price of our Common Stock for each trading day in December 2012.

The actual number of 2013 PSUs earned will vary from 0 percent to 200 percent of the target number of PSUs granted to each Executive, based primarily on our 2013-2015 TSR relative to a utility industry peer group and contingent on continued employment during the same period. The threshold and maximum amounts of 2013 PSU awards are reflected in columns (f) and (h) of the Grants of Plan-Based Awards Table. The Executives cannot vote share unit awards granted under the PSUP or transfer them until they are paid out. In addition, as described below under “PSUP Performance/Payout Relationship,” if TSR for the performance period is below the 30th percentile, in order to receive a 30 percent payout, the average annual Ameren EPS for such three-year period must be greater than or equal to the average of the Ameren EPS thresholds under each EIP during such period.

The following graphic illustrates how the 2013 PSUP works. The 2013 PSUP performance measure is TSR, calculated generally as change in stock price plus dividends paid, divided by beginning stock price.

PSUP Peer Group

The analysis to determine the 2013 PSUP peer group was made as of December 2012 using the criteria below measured as of November 30, 2012 unless otherwise noted.

•	Classified as a “NYSE Investor Owned Utility,” excluding companies classified as only “Transmission and Distribution” or only gas.

•	Market capitalization greater than $2 billion (as of September 30, 2012).

•	Minimum S&P credit rating of BBB- (investment grade).

•	Dividends flat or growing over the last twelve-month period (as of September 30, 2012).

•	Beta (a measure of a stock’s volatility in comparison to the market as a whole) within 0.25 of our Beta over the last five years.

•	Not an announced acquisition target.

•	Not undergoing a major restructuring including, but not limited to, a major spin-off or sale of a significant asset.

The Committee retains discretion to make exceptions for inclusion or exclusion of companies in the PSUP peer group, based upon the criteria established above, in order to ensure the most appropriate and relevant comparator peer group. The 21 companies included in the 2013 PSUP peer group are listed below and are identical to the 2012-2014 PSUP peer group. These peer group companies are not entirely the same as the peer companies used for market pay comparisons, however, because inclusion in this group was not dependent on a company’s size relative to us or its participation in an executive pay database. In order to be counted in the final calculations, a company must still be in existence and have a ticker symbol at the end of the performance period.

Alliant Energy Corporation	Edison International	PPL Corporation
American Electric Power Co.	FirstEnergy Corp.	PSEG, Inc.
Cleco Corporation	Great Plains Energy Inc.	SCANA Corporation
CMS Energy	Integrys Energy Group, Inc.	Southern Company
Dominion Resources, Inc.	NextEra Energy, Inc.	Westar Energy, Inc.
DTE Energy Company	OGE Energy	Wisconsin Energy
Duke Energy	Pinnacle West Capital Corporation	Xcel Energy, Inc.

Change for 2014 Grants

Due to the divestiture of AER during 2013, the criteria for determining the PSUP peer group for grants made January 1, 2014 was modified to exclude companies with significant (>10%) unregulated business but otherwise to include companies classified as “Transmission and Distribution.” The Beta requirement was also eliminated, since it is backward-looking and thus less relevant given our strategic re-direction.

Mr. Baxter’s long-term incentive target opportunity (as a percentage of his increased base salary) under his existing 2014 PSU award will be increased from 175% to 325%. To effect this increase on a prorated basis, on April 24, 2014, Mr. Baxter will receive an additional PSU award with a grant date fair value of $1,344,746 and a performance period beginning on January 1, 2014 and ending on December 31, 2016.

PSUP Performance/Payout Relationship

Once our 2013-2015 TSR is calculated and compared to peers, the scale below determines the percent of a target PSU award that is paid. Payout for performance between points is interpolated on a straight-line basis.

TSR Performance	Payout (% of Share Units Granted)
90th percentile +	200% )		If TSR is negative over the three-year period, the plan is capped at 100% of target regardless of performance vs. peers
70th percentile	150% )	ï
50th percentile	100% )
30th percentile	50%
Less than 30th percentile but three-year average Ameren EPS reaches or exceeds the average of the EIP threshold levels in 2013, 2014 and 2015	30%
Less than 30th percentile and three-year average Ameren EPS does not reach the average of the EIP threshold levels in 2013, 2014 and 2015	0% (No payout)

In order to maximize the tax deductibility of their amounts, the Committee set a limitation on payouts of 2013 PSUP grants for each Executive of 1.20 percent of our cumulative 2013, 2014 and 2015 net income, as adjusted for specified items. The Committee may use negative discretion as provided under Section 162(m) of the IRC to arrive at actual lower payouts based on our performance for the period. By setting the limitation on payouts, the Committee intends for such payouts to meet the definition of “qualified performance-based compensation” under Section 162(m) of the IRC and be eligible for tax deduction.

2011 PSU Awards Vesting

The PSUP performance period for the 2011 grants ended December 31, 2013. Our 2011-2013 TSR performance was determined to be at the 50th percentile of the 2011 PSUP peer group. The following table shows the 2011 PSU awards, their original value at grant, the number earned (which equals the target number plus accrued dividends, times 100 percent), and their value at the vesting date (December 31, 2013). The resulting earned amounts were 148 percent of the original target value of the awards, which reflects both TSR performance against peers and the actual TSR generated during the 3-year period.

Name	Target 2011 PSU Awards	Target Value at Stock Price on Date of Grant(1)	2011 PSU Awards Earned(2)	Value at Year-End Stock Price(3)	Earned Value as Percent of Original Target Value(3)
Voss	99,531	$2,805,779	115,206	$4,165,849	148%
Lyons	29,798	$840,006	34,491	$1,247,195	148%
Baxter	36,249	$1,021,859	41,958	$1,517,201	148%
Naslund	23,013	$648,736	26,637	$963,194	148%
Nelson	9,899	$279,053	11,458	$414,321	148%
Sullivan	24,604	$693,587	28,479	$1,029,801	148%

(1)	Valuations are based on the closing price of $28.19 per share of Ameren’s Common Stock on the NYSE on January 1, 2011, the date the 2011 PSU awards were granted.

(2)	The number of 2011 PSU awards vested includes dividend equivalents, equal to approximately an additional 15.7 percent of the shares earned under the awards, which accrued and were reinvested throughout the three-year performance period. See the Option Exercises and Stock Vested Table below for additional details regarding PSUs vested in 2013.

(3)	Valuations are based on the closing price of $36.16 per share of Ameren’s Common Stock on the NYSE on December 31, 2013, the date the 2011 PSU awards vested.

2012 and 2013 PSU Awards

The PSUP performance periods for the 2012 and 2013 grants will not end until December 31, 2014 and December 31, 2015, respectively. The figures in column (e) of the Summary Compensation Table of this proxy statement for the years 2012 and 2013 represent the aggregate grant date fair values for the PSUP performance grants, computed as described in footnote (3) to the Summary Compensation Table. There is no guarantee that such amounts will ultimately be earned by participants.

Perquisites

We provide limited perquisites to provide competitive value and promote retention of the Executives and others.

Retirement Benefits

The objective of retirement benefits is to provide post-employment security to our employees, and such benefits are designed to reward continued service. We choose to provide these benefits as an essential part of a total compensation package to remain competitive with those packages offered by other companies, particularly utilities.

There are three primary retirement benefit programs applicable to the Executives:

•	employee benefit plans that are available to all of our employees, including 401(k) savings and tax-qualified retirement plans;

•

Supplemental Retirement Plans (together, the “SRP”) that provide the Executives a benefit equal to the difference between the benefit that would have been paid if IRC limitations were not in effect and the reduced benefit payable as a result of such IRC limitations; and

•

a deferred compensation plan that provides the opportunity to defer part of base salary and all or a portion of non-equity incentive compensation as well as earnings thereon to future years taxability. Beginning with plan years commencing on and after January 1, 2010, this includes deferrals of cash compensation above IRC limitations, together with Company matching credits on these deferrals.

A more detailed explanation of retirement benefits applicable to the Executives is provided in this proxy statement under the captions “— PENSION BENEFITS” and “— NONQUALIFIED DEFERRED COMPENSATION” below.

Severance

All salaried full-time employees, including our Named Executive Officers, participate in the Ameren Corporation Severance Plan for Ameren Employees, which provides for severance based on years of service and weeks of pay in the event of a qualifying termination. The plan provides market-level payments in the event of an involuntary termination.

Change of Control

Ameren’s Second Amended and Restated Change of Control Severance Plan, as amended, is designed to reward Executives for remaining employed with us when their prospects for continued employment following a transaction may be uncertain. The objectives of this plan are to maintain a stable executive team during the process and to assist us in attracting highly qualified executives into the Company.

Change of Control protections provide severance pay and, in some situations, vesting or payment of long-term incentive awards, upon a Change of Control of the Company. The arrangements provide market-level payments in the event of an involuntary termination not for “Cause” or a voluntary termination for “Good Reason.” Definitions of “Change of Control,” “Cause” and “Good Reason,” as well as more complete descriptions of Change of Control protections, are found below under the caption “— OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control — In General — Change of Control Severance Plan.”

The applicable triggers are structured so that payment and vesting occur only upon the occurrence of both a change of control and a qualifying termination of employment.

We consider it likely that it will take more time for higher-level employees to find new employment than for other employees, and therefore senior management, including the

Executives, generally are paid severance upon a termination for a longer period following a Change of Control. The Committee considered this as well as the factors described in the preceding paragraph in structuring the cash payments described under “— OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control” below, which an Executive would receive if terminated within two years following a Change of Control.

Common Stock Ownership Requirement

The Company has a stock ownership requirement for the Ameren Leadership Team (which includes the Executives) in accordance with the positions listed below, that fosters long-term Common Stock ownership and aligns the interests of the Executives and shareholders. The stock ownership requirement applicable to the Executives is included in the Company’s Corporate Governance Guidelines. The requirement provides that each Executive is required to own shares of our Common Stock valued as a percentage of base salary as follows:

•	President and Chief Executive Officer of the Company: 3 times base salary;

•	President and Chief Executive Officer of Ameren Services and of each Company business segment: 2 times base salary; and

•	Other members of the Ameren Leadership Team: 1 times base salary.

If at any time a member of the Ameren Leadership Team does not satisfy the applicable stock ownership requirement, such member must retain at least 75 percent of the after-tax shares acquired pursuant to awards granted under the Company’s equity compensation programs until the applicable stock ownership requirement is satisfied.

Anti-Pledging and Anti-Hedging Policy

Our Section 16 Trading Reporting Program prohibits executive officers and directors from engaging in pledges of Company securities or short sales, margin accounts and hedging or derivative transactions with respect to Company securities. In addition, our Corporate Compliance Policy prohibits directors and employees of the Company and its subsidiaries from entering into any transaction which hedges (or offsets) any decrease in the value of Company equity securities as discussed under “SECURITY OWNERSHIP — SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT” above.

Clawback

Awards granted under the 2006 Plan, including EIP and PSU awards, are subject to a “clawback” in certain circumstances.

Timing of Compensation Decisions and Awards

The Board and the Committee establish meeting schedules annually, well in advance of each meeting, to ensure a thorough and thoughtful decision process. Incentive compensation awards were made at regularly scheduled meetings.

Following is a discussion of the timing of certain compensation decisions for 2013 at the Company:

•

the Executives’ base salaries for 2013 were reviewed and a 2013 base salary increase for each of the Executives was approved at the December 2012 Committee meeting, as discussed under “— Base Salary” above;

•	2013 EIP target opportunities (as a percentage of base salary) were established for the Executives and the range of 2013 EIP EPS and safety LWA goals for

2013 was set at the December 2012 and February 2013 Committee meetings, respectively;

•	2013 PSU grants to the Executives were approved at the December 2012 Committee meeting; and

•	the final determination of the 2013 EIP and 2011 PSU payouts were made at the February 2014 Committee meeting.

Decisions relating to material elements of compensation are fully deliberated by the Committee at each Committee meeting and, when appropriate, over the course of several Committee meetings. This allows for any follow-up to questions from Committee members in advance of the final decision. The Committee makes long-term incentive grants at its December meeting of the year prior to the year the grants are made. The Committee expects to continue to establish base salaries at its December meeting each year, effective in January.

Impact of Prior Compensation and Consideration of Company’s 2013 “Say-on-Pay” Vote

Amounts realizable from prior compensation did not serve to increase or decrease 2013 compensation amounts. The Committee’s primary focus was on achieving market-level compensation opportunities.

The Committee considers the results of the shareholder non-binding advisory “say-on-pay” vote along with other factors in connection with discharging its responsibilities relating to the Company’s executive compensation program, although no factor is assigned a quantitative weighting. As a result of the 2013 non-binding advisory “say-on-pay” vote, which saw a substantial majority (of approximately 87 percent) of the Company’s shareholders who were entitled to vote and represented approve the compensation program described in the proxy statement in connection with our annual meeting held on April 23, 2013, the Committee continued to apply the same principles in determining the amounts and types of executive compensation for fiscal year 2014 (as fiscal year 2013 executive compensation-related decisions were primarily made by the Committee in December 2012 and February 2013, prior to the 2013 non-binding advisory vote, and fiscal year 2014 executive compensation-related decisions were primarily made by the Committee in December 2013 and February 2014, subsequent to the 2013 non-binding advisory vote).

Other Considerations for Changes in Compensation Opportunities

Market data, retention needs, general economic conditions and internal pay equity have been the primary factors considered in decisions to increase or decrease compensation opportunities materially. Corporate and individual performance are the primary factors in determining the ultimate value of those compensation opportunities.

Role of Executive Officers

For 2013, the Chief Executive Officer (Mr. Voss) with the assistance of the Vice President and Chief Human Resources Officer of Ameren Services (Mark C. Lindgren) recommended to the Committee compensation amounts for the other Executives. Mr. Voss makes recommendations to the Committee with respect to the compensation of the Executives (other than himself) and other senior executives. Mr. Voss possesses insight regarding individual performance levels, degree of experience and future promotion potential. In all cases, Mr. Voss’ recommendations are presented to the Committee for review based on the market data provided by the Committee’s independent consultant. The Committee independently determines each Executive’s compensation, as discussed in this CD&A.

Neither Mr. Voss nor any other Executive makes recommendations for setting his own compensation. The recommendation of the CEO’s compensation to be presented to the Board is determined in Committee meetings during an executive session with only the Committee members and the Committee’s independent consultant present.

The CEO, the other Executives, and our other senior executives play a role in the early states of design and evaluation of our compensation programs and policies. Because of their extensive familiarity with our business and corporate culture, these executives are in the position to suggest programs and policies to the Committee and the independent consultant that will engage employees and provide effective incentives to produce outstanding financial and operating results for the Company and our shareholders.

Other Compensation Matters

We do not have any written or unwritten employment agreements with any of our Executives. Each Executive is an employee at the will of the Company and/or its subsidiaries, as specified below.

2013 Compensation for Mr. Sullivan

Under the rules of the SEC, Mr. Sullivan qualifies as one of our Named Executive Officers even though his employment terminated during 2013. In connection with his termination of employment on December 2, 2013 as a result of Ameren’s divestiture of AER, and in accordance with his Employment and Change of Control Agreement dated as of March 13, 2013, Mr. Sullivan received a payment in the total amount of $2,929,009, which includes a change of control and other related payments. As a result of Mr. Sullivan’s termination of employment, Mr. Sullivan remained eligible for and received payments under his 2013 EIP award, and he remained eligible to receive payouts under his 2011, 2012 and 2013 performance share unit awards.

COMPENSATION TABLES AND NARRATIVE DISCLOSURES

The following table sets forth compensation information for our Executives (also known as our Named Executive Officers pursuant to the rules of the SEC) for services rendered in all capacities to the Company and its subsidiaries in fiscal years 2013, 2012 and 2011. You should refer to the section entitled “COMPENSATION DISCUSSION AND ANALYSIS” above for an explanation of the elements used in setting the compensation for our Executives.

As noted above, Mr. Sullivan’s payments and benefits are disclosed in the tables below even though his employment terminated during 2013.

2013 SUMMARY COMPENSATION TABLE

Name and Principal Position (1) (a)	Year (b)	Salary(2) ($) (c)	Bonus(2) ($) (d)	Stock Awards(3) ($) (e)	Option Awards(4) ($) (f)	Non-Equity Incentive Plan Compensation(2)(5) ($) (g)	Change in Pension Value and Nonqualified Def. Comp. Earnings(6) ($) (h)	All Other Compensation(2)(7) ($) (i)	Total ($) (j)
Thomas R. Voss	2013	1,030,000	–	3,464,460	–	1,102,500	318,355	122,967	6,038,282
Chairman and Chief Executive Officer, Ameren(8)	2012	1,000,000	–	3,577,527	–	1,073,100	451,354	120,980	6,222,961
	2011	900,000	–	3,126,269	–	1,111,500	432,207	125,083	5,695,059

Martin J. Lyons, Jr.	2013	540,000	–	978,025	–	514,920	92,115	45,210	2,170,270
Executive Vice President and Chief Financial Officer, Ameren	2012	510,000	–	982,449	–	389,612	140,048	43,746	2,065,855
	2011	485,000	–	935,955	–	397,120	124,709	42,830	1,985,614

Warner L. Baxter	2013	624,000	–	1,130,170	–	425,010	139,454	67,038	2,385,672
President, Ameren and Chairman, President and Chief Executive Officer, Ameren Missouri(8)	2012 2011	607,000 590,000	– –	1,169,305 1,138,581	– –	423,392 459,414	243,690 233,019	64,671 66,527	2,508,058 2,487,541

Charles D. Naslund	2013	462,000	–	717,214	–	310,180	161,375	44,345	1,695,114
Executive Vice President, Ameren Services and Ameren Missouri	2012	450,000	–	743,036	–	289,737	268,563	43,526	1,794,862
	2011	437,000	–	722,838	–	307,626	274,527	45,801	1,787,792

Gregory L. Nelson,	2013	440,000	–	728,598	–	389,600	105,305	17,562	1,681,065
Senior Vice President, General Counsel and Secretary, Ameren, Ameren Services, Ameren Missouri and Ameren Illinois	2012 2011	416,000 382,405	– –	732,689 310,928	– –	303,984 294,255	149,322 107,101	37,146 30,671	1,639,141 1,125,360

Steven R. Sullivan	2013	446,442	–	803,111	–	315,250	112,779	2,968,125	4,645,707
Former Chairman, President and Chief Executive Officer, AER	2012	472,000	–	831,308	–	313,550	244,320	42,548	1,903,726
	2011	454,712	–	772,812	–	365,020	232,533	41,360	1,866,437

(1)	Includes compensation received as an officer of Ameren and its subsidiaries, except that Mr. Voss serves as an officer of Ameren only and not of its subsidiaries, Mr. Baxter serves as an officer of Ameren and Ameren Missouri only and not of Ameren’s other subsidiaries, Mr. Sullivan served as an officer of AER only (and compensation ceased upon Ameren’s divestiture of AER in December 2013) and not of Ameren or its other subsidiaries (except that prior to March 2, 2011, he served as Senior Vice President and General Counsel of Ameren and its subsidiaries), and Mr. Naslund served as an officer of Ameren Missouri only (effective March 2, 2011) and not of Ameren or its other subsidiaries (except that prior to March 2, 2011, he served as an officer of AER only and not of Ameren or its other subsidiaries). On January 1, 2013, Mr. Naslund relinquished his officer position at Ameren Missouri and was elected Senior Vice President of Ameren Services, and effective March 1, 2013, he was elected Executive Vice President of Ameren Services.

(2)	Cash compensation received by each Executive for fiscal years 2013, 2012 and 2011 is found in the Salary or Non-Equity Incentive Plan Compensation column of this Table. The amounts that would generally be considered “bonus” awards are found under Non-Equity Incentive Plan Compensation in column (g).

(3)	For each Executive, the amounts in column (e) represent the aggregate grant date fair value computed in accordance with authoritative accounting guidance of PSU awards under our 2006 Plan without regard to estimated forfeitures related to service-based vesting conditions. For 2013 PSU grants, the calculations reflect an accounting value of 101.5 percent of the target value, for 2012 grants 107.7 percent of target value, and for 2011 grants 111.4 percent of target value. Assumptions used in the calculation of the amounts in column (e) are described in Note 12 to our audited financial statements for the fiscal year ended December 31, 2013 included in our 2013 Form 10-K. The maximum value of the 2013 PSU award, excluding dividends, is as follows: Mr. Voss — $8,033,016; Mr. Lyons — $2,267,738; Mr. Baxter — $2,620,515; Mr. Naslund — $1,662,998; Mr. Nelson — $1,689,395 and Mr. Sullivan — $1,862,168. This value is based on the closing price of $36.16 per share of our Common Stock on the NYSE on December 31, 2013.

The amounts reported for PSU award grants in column (e) do not reflect actual compensation realized by the Executives and are not a guarantee of the amount that the Executive will actually receive from the grant of the PSU awards. The actual compensation realized by the Executives will be based upon the share price of Ameren’s Common Stock at payout. The PSUP performance periods for the 2012 and 2013 grants will not end until December 31, 2014 and December 31, 2015, respectively, and, as such, the actual value, if any, of the PSU awards will generally depend on the Company’s achievement of certain market performance measures during these periods. For information regarding the terms of the awards, the description of vesting conditions, and the criteria for determining the amounts payable, including 2011 PSU awards granted for each Executive, see “— COMPENSATION DISCUSSION AND ANALYSIS.”

(4)	None of the Executives received any option awards in 2013, 2012 or 2011.

(5)	Represents payouts for performance under the applicable year’s EIP. See “— COMPENSATION DISCUSSION AND ANALYSIS” for a discussion of how amounts were determined for 2013.

(6)

Amounts shown in column (h) are the sum of (1) the increase in the actuarial present value of each Executive’s accumulated benefit under all defined benefit and actuarial pension plans (including the SRP) from December 31 of the prior fiscal year to December 31 of the applicable fiscal year and (2) the above-market portion of interest determined in accordance with SEC disclosure rules as the difference between the interest credited at the rate in the Company’s deferred compensation plan and interest that would be credited at 120 percent of the AFR published by the Internal Revenue Service (“IRS”) and calculated as of January 1, 2014 for the year ended December 31, 2013, as of January 1, 2013 for the year ended December 31, 2012 and as of January 1, 2012 for the year ended December 31, 2011. The table below shows the allocation of these amounts for each Executive. For 2013, the applicable interest rate for the deferred compensation plan was 5.55 percent for amounts deferred prior to January 1, 2010 and 2.89 percent for amounts deferred on or after January 1, 2010. The above-market earnings are calculated using those applicable interest rates minus 120 percent of the AFR of 4.19 percent published by the IRS and calculated as of January 2014. For 2012, the applicable interest rate for the deferred compensation plan was

7.10 percent for amounts deferred prior to January 1, 2010 and 3.37 percent for amounts deferred on or after January 1, 2010. The above-market earnings are calculated using those applicable interest rates minus 120 percent of the AFR of 2.78 percent published by the IRS and calculated as of January 2013. For 2011, the applicable interest rate for the deferred compensation plan was 7.44 percent for amounts deferred prior to January 1, 2010 and 4.24 percent for amounts deferred on or after January 1, 2010. The above-market earnings are calculated using those applicable interest rates minus 120 percent of the AFR of 5.02 percent published by the IRS and calculated as of January 2012.

Name	Year	Pension Plan Increase ($)	Deferred Compensation Plan Above-Market Interest
Voss	2013 2012 2011	288,920 364,044 351,499	29,435 87,310 80,708
Lyons	2013 2012 2011	92,115 140,048 124,709	– – –
Baxter	2013 2012 2011	124,381 198,980 191,690	15,073 44,710 41,329
Naslund	2013 2012 2011	132,367 182,519 194,990	29,008 86,044 79,537
Nelson	2013 2012 2011	101,462 137,923 96,564	3,843 11,399 10,537
Sullivan	2013 2012 2011	97,298 173,093 166,692	15,481 71,227 65,841

For assumptions and methodology regarding the determination of pension values, please refer to the footnotes under the Pension Benefits Table.

(7)	The amounts in column (i) reflect for each Executive matching contributions allocated by the Company to each Executive pursuant to the Company’s 401(k) savings plan, which is available to all salaried employees, and the cost of insurance premiums paid by the Company with respect to term life insurance, which amount each Executive is responsible for paying income tax. In 2013, the Company’s 401(k) matching contributions, including the 401(k) Restoration Benefit as described in “— NONQUALIFIED DEFERRED COMPENSATION — Executive Deferred Compensation Plan Participation” below, for each of the Executives were as follows: Mr. Voss — $94,639; Mr. Lyons — $41,833; Mr. Baxter — $47,133; Mr. Naslund — $33,828; Mr. Nelson — $11,475 and Mr. Sullivan — $34,116. In 2013, the Company’s cost of insurance premiums for Mr. Voss was $28,328 and for Mr. Naslund was $10,517. In 2013, the amount in column (i) for Mr. Baxter also includes the costs for tax and financial planning services, spouse business travel, personal use of a Company-provided telephone and entertainment expenses during 2013. In 2013, the amount in column (i) for Mr. Sullivan also includes a payment in the total amount of $2,929,009, which includes a change of control and other related payments, in accordance with his Employment and Change of Control Agreement dated as of March 13, 2013.

(8)	Mr. Voss retired from his position as President of the Company, effective February 14, 2014, and will retire from his position as Chief Executive Officer of the Company, effective April 24, 2014, and as Chairman of the Board and member of the Board, effective July 1, 2014. Mr. Baxter became President of the Company and became a member of the Board, effective February 14, 2014, and will succeed Mr. Voss as Chief Executive Officer of the Company, effective April 24, 2014. The Board expects that Mr. Baxter will succeed Mr. Voss as Chairman of the Board. Mr. Baxter will resign from his position as Chairman, President and Chief Executive Officer of Ameren Missouri, effective as of March 31, 2014.

The following table provides additional information with respect to stock-based awards granted in 2013, the value of which was provided in the Stock Awards column of the Summary Compensation Table with respect to 2013 grants, and the potential range of payouts associated with the 2013 EIP.

GRANTS OF PLAN-BASED AWARDS TABLE

		Committee Approval Date(1)							All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name (a)			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
	Grant Date(1)		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Voss			515,000	1,030,000	2,060,000	–	–	–	–	–	–	–
	PSUP: 1/1/13	12/13/12	–	–	–	33,323	111,076	222,152	–	–	–	3,464,460
Lyons			189,000	378,000	756,000	–	–	–	–	–	–	–
	PSUP: 1/1/13	12/13/12	–	–	–	9,407	31,357	62,714	–	–	–	978,025
Baxter			218,400	436,800	873,600	–	–	–	–	–	–	–
	PSUP: 1/1/13	12/13/12	–	–	–	10,871	36,235	72,470	–	–	–	1,130,170
Naslund			138,600	277,200	554,400	–	–	–	–	–	–	–
	PSUP: 1/1/13	12/13/12	–	–	–	6,899	22,995	45,990	–	–	–	717,214
Nelson			143,000	286,000	572,000	–	–	–	–	–	–	–
	PSUP: 1/1/13	12/13/12	–	–	–	7,008	23,360	46,720	–	–	–	728,598
Sullivan			157,625	315,250	630,500	–	–	–	–	–	–	–
	PSUP: 1/1/13	12/13/12	–	–	–	7,725	25,749	51,498	–	–	–	803,111

(1)	The 2013 PSU target awards were approved by the Committee on December 13, 2012 and, in accordance with authoritative accounting guidance, granted on January 1, 2013. See “— COMPENSATION DISCUSSION AND ANALYSIS” for a discussion of the timing of various pay decisions.

(2)	The amounts shown in column (c) reflect the threshold payment level under the 2013 EIP which is 50 percent of the target amount shown in column (d). The amount shown in column (e) is 200 percent of such target amount. See “— COMPENSATION DISCUSSION AND ANALYSIS” for information regarding the description of performance-based conditions.

(3)	For each Executive, the amounts shown (denominated in shares of Company Common Stock) in column (f) reflect the threshold 2013 PSU award grant which is 30 percent of the target amount shown in column (g). The amount shown in column (h) is 200 percent of such target amount. See “— COMPENSATION DISCUSSION AND ANALYSIS” for information regarding the terms of the awards, the description of performance-based vesting conditions and the criteria for determining the amounts payable.

(4)	None of the Executives received any option awards in 2013.

(5)	For each Executive, represents the grant date fair value of the 2013 PSU awards determined in accordance with authoritative accounting guidance (including FASB

ASC Topic 718), excluding the effect of estimated forfeiture. Assumptions used in the calculation of these amounts are referenced in footnote (3) to the Summary Compensation Table. There is no guarantee that, if and when the 2013 PSU awards vest, they will have this value.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

See “— COMPENSATION DISCUSSION AND ANALYSIS” for further information relating to each Executive regarding the terms of awards reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table and for discussions regarding officer stock ownership requirements, dividends paid on equity awards, and allocations between short-term and long-term compensation.

The following table provides information regarding the outstanding equity awards held by each of the Executives as of December 31, 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards(1)					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(2) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(2)(3) ($) (j)
Voss	–	–	–	–	–	–	–	342,696	12,391,887
Lyons	–	–	–	–	–	–	–	95,897	3,467,636
Baxter	–	–	–	–	–	–	–	111,863	4,044,966
Naslund	–	–	–	–	–	–	–	71,019	2,568,047
Nelson	–	–	–	–	–	–	–	71,464	2,584,138
Sullivan	–	–	–	–	–	–	–	79,503	2,874,828

(1)	None of the Executives hold any options to purchase shares of the Company’s Common Stock.

(2)	For each Executive, represents 2012 and 2013 PSU award grants at target and maximum performance, respectively. The 2012 and 2013 PSU awards for such Executives vest, subject to Ameren achieving the required performance threshold and continued employment of the Executive, as of December 31, 2014 and December 31, 2015, respectively, for such Executives. See “— COMPENSATION DISCUSSION AND ANALYSIS — Long-Term Incentives: Performance Share Unit Program (“PSUP”).”

(3)	The dollar value of the payment of the 2012 and 2013 PSU awards is based on achieving the target and maximum performance goals for such awards, respectively. Valuations are based on the closing price of $36.16 per share of Ameren’s Common Stock on the NYSE on December 31, 2013. There is no guarantee that, if and when the 2012 and 2013 PSU awards vest, they will have this value.

The following table provides the amounts received upon exercise of options or similar instruments or the vesting of stock or similar instruments during the most recent fiscal year.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards(1)		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting(2) (#) (d)	Value Realized on Vesting(3) ($) (e)
Voss	—	—	115,206	4,165,849
Lyons	—	—	34,491	1,247,195
Baxter	—	—	41,958	1,517,201
Naslund	—	—	26,637	963,194
Nelson	—	—	11,458	414,321
Sullivan	—	—	28,479	1,029,801

(1)	None of the Executives hold any options to purchase shares of our Common Stock.

(2)	For each Executive, represents 2011 PSU award grants earned as of December 31, 2013. During the performance period for the 2011 PSU awards ending December 31, 2013, such Executives were credited with dividend equivalents on 2011 PSU award grants, which represented the right to receive shares of Ameren Common Stock measured by the dividend payable with respect to the corresponding number of 2011 PSU awards. Dividend equivalents on 2011 PSU awards accrued at target levels and were reinvested into additional 2011 PSU awards throughout the three-year performance period. For each Executive, the actual dividend equivalents paid out on PSU awards varies from 0 percent to 200 percent of the target number of PSUs granted to each Executive and is based on the performance of the Company during each respective PSU award performance period. Dividend equivalents are only earned to the extent that the underlying PSU award is earned. The number of 2011 PSUs ultimately earned by each Executive through dividend reinvestment, at 15.7 percent of the original target levels accrued, was as follows: Mr. Voss — 15,675 units; Mr. Lyons — 4,693 units; Mr. Baxter — 5,709 units; Mr. Naslund — 3,624 units; Mr. Nelson — 1,559 units and Mr. Sullivan — 3,875 units.

(3)	The value of the vested 2011 PSUs is based on the closing price of $36.16 per share of our Common Stock on the NYSE on December 31, 2013.

PENSION BENEFITS

The table below provides the actuarial present value of the Executive’s accumulated benefits under the Company’s retirement plans and the number of years of service credited to each Executive under these plans.

PENSION BENEFITS TABLE

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit(1)(2) ($) (d)	Payments During Last Fiscal Year(3) ($) (e)
Voss	1) Retirement Plan	44	1,482,578	–
	2) SRP	44	1,447,181	–
Lyons	1) Retirement Plan	12	275,073	–
	2) SRP	12	389,426	–
Baxter	1) Retirement Plan	18	340,761	–
	2) SRP	18	907,847	–
Naslund	1) Retirement Plan	39	1,176,932	–
	2) SRP	39	644,391	–
Nelson	1) Retirement Plan	18	535,851	–
	2) SRP	18	408,018	–
Sullivan	1) Retirement Plan	24	588,463	–
	2) SRP	24	690,307	–

(1)	Represents the actuarial present value of the accumulated benefits relating to the Executives under the Retirement Plan (defined below) and the SRP as of December 31, 2013. See Note 11 to our audited consolidated financial statements for the year ended December 31, 2013 included in our 2013 Form 10-K for an explanation of the valuation method and all material assumptions applied in quantifying the present value of the accumulated benefit. The calculations were based on retirement at the plan normal retirement age of 65, included no pre-retirement decrements in determining the present value, used an 80 percent lump sum/20 percent annuity payment form assumption, and used the plan valuation mortality assumptions after age 65 in the 1994 Group Annuity Reserving Table. Cash balance accounts were projected to age 65 using the 2013 plan interest crediting rate of 5 percent.

(2)	The following table provides the Cash Balance Account Lump Sum Value for accumulated benefits relating to the Executives under the cash balance account under the Retirement Plan and the SRP at December 31, 2013 as an alternative to the presentation of the actuarial present value of the accumulated benefits relating to the Executives under the Retirement Plan and the SRP as of December 31, 2013.

Name	Plan Name	Cash Balance Account Lump Sum Value ($)
Voss	1) Retirement Plan	1,406,115
	2) SRP	1,372,544
Lyons	1) Retirement Plan	243,933
	2) SRP	345,341
Baxter	1) Retirement Plan	309,329
	2) SRP	824,108
Naslund	1) Retirement Plan	1,095,709
	2) SRP	599,920
Nelson	1) Retirement Plan	492,649
	2) SRP	375,123
Sullivan	1) Retirement Plan	533,176
	2) SRP	625,451

(3)	All Executives are active and were not eligible for payments prior to December 31, 2013.

Ameren Retirement Plan

Retirement benefits for the Executives fall under the Benefits for Salaried Employees (the “Cash Balance Account”). Most salaried employees of Ameren and its subsidiaries, including the Executives, earn benefits in the Cash Balance Account under the Ameren Retirement Plan (the “Retirement Plan”) immediately upon employment. Benefits become vested after three years of service.

On an annual basis a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s pensionable earnings for the year. Pensionable earnings include base salary and annual EIP compensation, which are equivalent to amounts shown in columns (c) and (g) in the Summary Compensation Table. The applicable percentage is based on the participant’s age as of December 31 of that year.

Participant’s Age on December 31	Regular Credit for Pensionable Earnings*
Less than 30	3%
30 to 34	4%
35 to 39	4%
40 to 44	5%
45 to 49	6%
50 to 54	7%
55 and over	8%

*	An additional regular credit of three percent is received for pensionable earnings above the Social Security wage base.

These accounts also receive interest credits based on the average yield for one-year U.S. Treasury constant maturity for the previous October, plus one percent. The minimum interest credit is five percent.

Effective January 1, 2001, an enhancement account was added that provides a $500 additional credit at the end of each year.

The normal retirement age under the Cash Balance Account structure and the SRP is 65. Neither the Cash Balance Account structure nor the SRP contains provisions for crediting extra years of service or for early retirement. When a participant terminates employment (including as a result of retirement), the amount credited to the participant’s account is converted to an annuity or paid to the participant in a lump sum. The participant can also choose to defer distribution, in which case the account balance is credited with interest at the applicable rate until the future date of distribution.

Ameren Supplemental Retirement Plan

In certain cases, pension benefits under the Retirement Plan are reduced to comply with maximum limitations imposed by the IRC. The SRP is maintained by Ameren to provide for a supplemental benefit equal to the difference between the benefit that would have been paid if such IRC limitations were not in effect and the reduced benefit payable as a result of such IRC limitations. Any Executive whose pension benefits under the Retirement Plan would exceed IRC limitations or who participates in the deferred compensation plan described below is eligible to participate in the SRP. The SRP is unfunded and is not a qualified plan under the IRC.

There is no offset under either the Retirement Plan or the SRP for Social Security benefits or other offset amounts.

NONQUALIFIED DEFERRED COMPENSATION

The following table discloses contributions, earnings and balances under the nonqualified deferred compensation plan for each Executive.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name (a)	Executive Contributions in 2013(1) ($) (b)	Company Contributions in 2013(2) ($) (c)	Aggregate Earnings in 2013(3) ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at 12/31/13(4) ($) (f)
Voss	401,346	83,164	133,869	–	4,012,777
Lyons	40,477	30,358	34,065	–	299,079
Baxter	47,544	35,658	115,205	–	1,697,286
Naslund	342,650	22,353	186,283	–	3,503,472
Nelson	–	–	16,357	–	409,917
Sullivan	176,458	22,641	157,453	–	2,758,280

(1)	A portion of these amounts is also included in amounts reported for 2013 as “Salary” in column (c) of the Summary Compensation Table. These amounts also include a portion of amounts reported as “Non-Equity Incentive Plan Compensation” in our 2013 proxy statement representing compensation paid in 2013 for performance during 2012.

(2)	All of the Company matching contributions reported for each Executive are included in the amounts reported in column (i) of the Summary Compensation Table.

(3)	The dollar amount of aggregate interest earnings accrued during 2013. The above-market interest component of these amounts earned on deferrals made prior to January 1, 2010 with respect to plan years beginning on or prior to January 1, 2010 and for deferrals made prior to January 1, 2010 with respect to plan years beginning on or after January 1, 2011 is included in amounts reported in column (h) of the Summary Compensation Table. See footnote (6) to the Summary Compensation Table for the amounts of above-market interest. There are no above-market or preferential earnings on compensation deferred with respect to plan years beginning on or after January 1, 2010 for deferrals made on and after January 1, 2010.

(4)	The dollar amount of the total balance of the Executive’s account as of December 31, 2013 consists of the following elements:

Name	Executive Contributions ($)	Company Matching Contributions ($)	Interest Earnings ($)	Total ($)	Amount Previously Reported as Compensation in Prior Years(1) ($)
Voss	2,451,977	291,658	1,269,142	4,012,777	2,393,825
Lyons	141,392	106,044	51,643	299,079	176,601
Baxter	892,933	137,390	666,963	1,697,286	1,020,614
Naslund	2,276,906	88,641	1,137,925	3,503,472	2,060,555
Nelson	187,259	45,213	177,444	409,917	105,988
Sullivan	1,683,987	92,504	981,790	2,758,280	1,608,952

(1)	Represents amounts previously reported as compensation to the Executive in the Summary Compensation Table of Ameren or its subsidiaries in previous years.

Executive Deferred Compensation Plan Participation

Pursuant to an optional deferred compensation plan available to members of the Ameren Leadership Team, Executives may annually choose to defer up to 50 percent (in one percent increments) of their salary and up to 100 percent (in one percent increments or amounts in excess of a threshold) of cash incentive awards. There are no minimum dollar thresholds for deferrals. At the request of a participant, the Company may, in its discretion, waive the 50 percent limitation.

The Ameren Deferred Compensation Plan, as amended and restated, effective January 1, 2010 (the “Ameren Deferred Compensation Plan”), changed the interest crediting rates for deferrals made with respect to plan years commencing on and after January 1, 2010 and added a 401(k) restoration benefit for eligible officers of Ameren whose total salary and short-term incentive award exceeds the limit on compensation in effect under the IRC. In October 2010, the Company adopted an amendment to the Ameren Deferred Compensation Plan for plan years beginning on and after January 1, 2011 to, among other things, change the measurement period for the applicable interest rates to amounts deferred under such plan prior to January 1, 2010 and clarify that matching contributions made under the plan are based upon all of a participant’s deferrals under the plan during a plan year. Pursuant to the Ameren Deferred Compensation Plan, amounts deferred (and interest attributable thereto), other than the 401(k) Restoration Benefit (as defined below), accrue interest at the rate to be applied to the participant’s account balance depending on (1) the plan year for which the rate is being calculated and (2) the year in which the deferral was made, as follows:

Calculation for Plan Year	Deferral Date	Rate
Plan Years beginning on or prior to January 1, 2010	Deferrals prior to January 1, 2010	150 percent of the average of the monthly Mergent’s Seasoned AAA Corporate Bond Yield Index rate (the “Officers Deferred Plan Index Rate”) for the calendar year immediately preceding such plan year — for 2013 such interest crediting rate was 5.55 percent

Plan Years beginning on or after January 1, 2010	Deferrals on and after January 1, 2010	120 percent of the AFR for the December immediately preceding such plan year (the “Officers Deferred Plan Interest Rate”) — for 2013 such interest crediting rate was 2.89 percent

Under the Ameren Deferred Compensation Plan, upon a participant’s termination of employment with the Company and/or its subsidiaries prior to age 55 and after the occurrence of a Change of Control (as defined under “— OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control — In General — Change of Control Severance Plan” below) the balance in such participant’s deferral account, with interest as described in the table above, shall be distributed in a lump sum within 30 days after the date the participant terminates employment.

The 401(k) Restoration Benefit allows eligible officers of Ameren, including the Executives, to also defer a percentage of salary and/or EIP awards in excess of the limit on compensation then in effect under the IRC (currently $255,000), in one percent increments, up to a maximum of six percent of total salary and EIP awards (a “401(k) Restoration Deferral,” together with Ameren’s 401(k) matching credit described below, the “401(k) Restoration Benefit”). Under the Ameren Deferred Compensation Plan, Ameren credits each participating officer’s deferral account with a matching credit equal to 100 percent of the first three percent of salary and EIP awards and 50 percent of the remaining salary and EIP awards deferred by the participant, including a 401(k) Restoration Deferral. In general, eligible participants, including the Executives, may direct the deemed investment of the 401(k) Restoration Benefit in accordance with the investment options that are generally available under Ameren’s 401(k) savings investment plan, except for the Ameren stock fund.

As a result of the changes described in this section, no preferential or above-market earnings are paid pursuant to the Ameren Deferred Compensation Plan with respect to plan years beginning on or after January 1, 2010 for deferrals made on and after January 1, 2010. The investment returns for the funds available to Executives under the Ameren Deferred Compensation Plan in 2013 were as follows:

Name of Fund	Percentage Rate of Return
Target 2015 Fund	7.68%
Target 2020 Fund	10.18%
Target 2025 Fund	12.34%
Target 2030 Fund	14.12%
Target 2035 Fund	15.78%
Target 2040 Fund	17.28%
Target 2045 Fund	18.88%
Target 2050 Fund	20.13%
Target 2055 Fund	21.26%
Target Retirement Fund	6.69%
Large Cap Equity Index	32.43%
Large Cap Growth Equity	37.87%
Large Cap Value Equity	30.33%
Small/Mid Cap Equity Index	36.49%
Small/Mid Cap Equity	41.40%
International Equity Index	15.12%
International Equity	20.54%
Bond Fund	-1.95%
Bond Index Fund	-2.10%
TIPS Bond Index Fund	-8.73%
Stable Interest Income	4.99%

After the participant retires, the deferred amounts (and interest attributable thereto), other than the 401(k) Restoration Benefit, accrue interest as follows:

Calculation for Plan Year	Deferral Date	Rate
Plan Years beginning on or prior to January 1, 2010	Deferrals prior to January 1, 2010	Average monthly Mergent’s Seasoned AAA Corporate Bond Yield Index rate (the “Officers Deferred Plan Base Index Rate”) for the calendar year immediately preceding such plan year — for 2013 such interest crediting rate was 3.70 percent

Plan Years beginning on or after January 1, 2010	Deferrals on and after January 1, 2010	Officers Deferred Plan Interest Rate — for 2013 such interest crediting rate was 2.89 percent

The plan compounds interest annually and the rate is calculated as of the first day of the plan year.

Distributions from the Ameren Deferred Compensation Plan will be paid in cash. A participant may choose to receive the deferred amounts at retirement in a single lump sum payment or in substantially equal installments over a period of 5, 10 or 15 years. In the event a participant terminates employment with the Company and its subsidiaries prior to age 55, the balance in such participant’s deferral account is distributable in a lump sum to the participant within 30 days of the date the participant terminates employment.

Participants are 100 percent vested at all times in the value of their contributions, investment earnings and any Company 401(k) matching credits. A participant’s benefit will be comprised of separate bookkeeping accounts evidencing his or her interest in each of the investment funds in which contributions and applicable matching contributions have been deemed invested. While no actual contributions are made to the funds, earnings or losses are calculated using the valuation methodology employed by the record keeper for each of the corresponding funds. Participants may generally transfer investments among various investment alternatives on a daily basis, subject to the provisions of the Ameren Deferred Compensation Plan.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Employment Agreements

The Company has no employment agreements with the Executives.

General Severance Plan

Ameren maintains the Ameren Corporation Severance Plan for Ameren Employees, which provides for severance based on years of service and weeks of pay for all salaried full-time employees on the active payroll. The Executives are covered under this plan in the event of a qualified termination (defined under the plan) and are eligible for severance on the same basis as other full-time salaried employees.

Change of Control

In General

Change of Control Severance Plan. Severance and PSUP provisions pursuant to a Change of Control (as defined below) were redesigned or designed by the Committee in 2006 and subsequent changes to the Change of Control Plan have been made in response to various changes in tax laws. In 2008, Ameren’s Board of Directors adopted a Second Amended and Restated Change of Control Severance Plan, as amended (the “Change of Control Plan”). Other Company plans also carry change of control provisions. The Change of Control Plan was amended in 2009 to eliminate reimbursement and gross-up payments in connection with any excise taxes that may be imposed on benefits received by any officers who first become designated as entitled to receive benefits under the Change of Control Plan on or after October 1, 2009.

Under the Change of Control Plan, designated officers of Ameren and its subsidiaries, including the Executives, are entitled to receive severance benefits if their employment is terminated without Cause (as defined below) or by the Executive for Good Reason (as defined below) within two years after a Change of Control.

Definitions of Change of Control, Cause and Good Reason

A change of control (“Change of Control”) occurs under the Change of Control Plan, in general, upon:

(i) the acquisition of 20 percent or more of the outstanding Common Stock of Ameren or of the combined voting power of the outstanding voting securities of Ameren;

(ii) a majority change in composition of the board of directors;

(iii) a reorganization, merger or consolidation, sale or other disposition of all or substantially all of the assets of Ameren, unless current shareholders continue to own 60 percent or more of the surviving entity immediately following the transaction; or

(iv) approval by Ameren shareholders of a complete liquidation or dissolution of Ameren.

“Cause” is defined as follows:

(i) the participant’s willful failure to substantially perform his or her duties with Ameren (other than any such failure resulting from the participant’s disability), after notice and opportunity to remedy;

(ii) gross negligence in the performance of the participant’s duties which results in material financial harm to Ameren;

(iii) the participant’s conviction of, or plea of guilty or nolo contendere to, any felony or any other crime involving the personal enrichment of the participant at the expense of Ameren or shareholders of Ameren; or

(iv) the participant’s willful engagement in conduct that is demonstrably and materially injurious to Ameren, monetarily or otherwise.

“Good Reason” is defined as follows:

(i) a net reduction of the participant’s authorities, duties, or responsibilities as an executive and/or officer of Ameren;

(ii) required relocation of more than 50 miles;

(iii) any material reduction of the participant’s base salary or target bonus opportunity;

(iv) reduction in grant-date value of long-term incentive opportunity;

(v) failure to provide the same aggregate value of employee benefit or retirement plans in effect prior to a Change of Control;

(vi) failure of a successor to assume the Change of Control Plan agreements; or

(vii) a material breach of the Change of Control Plan which is not remedied by the Company within ten business days of receipt of written notice of such breach.

If an Executive’s employment is terminated without Cause or by the Executive for Good Reason within two years after a Change of Control, the Executive will receive a cash lump sum equal to the following:

(i) unpaid salary and vacation pay through the date of termination;

(ii) pro rata EIP compensation for the year of termination;

(iii) three years’ worth of each of base salary and target EIP compensation;

(iv) additional pension credit; and

(v) solely with respect to officers who first became designated as entitled to receive benefits under the Change of Control Plan before October 1, 2009,

reimbursement and gross-up for any excise tax imposed on benefits received by the Executive from Ameren, assuming such payments (as defined by the IRS) are at least 110 percent of the imposed cap under the IRC.

In addition to the cash lump sum payment, any such Executive shall (i) continue to be eligible for welfare benefits during the three-year severance period, provided that if the Executive becomes reemployed with another employer and is eligible to receive such welfare benefits under such other employer’s plan, the Company’s health and welfare benefits will be secondary to those provided under such other plan during the severance period and (ii) receive, as incurred, up to $30,000 for the cost of outplacement services (not available for a Good Reason termination).

Following are details of how the above items are calculated.

•

Retirement Plan Benefit Assumptions. Amount equal to the difference between (a) the account balance under the Retirement Plan and SRP which the participant would receive if his or her employment continued during the three-year period upon which severance is received (assuming the participant’s compensation during such period would have been equal to his or her compensation as in effect immediately prior to termination), and (b) the actual account balance (paid or payable) under such plans as of the date of termination.

•

Welfare Benefit Payment Assumptions. Continued coverage for the Executive’s family with medical, dental, life insurance and executive life insurance benefits as if employment had not been terminated during the three-year period upon which severance is received. The calculation and the corresponding amounts set forth in the Estimated Potential Post-Employment Payments tables below assume full cost of benefits over the three-year period. In addition, the Executive’s family receives additional retiree medical benefits (if applicable) as if employment had not been terminated during the three-year period upon which severance is received. All retiree medical benefits are payable only in their normal form as monthly premium payments. The actuarial present value of the additional retiree medical benefits is included, calculated based on retirement at the end of the three-year severance period, a graded discount rate assumption of 0.29 percent for payment duration of three years or less, 1.14 percent for payment duration of over three but not more than nine years and 2.89 percent for payment duration over nine years, and post-retirement mortality (but not pre-retirement mortality) according to the RP-2000 (generational) table.

Ability to Amend or Terminate Change of Control Plan

The Board may amend or terminate the Change of Control Plan at any time, including designating any other event as a Change of Control, provided that the Change of Control Plan may not be amended or terminated (i) following a Change of Control, (ii) at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (iii) otherwise in connection with or in anticipation of a Change of Control in any manner that could adversely affect the rights of any officer covered by the Change of Control Plan.

Change of Control Provisions Relating to PSU Awards

Below is a summary of protections provided upon a Change of Control with respect to the PSU awards under the 2006 Plan. In brief, the goal of these protections is to avoid acceleration of PSU vesting and payment in situations where a Change of Control occurs but the Company continues to exist and the Executive retains his or her position. In the table below, the term “qualifying termination” means the participant (i) has an involuntary termination without Cause, (ii) for Change of Control Severance Plan participants, has a voluntary termination of employment for Good Reason (as defined in the Change of Control Severance Plan) or (iii) has an involuntary termination that qualifies for severance under the Ameren Corporation Severance Plan for Ameren Employees (as in effect immediately prior to the Change of Control). Other definitions of capitalized terms may be found in the 2006 Plan or applicable award agreement.

Change of Control Event	Termination Event	Unvested PSU Awards

Change of Control which occurs on or before the end of the applicable performance period after which the Company continues in existence and remains a publicly traded company on the NYSE or NASDAQ	No qualifying termination	Payable upon the earliest to occur of the following: • after the performance period has ended; or • the participant’s death;
Qualifying termination within two years after the Change of Control and during the three-year performance period

The PSUs the participant would have earned if such participant remained employed for the entire performance period, at actual performance, will vest on the last day of the performance period and be paid in shares of the Company’s Common Stock immediately following the performance period; provided that such distribution shall be deferred until the date which is six months following the participant’s termination of employment to the extent required by IRC Section 409A.

Change of Control which occurs on or before the end of the applicable performance period in which the Company ceases to exist or is no longer publicly traded on the NYSE or NASDAQ	Automatic upon Change of Control

The target number of PSU awards granted, together with dividends accrued thereon, will be converted to nonqualified deferred compensation. Interest on the nonqualified deferred compensation will accrue based on the prime rate, computed as provided in the award agreement.

	Continued employment until the end of the three-year performance period	Lump sum payout of the nonqualified deferred compensation plus interest immediately following the performance period.
	Retirement or termination due to disability prior to the Change of Control	Immediate lump sum payment of the nonqualified deferred compensation plus interest upon the Change of Control.
	Continued employment until death or disability which occurs after the Change of Control and before the end of the three-year performance period	Immediate lump sum payout of the nonqualified deferred compensation plus interest upon such death or disability.
Qualifying termination during the three-year performance period

Immediate lump sum payout of the nonqualified deferred compensation plus interest upon termination; provided that such distribution shall be deferred until the date which is six months following the participant’s termination of employment to the extent required by IRC Section 409A.

Change of Control Event	Termination Event	Unvested PSU Awards
	Other termination of employment before the end of the three-year performance period	Forfeiture of the nonqualified deferred compensation plus interest.

Termination Other Than for Change of Control

The following table summarizes the impact of certain employment events outside the context of a Change of Control that may result in the payment of unvested PSU awards.

Type of Termination	Additional Termination Details	Unvested PSU Awards

Death	Prior to age 62	All awards pay out at target (plus accrual of dividends), pro rata for the number of days worked in each performance period.
Age 62+

Disability	Prior to age 62	All outstanding awards are earned at the same time and to the same extent that they are earned by other participants, and are paid immediately following the performance period.
Age 62+

Retirement (Termination at or after age 55) During Performance Period	Prior to age 62

Only if the participant has at least five years of service, a prorated award is earned at the end of the three-year performance period (based on actual performance) and paid immediately following the performance period.

Age 62+

Only if the participant has at least ten years of service (or five years of service in the case of the 2011 PSU awards), a full award is earned at the end of the three-year performance period (based on actual performance) and paid immediately following the performance period.

Termination for any reason other than death, disability, and retirement as provided above	N/A	Forfeited

Estimated Potential Post-Employment Payments

The tables below reflect the payments and benefits payable to each of the Executives in the event of a termination of the Executive’s employment under several different circumstances. For Executives, the amounts shown assume that termination was effective as of December 31, 2013, at the Executive’s compensation and service levels as of that date, and are estimates of the amounts that would be payable to the Executive in each scenario. To the extent applicable, excise tax and gross-up payments are estimated using a stock price of $36.16 per share (the closing price of Ameren’s Common Stock on the NYSE on December 31, 2013). In addition, the amounts shown do not include benefits paid by insurance providers under life and disability policies or payments and benefits provided on a non-discriminatory basis to employees upon a termination of employment, including severance payments under the Ameren Corporation Severance Plan for Ameren Employees. The actual amounts to be paid out can only be determined at the time of the Executive’s actual separation from the Company. Factors that could affect the nature and amount of the payments on termination of employment, among others, include the timing of event, compensation level, the market price of our Common Stock and the Executive’s age.

VOSS

Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/13 ($)	Involuntary Termination not for Cause ($)	Change of Control(1) ($)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A	N/A		7,210,000
PSU Vesting, Assuming Termination of Employment	8,224,207	15,842,894	15,842,894		12,354,832
Three Years’ Pension Credit	N/A	N/A	N/A		1,158,112
Three Years’ Welfare Benefits(3)	N/A	N/A	N/A		119,810
Outplacement at Maximum	N/A	N/A	N/A		30,000
Excise Tax and Gross-up	N/A	N/A	N/A		12,175,451
Total	8,224,207	15,842,894	15,842,894		33,048,205
LYONS
Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/13 ($)	Involuntary Termination not for Cause ($)	Change of Control(1) ($)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A			3,132,000
PSU Vesting, Assuming Termination of Employment	2,372,455	4,515,635			3,528,328
Three Years’ Pension Credit	N/A	N/A			356,758
Three Years’ Welfare Benefits(3)	N/A	N/A			58,107
Outplacement at Maximum	N/A	N/A			30,000
Excise Tax and Gross-up	N/A	N/A			3,985,862
Total	2,372,455	4,515,635			11,091,055

BAXTER

Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/13 ($)	Involuntary Termination not for Cause ($)	Change of Control(1) ($)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A			3,619,200
PSU Vesting, Assuming Termination of Employment	2,842,783	5,328,758			4,191,104
Three Years’ Pension Credit	N/A	N/A			510,145
Three Years’ Welfare Benefits(3)	N/A	N/A			106,628
Outplacement at Maximum	N/A	N/A			30,000
Excise Tax and Gross-up	N/A	N/A			4,596,567
Total	2,842,783	5,328,758			13,053,644
NASLUND
Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/13 ($)	Involuntary Termination not for Cause ($)	Change of Control(1) ($)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A	N/A		2,494,800
PSU Vesting, Assuming Termination of Employment	1,805,151	3,383,041	1,953,681		2,661,171
Three Years’ Pension Credit	N/A	N/A	N/A		518,780
Three Years’ Welfare Benefits(3)	N/A	N/A	N/A		67,484
Outplacement at Maximum	N/A	N/A	N/A		30,000
Excise Tax and Gross-up	N/A	N/A	N/A		3,246,795
Total	1,805,151	3,383,041	1,953,681		9,019,030

NELSON

Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/13 ($)	Involuntary Termination not for Cause ($)	Change of Control(1) ($)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A	N/A		2,464,000
PSU Vesting, Assuming Termination of Employment	1,253,196	2,850,018	1,406,139		2,114,581
Three Years’ Pension Credit	N/A	N/A	N/A		385,601
Three Years’ Welfare Benefits(3)	N/A	N/A	N/A		69,606
Outplacement at Maximum	N/A	N/A	N/A		30,000
Excise Tax and Gross-up	N/A	N/A	N/A		2,782,178
Total	1,253,196	2,850,018	1,406,139		7,845,966

SULLIVAN

For a discussion of the payments Mr. Sullivan received in connection with his termination of employment on December 2, 2013 as a result of Ameren’s divestitute of AER, see “2013 Compensation for Mr. Sullivan” on page 83.

(1)	Indicates Change of Control amounts payable to Executives pursuant to the Change of Control Plan, assuming that the Company ceases to exist or is no longer publicly traded on the NYSE or NASDAQ after the Change of Control.

(2)	The estimated number of PSUs that would be payable upon retirement at December 31, 2013 for Messrs. Voss, Naslund and Nelson is calculated according to the schedule following “— Change of Control Provisions Relating to PSU Awards” above, depending on their respective ages at December 31, 2013. Where performance was estimated, it was estimated at 87.5 percent payout for the 2012 PSU award and 175 percent payout for the 2013 PSU award.

(3)	Welfare benefits figures reflect the estimated lump-sum present value of all future premiums which will be paid on behalf of or to the Executives under our welfare benefit plans. These amounts, however, would not actually be paid as a cash lump sum upon a Change of Control and termination of employment.

(4)	Messrs. Lyons and Baxter are not retirement-eligible. Therefore, no PSU vesting is shown upon retirement for them.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this proxy statement, in whole or in part, the following Audit and Risk Committee Report shall not be deemed to be incorporated by reference into any such filings.

AUDIT AND RISK COMMITTEE REPORT

The Audit and Risk Committee reviews Ameren’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit and Risk Committee has reviewed and discussed the audited financial statements to be included in the 2013 Form 10-K with Ameren’s management and the independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, as well as maintaining effective internal control over financial reporting and assessing such effectiveness. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on whether Ameren maintained effective internal control over financial reporting.

The Audit and Risk Committee has discussed with the independent registered public accounting firm, the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”), including U.S. Auditing Standard Section 380 and U.S. Auditing Standards No. 61. In addition, the Audit and Risk Committee has discussed with the independent registered public accounting firm, the accounting firm’s independence with respect to Ameren and its management, including the matters in the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Risk

Committee concerning independence, received from the independent registered public accounting firm. To ensure the independence of the registered public accounting firm, Ameren has instituted monitoring processes at both the internal management level and the Audit and Risk Committee level. At the management level, the chief financial officer or the chief accounting officer is required to review and pre-approve all engagements of the independent registered public accounting firm for any category of services, subject to the pre-approval of the Audit and Risk Committee described below. In addition, the chief financial officer or the chief accounting officer is required to provide to the Audit and Risk Committee at each of its meetings (except meetings held exclusively to review earnings press releases and quarterly reports on SEC Form 10-Q) a written description of all services to be performed by the independent registered public accounting firm and the corresponding estimated fees. The monitoring process at the Audit and Risk Committee level includes a requirement that the Committee pre-approve the use of the independent registered public accounting firm to perform any category of services. At each Audit and Risk Committee meeting (except meetings held exclusively to review earnings press releases and quarterly reports on SEC Form 10-Q), the Committee receives a joint report from the independent registered public accounting firm and the chief financial officer or the chief accounting officer concerning audit fees and fees paid to the independent registered public accounting firm for all other services rendered, with a description of the services performed. The Audit and Risk Committee has considered whether the independent registered public accounting firm’s provision of the services covered under the captions “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — FEES FOR FISCAL YEARS 2013 AND 2012 — Audit-Related Fees,” “— Tax Fees” and “— All Other Fees” in this proxy statement is compatible with maintaining the registered public accounting firm’s independence and has concluded that the registered public accounting firm’s independence has not been impaired by their engagement to perform these services.

In reliance on the reviews and discussions referred to above, the Audit and Risk Committee recommended to the Board of Directors that the audited financial statements be included in Ameren’s 2013 Form 10-K, for filing with the SEC.

Audit and Risk Committee:

Walter J. Galvin, Chairman

Catherine S. Brune

Ellen M. Fitzsimmons

Stephen R. Wilson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC served as the independent registered public accounting firm for Ameren and its subsidiaries in 2013. PwC is an independent registered public accounting firm with the PCAOB. Representatives of the firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

FEES FOR FISCAL YEARS 2013 AND 2012

Audit Fees

The aggregate fees for professional services rendered by PwC for (i) the audits of the consolidated annual financial statements of Ameren included in the combined 2013 Form 10-K of Ameren and its registered subsidiaries, the annual financial statements of its subsidiaries included in the combined 2013 Form 10-K of Ameren and its registered subsidiaries and the annual financial statements of certain non-registered subsidiaries; (ii) the audit of Ameren’s internal control over financial reporting; (iii) the reviews of the quarterly financial statements included in the combined Forms 10-Q of Ameren and its subsidiaries for the 2013 fiscal year; (iv) services provided in connection with debt and equity offerings; (v) a required Department of Energy grant compliance audit; (vi) controls assessment over new system implementations; (vii) certain accounting and reporting consultations; (viii) ratemaking-related audits; (ix) certain regulatory procedures for the 2013 fiscal year; (x) certain reviews of Ameren’s Merchant Generation business; and (xi) the recasting of Ameren’s Form 10-K for discontinued operations, were $5,325,075.

Fees billed by PwC for audit services rendered to Ameren and its subsidiaries during the 2012 fiscal year totaled $4,355,100.

Audit-Related Fees

The aggregate fees for audit-related services rendered by PwC to Ameren and its subsidiaries during the 2013 fiscal year totaled $797,235. Such services consisted of: (i) employee benefit plan audits; (ii) income tax accounting consultations/strategic transactions; and (iii) stock transfer/registrar review.

Fees billed by PwC for audit-related services rendered to Ameren and its subsidiaries during the 2012 fiscal year totaled $1,557,937.

Tax Fees

The aggregate fees for tax services rendered by PwC to Ameren and its subsidiaries during the 2013 fiscal year totaled $165,000 for tax compliance and advice.

Fees billed by PwC for tax services rendered to Ameren and its subsidiaries during the 2012 fiscal year totaled $75,000.

All Other Fees

The aggregate fees billed to Ameren by PwC during the 2013 fiscal year for all other services rendered to Ameren and its subsidiaries totaled $5,400 for accounting and reporting reference software.

Fees billed by PwC for all other services rendered to Ameren and its subsidiaries during the 2012 fiscal year totaled $35,400.

POLICY REGARDING THE PRE-APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PROVISION OF AUDIT, AUDIT-RELATED AND NON-AUDIT SERVICES

The Audit and Risk Committee has adopted a policy to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accounting firm to Ameren and its subsidiaries, except that in accordance with the Committee’s charter, pre-approvals of non-audit services may be delegated to a single member of the Audit and Risk Committee. The Audit and Risk Committee pre-approved under that policy 100 percent of the fees for services covered under the above captions: “— Audit Fees,” “— Audit-Related Fees” and “— All Other Fees” for fiscal years 2013 and 2012.

SHAREHOLDER PROPOSALS

Under the rules of the SEC, any shareholder proposal intended for inclusion in the proxy material for the Company’s 2015 annual meeting of shareholders must be received by the Secretary of the Company on or before November 11, 2014. We expect that the 2015 annual meeting of shareholders will be held on April 28, 2015.

In addition, under the Company’s By-Laws, shareholders who intend to submit a proposal that is not in this proxy statement but is to be considered at the annual meeting, or who intend to nominate a director at an annual meeting, must provide advance written notice along with other prescribed information. In general, such notice must be received by the Secretary of the Company at the principal executive offices of the Company not later than 60 or earlier than 90 days prior to the anniversary of the previous year’s annual meeting (i.e., not later than Saturday, February 22, 2014 or earlier than Thursday, January 23, 2014). Furthermore, subject to certain conditions, shareholders or a group of shareholders who have owned more than 5% of the Company’s Common Stock for at least one year may recommend nominees for director to the Nominating and Corporate Governance Committee provided that written notice from the shareholder(s) must be received by the Secretary of the Company at the principal executive offices of the Company not later than 120 days prior to the anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting (i.e., not later than Thursday, November 7, 2013). The specific procedures to be used by shareholders to recommend nominees for director are set forth in the Company’s Director Nomination Policy, a copy of which is attached hereto as Appendix A. The specific procedures to be used by shareholders to submit a proposal in person at an annual meeting are set forth in the Company’s By-Laws, a copy of which may be obtained upon written request to the Secretary of the Company. The chairman of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the procedures set forth in the Company’s By-Laws and, in the case of nominations, the Director Nomination Policy.

PROXY SOLICITATION

In addition to the use of the mails, proxies may be solicited by personal interview, by telephone, or through the Internet or other means, and banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our Common Stock. Proxies may be solicited by our directors, officers and key employees on a voluntary basis without compensation. We will bear the cost of soliciting proxies on our behalf. Furthermore, we have retained Georgeson Inc., a proxy solicitation firm, to assist with the solicitation of proxies for the Annual Meeting at an anticipated cost to the Company of approximately $17,500, plus the reimbursement of reasonable out-of-pocket expenses.

FORM 10-K

Our 2013 Form 10-K, including consolidated financial statements for the year ended December 31, 2013, accompanies this proxy statement. The 2013 Form 10-K is also available on the Company’s website at http://www.ameren.com. If requested, we will provide you copies of any exhibits to the 2013 Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the 2013 Form 10-K by writing to the Office of the Secretary, Ameren Corporation, P.O. Box 66149, St. Louis, Missouri 63166-6149.

FOR INFORMATION ABOUT THE COMPANY, INCLUDING THE COMPANY’S ANNUAL, QUARTERLY AND CURRENT REPORTS ON SEC FORMS 10-K, 10-Q AND 8-K, RESPECTIVELY, PLEASE VISIT THE INVESTORS’ SECTION OF AMEREN’S HOME PAGE ON THE INTERNET — HTTP://WWW.AMEREN.COM. INFORMATION CONTAINED ON THE COMPANY’S WEBSITE IS NOT INCORPORATED INTO THIS PROXY STATEMENT OR OTHER SECURITIES FILINGS.

APPENDIX A

Policy Regarding Nominations of Directors

The Nominating and Corporate Governance Committee (the “Committee”) has adopted the following policy (the “Director Nomination Policy”) to assist it in fulfilling its duties and responsibilities as provided in its charter (the “Charter”). This Director Nomination Policy may be amended and/or restated from time to time by the Committee in accordance with the Charter and as provided herein.

1.    Recommended Candidates.  The Committee shall consider any and all candidates recommended as nominees for directors to the Committee by any directors, officers or shareholders of the Company; provided that in the case of shareholder recommendations, such recommendations comply with the notice requirements set forth in the Company’s By-Laws for a shareholder’s nomination to be properly brought before an annual meeting of shareholders and any other applicable notice requirements set forth in the Company’s By-Laws. The Committee may also consider, in its sole discretion, any and all candidates recommended as nominees for directors to the Committee by any source.

2.    5% Shareholder Recommendations.  The Company’s proxy statement shall identify any candidates recommended by shareholder(s) owning more than 5% of the Company’s Common Stock, and identify the shareholder making such recommendation, as provided in and to the extent required by the federal securities laws.

3.    Desired Qualifications, Qualities and Skills.  The Committee shall endeavor to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who possess the qualifications, qualities and skills to effectively represent the best interests of all shareholders. Candidates will be selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives. Candidates also will be assessed in the context of the then-current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of all shareholders. In conducting this assessment, the Committee will, in connection with its assessment and recommendation of candidates for director, consider diversity (including, but not limited to, gender, race, ethnicity, age, experience and skills) and such other factors as it deems appropriate given the then-current and anticipated future needs of the Board and the Company, and to maintain a balance of perspectives, qualifications, qualities and skills on the Board.

The Committee considers the following qualifications at a minimum to be required of any Board members in recommending to the Board of Directors potential new Board members, or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;

•	compliance with legal and regulatory requirements;

•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company; and

•	independence; a substantial majority of the Board shall consist of independent directors, as defined in this Director Nomination Policy.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules.

The Company is committed to maintaining its tradition of inclusion and diversity within the Board, and confirms that its policy of non-discrimination based on race, color, religion, sex, national origin, ethnicity, age, disability, veteran status, pregnancy, marital status, sexual orientation or any other reason prohibited by law applies in the assessment and selection of all candidates.

4.    Independence.  The Committee believes and it is the policy of the Company that a substantial majority of the members of the Board meet the definition of “independent director” set forth in this Director Nomination Policy. The Committee shall annually assess each nominee for director by reviewing any potential conflicts of interest and outside affiliations, based on the criteria for independence set out below.

An independent director is one who:

(1)    has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;

(2)    is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

(3)    has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

(4)    has not received and no member of his or her immediate family has received more than $120,000 per year in direct compensation from the Company in any capacity other than as a director or as a pension for prior service during the past three years;

(5)    (A) is not a current partner or employee of a firm that is the Company’s internal or external auditor; (B) does not have an immediate family member who is a current partner of the Company’s internal or external auditor; (C) does not have an immediate family member who is a current employee of the Company’s internal or external auditor and who personally works on the Company’s audit; and (D) within the last three years was not and no member of his or her immediate family was a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

(6)    is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

(7)    is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million, or 2% of such other company’s consolidated revenues during any of the past three years;

(8)    is free of any relationships with the Company that may impair, or appear to impair, his or her ability to make independent judgments; and

(9)    is not and no member of his or her immediate family is employed as an executive officer of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or 2% of such charitable organization’s total annual receipts.

This policy may be modified temporarily if, due to unforeseen circumstances, strict adherence would be detrimental to the Board’s performance.

For purposes of determining a “material relationship,” the Committee shall utilize the following standards:

1.    Any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

2.    The aggregate amount of such payments must not exceed 2% of the Company’s consolidated gross revenues; provided, however, there may be excluded from this 2% standard payments arising from (a) competitive bids which determined the rates or charges for the services and (b) transactions involving services at rates or charges fixed by law or governmental authority.

For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse, parents, stepparents, children, stepchildren, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home and (ii) the term “primary business affiliation” means an entity of which the director or the director’s immediate family member is a principal/executive officer or in which the director or the director’s immediate family member holds at least a 5% equity interest.

5.    Nominee Evaluation Process.  The Committee will consider as a candidate any director of the Company who has indicated to the Committee that he or she is willing to stand for re-election as well as any other person who is recommended by any shareholders of the Company in accordance with the procedures described under “Recommended Candidates” in Section 1 and under “5% Shareholder Recommendations” in Section 2. The Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees and, if fees are paid to such persons in any year, such fees shall be disclosed in the next annual proxy statement relating to such year. The Committee may use any process it deems appropriate for the purpose of evaluating candidates which is consistent with the policies set forth in the Charter, the Company’s By-Laws, the Corporate Governance Guidelines and this Director Nomination Policy, which process may include, without limitation, personal interviews, background checks, written submissions by the candidates and third party references. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors shall be evaluated using a substantially similar process and under no circumstances shall the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

6.    Categorize Recommendations.  For purposes of facilitating disclosure required in the proxy statement, the Committee and the Corporate Secretary shall identify and organize the recommendations for nominees received by the Committee (other than nominees who are executive officers or who are directors standing for re-election) in accordance with one or more of the following categories of persons or entities that recommended that nominee:

(1)    a shareholder, a 5% shareholder, independent director, chief executive officer, or other executive officer of the Company;

(2)    a third-party search firm used by or on behalf of the Company; and

(3)    any other specified source.

7.    Voting for Directors.  Each director and each nominee for election as director shall agree, by serving as a director or by accepting nomination for election as a director, that if while serving as a director such director is a nominee for re-election as a director at an annual meeting of the shareholders and fails to obtain the necessary shareholder vote, as provided in the Company’s By-Laws, to be re-elected as a director at the annual meeting, he or she shall tender his or her resignation as a director for consideration by the Committee. The Committee shall evaluate the best interests of the Company and its shareholders and shall recommend to the Board the action to be taken with respect to such tendered resignation.

8.    Material Changes to Nomination Procedures.  For purposes of facilitating disclosure required in Form 10-K and Form 10-Q, the Committee and the Corporate Secretary shall identify any material changes to the procedures for shareholder nominations of directors for the reporting period in which such material changes occur.

9.    Posting of Policy.  This Director Nomination Policy shall be posted to the Company’s website in accordance with the Company’s Corporate Governance Guidelines.

10.    Amendments to This Policy.  Any amendments to this Director Nomination Policy must be approved by the Committee and ratified by the Board.

11.    Applicability to Registered Companies.  This Director Nomination Policy shall apply to all Company subsidiaries which are registered companies under the Exchange Act and that are required to file a proxy or information statement pursuant thereto, provided that the independence requirements contained herein shall not apply to such registered companies which constitute “controlled companies” within the meaning of NYSE listing requirements pursuant to an election by each controlled company, as permitted under NYSE listing requirements.

Dated: February 14, 2014

APPENDIX B

Ameren Corporation

2014 Omnibus Incentive Compensation Plan

PAGE
ARTICLE 1
ESTABLISHMENT, EFFECTIVENESS, PURPOSE AND DURATION

Section 1.01. Establishment	B-1
Section 1.02. Effectiveness	B-1
Section 1.03. Purpose of This Plan	B-1
Section 1.04. Duration of This Plan	B-1

ARTICLE 2
DEFINITIONS

ARTICLE 3
ADMINISTRATION

Section 3.01. General	B-5
Section 3.02. Authority of the Committee	B-5
Section 3.03. Delegation	B-5

ARTICLE 4
SHARES SUBJECT TO THIS PLAN AND MAXIMUM AWARDS

Section 4.01. Number of Shares Available for Awards	B-5
Section 4.02. Share Usage	B-6
Section 4.03. Annual Award Limits	B-6
Section 4.04. Adjustments in Authorized Shares	B-7
Section 4.05. Source of Shares	B-7

ARTICLE 5
ELIGIBILITY AND PARTICIPATION

Section 5.01. Eligibility	B-7
Section 5.02. Actual Participation	B-8

ARTICLE 6
STOCK OPTIONS

Section 6.01. Grant of Options	B-8
Section 6.02. Award Agreement	B-8
Section 6.03. Option Price	B-8
Section 6.04. Term of Options	B-8
Section 6.05. Exercise of Options	B-8
Section 6.06. Payment	B-8
Section 6.07. Restrictions on Share Transferability	B-9
Section 6.08. Termination of Employment	B-9
Section 6.09. Automatic Option Exercise	B-9

ARTICLE 7
STOCK APPRECIATION RIGHTS

Section 7.01. Grant of SARs	B-9
Section 7.02. SAR Award Agreement	B-9
Section 7.03. Grant Price	B-10

B-i

B-ii

PAGE
ARTICLE 13
DIRECTOR AWARDS

ARTICLE 14
DIVIDEND EQUIVALENTS

ARTICLE 15
BENEFICIARY DESIGNATION

ARTICLE 16
RIGHTS OF PARTICIPANTS

Section 16.01. Employment	B-16
Section 16.02. Participation	B-16
Section 16.03. Rights as a Shareholder	B-16

ARTICLE 17
CHANGE OF CONTROL

ARTICLE 18
AMENDMENT, MODIFICATION, SUSPENSION, AND TERMINATION

Section 18.01. Amendment, Modification, Suspension, and Termination	B-17
Section 18.02. Awards Previously Granted	B-17
Section 18.03. Amendment to Conform to Law	B-17

ARTICLE 19
WITHHOLDING

ARTICLE 20
SUCCESSORS

ARTICLE 21
GENERAL PROVISIONS

Section 21.01. Forfeiture Events	B-18
Section 21.02. Legend	B-18
Section 21.03. Gender and Number	B-18
Section 21.04. Severability	B-18
Section 21.05. Requirements of Law	B-18
Section 21.06. Delivery of Title	B-18
Section 21.07. Inability to Obtain Authority	B-19
Section 21.08. Investment Representations	B-19
Section 21.09. Uncertificated Shares	B-19
Section 21.10. Unfunded Plan	B-19
Section 21.11. No Fractional Shares	B-19
Section 21.12. Retirement and Welfare Plans	B-19
Section 21.13. Deferred Compensation	B-19
Section 21.14. Nonexclusivity of this Plan	B-20
Section 21.15. No Constraint on Corporate Action	B-20
Section 21.16. Governing Law	B-20
Section 21.17. Indemnification	B-20
Section 21.18. No Guarantee of Favorable Tax Treatment	B-20
Section 21.19. Effect of Disposition of Facility or Operating Unit	B-21

B-iii

Ameren Corporation 2014 Omnibus Incentive Compensation Plan

ARTICLE 1

ESTABLISHMENT, EFFECTIVENESS, PURPOSE AND DURATION

Section 1.01. Establishment. Ameren Corporation, a Missouri corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Ameren Corporation 2014 Omnibus Incentive Compensation Plan (hereinafter referred to as this “Plan”), as set forth in this document.

Section 1.02. Effectiveness. This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.04. The Company may make contingent Awards before the Effective Date; provided that the vesting, exercise, or payment of such Awards is expressly conditioned on shareholder approval and the Awards are forfeited if shareholders do not approve this Plan. Subject to the approval of the Company’s shareholders of this Plan, no further awards shall be granted under the Prior Plan as of the Effective Date.

Section 1.03. Purpose of This Plan. The purpose of this Plan is to provide a means whereby Employees and Directors of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors of the Company. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.

Section 1.04. Duration of This Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.

ARTICLE 2

DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

“Affiliate” means any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, including each Subsidiary and any other corporation or entity designated as an Affiliate for purposes of this Plan by the Committee.

“Aggregate Share Authorization” has the meaning set forth in Section 4.01.

“Annual Award Limit” and “Annual Award Limits” have the meaning set forth in Section 4.03.

“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

“Award Agreement” means either (i) an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other non-paper Award Agreements, and the use of electronic, Internet, or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations or other published guidance thereunder and any successor or similar provision.

“Committee” means the Human Resources Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. The Committee shall consist of two or more persons, each of whom qualifies as a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and as an “outside director” within the meaning of Code Section 162(m). If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

“Company” has the meaning set forth in Section 1.01, and any successor thereto as provided in Article 21.

“Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) 90 days after the beginning of the Performance Period, or (ii) before 25% of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

“Director” means any individual who is a member of the Board of Directors of the Company and who is not an employee of the Company.

“Director Award” means any Award granted, whether singly, in combination, or in tandem, to a Participant who is a Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

“Effective Date” has the meaning set forth in Section 1.02.

“Employee” means any individual designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. For purposes of this Plan, references to sections of the Exchange Act shall be deemed to include references to any applicable regulations or other published guidance thereunder and any successor or similar provision.

“Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be the closing price of a Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred). In the event that Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. If Fair Market Value is a price other than the closing price of a Share on the most recent date on which Shares were publicly traded, the definition of FMV shall be specified in the Award Agreement.

“Full Value Award” means an Award other than an Award in the form of a Nonqualified Stock Option, Incentive Stock Option or Stock Appreciation Right, and which is settled by the issuance of Shares.

“Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee that is designated as an Incentive Stock Option and intended to meet the requirements of Code Section 422.

“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as granted pursuant to Article 6.

“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

“Option Term” means the period of time during which an Option is exercisable as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth anniversary of its grant date.

“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

“Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees.

“Performance Measures” means measures as described in Article 12 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to satisfy the requirements for Performance-Based Compensation.

“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

“Performance Share” means an Award granted pursuant to Article 9 that is denominated in Shares, the value of which at the time it is payable is determined based on achievement of corresponding performance criteria.

“Performance Unit” means an Award granted under Article 9 that is denominated in dollars, the value of which at the time it is payable is determined based on achievement of corresponding performance criteria.

“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the performance of services, the achievement of performance goals, or the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Plan” has the meaning set forth in Section 1.01.

“Plan Year” means the calendar year.

“Prior Plan” means the Ameren Corporation 2006 Omnibus Incentive Compensation Plan.

“Prior Plan Award” means an award granted under the Prior Plan that is outstanding as of the Effective Date.

“Restricted Stock” means an Award granted pursuant to Article 8, as set forth therein.

“Restricted Stock Unit” means an Award granted pursuant to Article 8, as set forth therein.

“Share” means a share of common stock of the Company, $0.01 par value per share.

“Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, granted pursuant to Article 7.

“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than 50% by reason of stock ownership or otherwise.

ARTICLE 3

ADMINISTRATION

Section 3.01. General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested persons.

Section 3.02. Authority of the Committee. The Committee shall have full discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Award Agreement, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with or qualify for the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

Section 3.03. Delegation. To the extent permitted under applicable law, the Committee may delegate to one or more of its members or to one or more officers of the Company and/or its Subsidiaries and Affiliates, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility that the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is, on the relevant date, a Covered Employee or an officer or Director for purposes of Section 16 of the Exchange Act; (ii) the resolution providing such authorization sets forth the total number of Shares underlying Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

ARTICLE 4

SHARES SUBJECT TO THIS PLAN AND MAXIMUM AWARDS

Section 4.01. Number of Shares Available for Awards. (a) Subject to adjustment as provided in Section 4.04, the maximum number of Shares available for grant to Participants under this Plan (the “Aggregate Share Authorization”) shall be 8,000,000 Shares. To the extent that the issuance of any Share subject to a Prior Plan Award that is outstanding as of the Effective Date would cause the Company to exceed the aggregate share authorization under the Prior Plan, any such Share shall be made under this Plan and shall reduce this Plan’s Aggregate Share Authorization by one Share.

(b) Flexible Share Authorization. To the extent that a Share is issued pursuant to the grant or exercise of a Full Value Award, it shall reduce the Aggregate Share Authorization by one Share; and, to the extent that a Share is issued pursuant to the grant or exercise of an Award other than a Full Value Award, it shall reduce the Aggregate Share Authorization by 0.47 of a Share.

(c) The maximum number of Shares that may be issued pursuant to ISOs under this Plan shall be equal to the Aggregate Share Authorization.

(d) The maximum aggregate value of Awards that may be granted to any Director under this Plan during any calendar year shall not exceed $400,000, as determined by the Committee based on the value of any Award at the time of grant.

Section 4.02. Share Usage. (a) Shares covered by an Award or a Prior Plan Award (if applicable) shall be counted as used only to the extent they are actually issued. Any Shares related to Awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission (prior to the issuance of Shares) for Awards not involving Shares, shall be available again for grant under this Plan.

(b) Notwithstanding anything to the contrary in Section 4.02(a), Shares subject to an Award shall not again be available for grant under this Plan if such Shares are (i) Shares tendered or withheld in payment of the exercise price of an Option, (ii) Shares delivered to or withheld by the Company to satisfy any tax withholding liabilities arising from an Option, or (iii) Shares covered by a stock-settled Stock Appreciation Right that were not issued upon the settlement of the Stock Appreciation Right.

Section 4.03. Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of Awards under this Plan:

(a) Options. The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be 2,000,000.

(b) SARs. The maximum aggregate number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be 2,000,000.

(c) Restricted Stock or Restricted Stock Units. The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be 300,000 Shares.

(d) Performance Units or Performance Shares. The maximum aggregate number of Performance Units or Performance Shares that a Participant may be awarded in any one Plan Year shall be 300,000 Shares. As provided in Section 9.03, up to 2.5 Shares (or the cash value of 2.5 Shares) may be issued with respect to a Performance Unit or Performance Share, depending on the level of performance.

(e) Cash-Based Awards. The maximum aggregate amount awarded with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed $5,000,000, determined as of the date of payment.

(f) Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 10.02 in any one Plan Year to any one Participant shall be 300,000 Shares.

Section 4.04. Adjustments in Authorized Shares. (a) In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares, or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, or in the event of unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be granted under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards. The Committee, in its discretion, shall determine the methodology or manner of making such substitution or adjustment.

(b) The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect, or that relate to, the changes or distributions described in Section 4.04(a) and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The Committee shall not make any adjustment pursuant to this Section 4.04 that would (i) prevent Performance-Based Compensation from satisfying the requirements of Code Section 162(m), (ii) cause an Award that is otherwise exempt from Code Section 409A to become subject to Section 409A, or (iii) cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

(c) Subject to the provisions of Article 18 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with FASB ASC Topic 718-20-35-6 or its successor, subject to compliance with the rules under Code Sections 409A, 422, and 424, as and where applicable.

Section 4.05. Source of Shares. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

ARTICLE 5

ELIGIBILITY AND PARTICIPATION

Section 5.01. Eligibility. Individuals eligible to participate in this Plan include all Employees and Directors.

Section 5.02. Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law, and the amount of each Award.

ARTICLE 6

STOCK OPTIONS

Section 6.01. Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (to the extent permitted under Code Sections 422 and 424).

Section 6.02. Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

Section 6.03. Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to 100% of the FMV of the Shares as determined on the date of grant.

Section 6.04. Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine and set forth in the Award Agreement at the time of grant; provided, however, no Option shall be exercisable later than the tenth anniversary date of its grant. Notwithstanding the foregoing, for Nonqualified Stock Options granted to Participants outside the United States, the Committee has the authority to grant Nonqualified Stock Options that have a term greater than ten years.

Section 6.05. Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

Section 6.06. Payment. (a) Subject to Section 6.09, Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Shares shall become the property of the Participant on the exercise date, subject to any forfeiture conditions specified in the Option.

(b) A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price at the time of the exercise. The Option Price of any Option shall be payable to the Company in full either (i) in cash or its equivalent; (ii) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price; (iii) by a cashless (broker-assisted) exercise; (iv) by a combination of (i), (ii) and/or (iii); or (v) any other method approved or accepted by the Committee in its sole discretion. Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

(c) Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant a statement of holdings as evidence of book entry uncertificated Shares, or at the sole discretion of the Committee upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Section 6.07. Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

Section 6.08. Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options granted pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

Section 6.09. Automatic Option Exercise. An Award Agreement may provide that if, on the last day of the term of an Option, the Fair Market Value of one Share exceeds the exercise price per Share of the Option, if the Participant has not exercised the Option, and the Option has not otherwise expired, the Option shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall deliver Shares to the Participant in accordance with this Section 6.09, reduced by the number of Shares required for payment of the exercise price and for payment of withholding taxes; any fractional Share shall be settled in cash.

ARTICLE 7

STOCK APPRECIATION RIGHTS

Section 7.01. Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, the terms and conditions pertaining to such SARs.

Section 7.02. SAR Award Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the Grant Price, the maximum duration of the SAR, the number of Shares to which the SAR pertains, the conditions upon which an SAR shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

Section 7.03. Grant Price. The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the date of grant must be at least equal to 100% of the FMV of the Shares as determined on the date of grant.

Section 7.04. Term of SAR. The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and set forth in the Award Agreement at the time of grant. Except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten years.

Section 7.05. Exercise of SARs. SARs granted under this Article 7 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

Section 7.06. Settlement of SARs. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company on the exercise date in an amount determined by multiplying:

(a) the excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b) the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

Section 7.07. Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs granted pursuant to this Article 7, and may reflect distinctions based on the reasons for termination.

Section 7.08. Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

Section 7.09. Automatic SAR Exercise. An Award Agreement may provide that if, on the last day of the term of an SAR, the Fair Market Value of one Share exceeds the Grant Price per Share of the SAR, if the Participant has not exercised the SAR, and the SAR has not otherwise expired, the SAR shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall deliver payment to the Participant in accordance with the terms of settlement set forth in Section 7.06.

ARTICLE 8

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

Section 8.01. Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.

Section 8.02. Restricted Stock or Restricted Stock Unit Award Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

Section 8.03. Other Restrictions. (a) The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

(b) To the extent deemed appropriate by the Committee, the Company may retain any certificates or statements of holdings representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

(c) Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine.

Section 8.04. Certificate Legend. In addition to any legends placed on certificates or statements of holdings pursuant to Section 8.03, each certificate or statement of holdings representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

The sale or transfer of Shares of stock represented by this certificate or statement of holdings, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Ameren Corporation 2014 Omnibus Incentive Compensation Plan, and in the associated Award Agreement. A copy of the Plan and such Award Agreement may be obtained from Ameren Corporation.

Section 8.05. Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

Section 8.06. Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Article 8, and may reflect distinctions based on the reasons for termination.

ARTICLE 9

PERFORMANCE UNITS / PERFORMANCE SHARES

Section 9.01. Grant of Performance Units / Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

Section 9.02. Value of Performance Units / Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

Section 9.03. Earning of Performance Units / Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout as provided in Section 9.04 on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. Regardless of the level of performance achieved, in no event will the number of Shares issued (or the amount of cash paid) with respect to a Performance Unit/Performance Share exceed 2.5 Shares (or the value of 2.5 Shares).

Section 9.04. Form and Timing of Payment of Performance Units / Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

Section 9.05. Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or

Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares awarded pursuant to this Article 9, and may reflect distinctions based on the reasons for termination.

ARTICLE 10

Cash-Based Awards and Other Stock-Based Awards

Section 10.01. Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

Section 10.02. Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

Section 10.03. Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

Section 10.04. Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

Section 10.05. Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee. Such provisions may be included in the Award Agreement, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards granted pursuant to this Article 10, and may reflect distinctions based on the reasons for termination.

ARTICLE 11

TRANSFERABILITY OF AWARDS

Section 11.01. Transferability. Except as provided in Section 11.02, during a Participant’s lifetime, the Participant’s Awards shall be exercisable only by the Participant.

Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation of this Section 11.01 shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.

Section 11.02. Committee Action. The Committee may, in its discretion, determine that notwithstanding Section 11.01, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act of 1933, as amended).

ARTICLE 12

PERFORMANCE MEASURES

Section 12.01. Awards Under This Article 12. If an Award (other than an Option or SAR) is intended to qualify as Performance-Based Compensation, the Award shall be granted in accordance with the terms of this Article 12 and shall vest or be paid solely on account of the attainment of an objective performance goal based on one or more of the Performance Measures listed in Section 12.03.

Section 12.02. Performance Goals. The Committee shall establish the performance goal in writing not later than 90 days after the commencement of the Performance Period (or, if earlier, before 25% of the Performance Period has elapsed), and at a time when the outcome of the performance goal is still substantially uncertain. The performance goal shall state, in terms of an objective formula or standard, the method for determining the amount of compensation payable to the Participant if the performance goal is attained.

Section 12.03. Performance Measures. (a) The Performance Measures used to establish performance goals for Performance-Based Compensation shall be limited to (i) net earnings or net income (before or after taxes); (ii) earnings per share; (iii) net sales or revenue growth; (iv) net operating profit; (v) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (vi) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); (vii) earnings before or after taxes, interest, depreciation, and/or amortization; (viii) gross or operating margins; (ix) gross revenue; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures); (xii) expense targets; (xiii) margins; (xiv) operating efficiency; (xv) capacity utilization; (xvi) increase in customer base; (xvii) environmental health and safety; (xviii) diversity; (xix) quality; (xx) customer satisfaction; (xxi) working capital targets; (xxii) economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital); (xxiii) net debt; (xxiv) corporate governance; (xxv) total shareholder return; (xxvi) dividend; and (xxvii) bond rating.

(b) Any Performance Measure(s) may be used in a quantitative manner to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the

Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (xi) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.

Section 12.04. Evaluation of Performance. The evaluation of performance may include or exclude the effect of any of the following events that occurs during a Performance Period, and the Committee shall specify in writing when it establishes the performance goal whether the effect of one or more such events shall be so included or excluded: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, laws, regulatory actions, or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in FASB ASC Topic 225-20-20 or its successor and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders or Annual Report on Form 10-K, as the case may be, for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

Section 12.05. Certification of Performance. No vesting or payment shall occur under an Award that is intended to qualify as Performance-Based Compensation until the Committee certifies in writing that the performance goal and any other material terms of the Award have been satisfied.

Section 12.06. Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

Section 12.07. Committee Discretion. For the avoidance of doubt, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and the terms of this Article 12. In such event, among other things, the Committee may base the vesting or payment of such Awards on performance measures other than those set forth in Section 12.03.

ARTICLE 13

DIRECTOR AWARDS

Subject to Section 4.01(d), the Board shall determine all Awards to Directors. The terms and conditions of any grant to any such Director shall be set forth in an Award Agreement.

ARTICLE 14

DIVIDEND EQUIVALENTS

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Full Value Award, to be credited as of the dividend payment dates, during the period between the date on which the Full Value Award is granted and the date on which the Award vests or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee; provided that such dividend equivalents shall be subject to any performance conditions that apply to the underlying Award. For the avoidance of doubt, Participants shall not accrue, be granted or be paid any dividends or dividend equivalents with respect to Shares that are subject to any Option or Stock Appreciation Right.

ARTICLE 15

BENEFICIARY DESIGNATION

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative on behalf of the Participant’s estate.

ARTICLE 16

RIGHTS OF PARTICIPANTS

Section 16.01. Employment. (a) Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director for any specified period of time.

(b) Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

Section 16.02. Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Section 16.03. Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

ARTICLE 17

CHANGE OF CONTROL

The treatment of Awards upon a change of control of the Company shall be set forth in the Award Agreement.

ARTICLE 18

AMENDMENT, MODIFICATION, SUSPENSION, AND TERMINATION

Section 18.01. Amendment, Modification, Suspension, and Termination. Subject to Section 18.02, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Section 4.04, Options or SARs awarded under this Plan will not be repriced, replaced, regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, or exchanged for a cash payment or other Awards (other than pursuant to Article 17 or as otherwise provided in connection with a change of control of the Company) and no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule, including, but not limited to, the Exchange Act, the Code, and if applicable, the NYSE Listed Company Manual.

Section 18.02. Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 18.03), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

Section 18.03. Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

ARTICLE 19

WITHHOLDING

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. Participants may elect to satisfy the withholding requirements, in whole or in part, by having the Company withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. The Participant shall remain responsible at all times for paying any federal, state, and local income or employment tax due with respect to any Award, and the Company shall not be liable for any interest or penalty that a Participant incurs by failing to make timely payments of tax.

ARTICLE 20

SUCCESSORS

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 21

GENERAL PROVISIONS

Section 21.01. Forfeiture Events. (a) The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause (as defined in the Award Agreement), termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or with gross negligence engaged in the misconduct, or knowingly or with gross negligence failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

(c) The Committee shall have full authority to implement any policies and procedures necessary or desirable to comply with Section 10D of the Exchange Act and any rules promulgated thereunder.

(d) All Awards shall be subject to the Company’s compensation recoupment policy as such policy may be in effect from time to time.

Section 21.02. Legend. The certificates or statements of holdings for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

Section 21.03. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

Section 21.04. Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 21.05. Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Section 21.06. Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

Section 21.07. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

Section 21.08. Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

Section 21.09. Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer or issuance of Shares, the transfer or issuance of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange upon which the Shares are listed.

Section 21.10. Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

Section 21.11. No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be granted or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 21.12. Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards, except pursuant to a Covered Employee’s annual incentive award, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

Section 21.13. Deferred Compensation. With respect to Awards subject to Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Code Section 409A, and the Plan shall be operated accordingly. The Committee may make changes in the terms or operation of the Plan and/or Awards (including changes that may have retroactive effect) deemed necessary or desirable to comply with Code Section 409A. The Company, however, makes no representation or covenants that the Plan or Awards will comply with Section 409A.

Section 21.14. Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

Section 21.15. No Constraint on Corporate Action. Nothing in this Plan shall be construed to (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

Section 21.16. Governing Law. The Plan and each Award Agreement shall be governed by the laws of the state of Missouri, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Missouri, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

Section 21.17. Indemnification. (a) Subject to requirements and limitations of applicable law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company, a Subsidiary, or an Affiliate to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf, unless such loss, cost, liability, or expense is a result of his own willful misconduct or except as expressly provided by statute.

(b) The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 21.18. No Guarantee of Favorable Tax Treatment. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local, or foreign law. The Company shall not be liable to any Participant for any tax, interest, or penalties that the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

Section 21.19. Effect of Disposition of Facility or Operating Unit. In the event that the Company or any of its Affiliates and/or Subsidiaries closes or disposes of the facility at which a Participant is located or the Company or any of its Affiliates and/or Subsidiaries diminish or eliminate ownership interests in any operating unit of the Company or any of its Affiliates and/or Subsidiaries so that such operating unit ceases to be majority owned by the Company or any of its Affiliates and/or Subsidiaries, then, with respect to Awards held by Participants who subsequent to such event will not be Employees, the Committee may, to the extent consistent with Code Section 409A (if applicable), (i) accelerate the exercisability of Awards to the extent not yet otherwise exercisable or remove any restrictions applicable to any Awards and (ii) extend the period during which Awards will be exercisable to a date subsequent to the date when such Awards would otherwise have expired by reason of the termination of such Participant’s employment with the Company or any of its Affiliates and/or Subsidiaries (but in no event to a date later than the expiration date of the Awards or the fifth anniversary of the transaction in which such facility closes or operating unit ceases). If the Committee takes no special action with respect to any disposition of a facility or an operating unit, then the terms and conditions of the Award Agreement and the other terms and conditions of this Plan shall control.

AMEREN CORPORATION 1901 CHOUTEAU AVENUE ST. LOUIS, MO 63103

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M65945-P46377-Z62299 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

AMEREN CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following: Vote on Directors		All	All	Except
ITEM 1		☐	☐	☐
ELECTION OF DIRECTORS—NOMINEES FOR DIRECTOR					The Board of Directors recommends you vote AGAINST the following proposals:	For	Against	Abstain
01) WARNER L. BAXTER 02) CATHERINE S. BRUNE 03) ELLEN M. FITZSIMMONS 04) WALTER J. GALVIN 05) RICHARD J. HARSHMAN 06) GAYLE P. W. JACKSON	07) JAMES C. JOHNSON 08) STEVEN H. LIPSTEIN 09) PATRICK T. STOKES 10) THOMAS R. VOSS 11) STEPHEN R. WILSON 12) JACK D. WOODARD				ITEM 5 – SHAREHOLDER PROPOSAL REGARDING HAVING AN INDEPENDENT BOARD CHAIRMAN.	☐	☐	☐
					ITEM 6 – SHAREHOLDER PROPOSAL REGARDING A REPORT ON LOBBYING.	☐	☐	☐
					ITEM 7 – SHAREHOLDER PROPOSAL REGARDING A REPORT ON GREENHOUSE GAS EMISSIONS.	☐	☐	☐
Vote on Proposals
The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

ITEM 2 – NON-BINDING ADVISORY APPROVAL OF COMPENSATION OF THE EXECUTIVES DISCLOSED IN THE PROXY STATEMENT.		☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

ITEM 3 – APPROVAL OF THE 2014 OMNIBUS INCENTIVE COMPENSATION PLAN.		☐	☐	☐	Each of the foregoing proposals is more fully described in the accompanying proxy statement.

ITEM 4 – RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.		☐	☐	☐	This proxy will be voted as specified above. If no direction is made, this proxy will be voted FOR all nominees listed above and as recommended by the Board on the other items listed above.

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
(Not Transferable)

AMEREN CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 24, 2014

9:00 a.m. CDT

Saint Louis Art Museum in Forest Park

One Fine Arts Drive

St. Louis, MO 63110

Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting on April 24, 2014:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M65946-P46377-Z62299

AMEREN CORPORATION
P.O. BOX 66149, ST. LOUIS, MISSOURI 63166-6149	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2014

The undersigned hereby appoints THOMAS R. VOSS, MARTIN J. LYONS, JR. and GREGORY L. NELSON, and any of them, each with the power of substitution, as proxies for the undersigned, to vote all shares of capital stock of Ameren Corporation represented hereby at the Annual Meeting of Shareholders to be held at the Saint Louis Art Museum in Forest Park, One Fine Arts Drive, St. Louis, Missouri, on April 24, 2014 at 9:00 a.m. CDT, and at any adjournment thereof, upon all matters that may properly be submitted to a vote of shareholders including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this proxy card and in their discretion on any other matter that may be submitted to a vote of shareholders. This proxy card also provides voting instructions, if applicable, for shares held in the DRPlus Plan and the various employee stock purchase and benefit plans as described in the proxy statement.

Please vote, date and sign on the reverse side hereof and return this proxy card promptly in the enclosed envelope. If you attend the meeting and wish to change your vote, you may do so automatically by casting your ballot at the meeting.

SEE REVERSE SIDE